                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             TRI-MAGNA CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Chapter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(i), or 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
  (5) Total fee paid:

- --------------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
        (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
        (3) Filing Party:

- --------------------------------------------------------------------------------
        (4) Date Filed:

- --------------------------------------------------------------------------------

                             TRI-MAGNA CORPORATION
                                   Suite 2000
                             205 East 42nd Street
                           New York, New York 10017

                                                                May 1, 1996

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Tri-Magna Corporation ("Tri-Magna") to be held at 10:00 a.m. on May 22, 1996 at the offices of Tri-Magna at the address set forth above.

     At this meeting, you will be asked to adopt the Agreement of Merger, dated as of December 21, 1995 (as amended by Amendments Number 1 and 2 thereto, the "Merger Agreement"), which provides for the merger of Tri-Magna with and into Medallion Financial Corp. ("Medallion"), a corporation organized by Alvin Murstein, Tri-Magna's President, and Andrew Murstein. In connection with the merger, the stockholders of Tri-Magna will be entitled to receive $20 in cash for each Tri-Magna share held by them, together with certain dividends payable by Tri-Magna. Information about Medallion and Tri-Magna and details about the proposed merger are included in the attached Proxy Statement.

     A special committee of independent directors of Tri-Magna carefully reviewed and considered the terms and conditions of the merger and, believing the merger to be in the best interests of Tri-Magna and its stockholders, unanimously recommended to the Tri-Magna Board of Directors that the Merger Agreement be approved. In arriving at its decision, the special committee considered a number of factors, including an opinion from its financial advisor, Gruntal & Co., Incorporated, that the consideration to be received in the merger by Tri-Magna stockholders is fair from a financial point of view. See "The Merger - Fairness Opinion" in the attached Proxy Statement.

     IN LIGHT OF THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD RECOMMENDS THAT YOU VOTE FOR ITS ADOPTION. IN CONSIDERING THIS RECOMMENDATION, YOU SHOULD REVIEW CAREFULLY ALL THE INFORMATION CONTAINED IN THE ATTACHED PROXY STATEMENT.

     YOUR VOTE IS EXTREMELY IMPORTANT.

     We appreciate the loyalty and support our stockholders have demonstrated over the years. We hope that you will continue this support by voting FOR the proposal now. It is important that your shares be represented and voted at the special meeting regardless of the size of your holdings. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO MAKE CERTAIN THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                                 Sincerely,

                                 \s\Marie Russo

                                 Marie Russo
                                 Vice President

                             TRI-MAGNA CORPORATION
                                   Suite 2000
                              205 East 42nd Street
                            New York, New York 10017

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1996

     A special meeting of stockholders of Tri-Magna Corporation ("Tri-Magna"), a Delaware corporation, will be held on May 22, 1996, at 10:00 a.m., at the offices of Tri-Magna, 205 East 42nd Street, Suite 2000, New York, New York 10017, for the following purposes:

(1) To consider and vote upon a proposal to adopt the Agreement of Merger, dated as of December 21, 1995, between Tri-Magna and Medallion Financial Corp., as amended by Amendments Number 1 and 2 thereto; and

(2) To transact such other business as may properly come before the special meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 16, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournment thereof; only stockholders of record at the close of business on that date will be entitled to attend the special meeting and vote.

     UNDER DELAWARE LAW, STOCKHOLDERS OF TRI-MAGNA HAVE CERTAIN RIGHTS OF APPRAISAL IN CONNECTION WITH THE MERGER AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 \s\Marie Russo

                                 Marie Russo
                                 Vice President



May 1, 1996

                             TRI-MAGNA CORPORATION
                        SUITE 2000, 205 EAST 42ND STREET
                            NEW YORK, NEW YORK 10017

                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1996

     This Proxy Statement (the "Proxy Statement") relates to the proposed merger (the "Merger") of Tri-Magna Corporation ("Tri-Magna"), a Delaware corporation, with and into Medallion Financial Corp. ("Medallion"), a Delaware corporation, pursuant to the terms of an Agreement of Merger dated as of December 21, 1995 (as amended by Amendments Number 1 and 2 thereto, the "Merger Agreement"). It is being furnished to stockholders of Tri-Magna (the "Stockholders") in connection with the solicitation of proxies by the Board of Directors of Tri-Magna for the special meeting of Stockholders to be held on May 22, 1996 at 10:00 a.m. at the offices of Tri-Magna, and at any adjournments or postponements thereof (the "Special Meeting"). Only Stockholders of record at the close of business on April 16, 1996 (the "Record Date") are entitled to vote at the Special Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed or delivered to Stockholders on or about May 1, 1996.

     At the Special Meeting, Tri-Magna will present a proposal to adopt the Merger Agreement. If the Merger Agreement is adopted and the other conditions set forth in the Merger Agreement are satisfied, Tri-Magna will be merged with and into Medallion, with the result that the separate corporate existence of Tri-Magna will cease and its two wholly-owned subsidiaries, Medallion Funding Corp. and Medallion Taxi Media, Inc., will become wholly-owned subsidiaries of Medallion. Each outstanding share of the common stock, $0.01 par value, of Tri-Magna (the "Common Stock"), other than shares as to which appraisal rights have been perfected under Section 262 of the Delaware General Corporation Law (the "DGCL"), will be converted into the right to receive $20 in cash (the "Merger Consideration"). In addition, as permitted by the Merger Agreement, the holders of shares of Common Stock immediately prior to the Merger will be entitled to receive certain dividends payable by Tri-Magna.

     On the Record Date, Tri-Magna had outstanding 668,900 shares of Common Stock, which is its only outstanding class of capital stock. Each share of Common Stock is entitled to one vote for each matter submitted to a vote at the Special Meeting. A majority of the shares of Common Stock outstanding as of the Record Date, represented at the Special Meeting in person or by proxy, will constitute a quorum for the transaction of business. The affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date is required to adopt the Merger Agreement. Abstentions and broker non-votes will be counted for purposes of determining a quorum but will have the effect, together with any other shares not voted at the Special Meeting, of votes against adoption of the Merger Agreement.

     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with Marie Russo, a Vice President of Tri-Magna, a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to approve the Merger Agreement.

                               TABLE OF CONTENTS

PROXY STATEMENT SUMMARY.................................................    1
     The Parties........................................................    1
          Tri-Magna Corporation.........................................    1
          Medallion Financial Corp......................................    1
     The Special Meeting................................................    2
          Record Date; Vote Required....................................    2
          Effective Time................................................    2
     The Merger.........................................................    3
          Tri-Magna's Reasons for the Merger............................    3
          Fairness Opinion..............................................    3
          Covenants.....................................................    4
          Conditions of Merger..........................................    4
          Accounting Treatment..........................................    4
          Appraisal Rights..............................................    4
          Interests of Certain Parties..................................    5
          Certain Federal Income Tax Consequences.......................    5
          Regulatory Approvals..........................................    5
          Recommendation of the Board of Directors of Tri-Magna.........    5

INTRODUCTION............................................................    6

THE SPECIAL MEETING.....................................................    6
     Record Date; Outstanding Securities................................    6
     Purpose of the Meeting.............................................    6
     Required Vote......................................................    6
     Voting of Proxies..................................................    6
     Appraisal Rights...................................................    7

THE MERGER..............................................................    7
     General............................................................    7
     Exchange of Common Stock...........................................    8
     Background of the Merger...........................................    8
     Tri-Magna's Reasons for the Merger.................................   16
     Fairness Opinion...................................................   17
          Analysis of Recent Operating Results and Financial Condition..   19
          Comparable Company Analysis...................................   19
          Discounted Cash Flow Analysis.................................   19
     Merger and Effective Time..........................................   20
     Representations, Warranties and Covenants..........................   21
     Conditions of Merger...............................................   22
     Termination........................................................   22
     Waiver and Amendment...............................................   23
     Regulatory Matters.................................................   23
     Expenses...........................................................   23
     Accounting Treatment...............................................   25


                                      (i)


APPRAISAL RIGHTS........................................................   25

INTERESTS OF CERTAIN PARTIES............................................   28

TRI-MAGNA'S PRINCIPAL STOCKHOLDERS......................................   30

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................   31
     Tax Consequences to Tri-Magna's Stockholders.......................   31
     Tax Treatment of Tri-Magna.........................................   32

REGULATORY APPROVALS....................................................   32

DESCRIPTION OF TRI-MAGNA................................................   33
     General............................................................   33
     Specialty Finance..................................................   33
     Taxicab Advertising................................................   37
     Certain Financial Data.............................................   38
     Employees..........................................................   38
     Legal Matters......................................................   38

FINANCING...............................................................   39

EXPERTS.................................................................   39

FINANCIAL ADVISORS......................................................   39

SOLICITATION COMPENSATION...............................................   39

ADDITIONAL MATERIALS....................................................   39

OTHER MATTERS...........................................................   40

STOCKHOLDER PROPOSALS...................................................   40

INDEX TO FINANCIAL STATEMENTS...........................................  F-1

Exhibit A   Agreement of Merger, as amended by Amendments Number 1 and 2 thereto

Exhibit B   Opinion of Gruntal & Co., Incorporated

Exhibit C   Section 262 of the Delaware General Corporation Law

                                     (ii)

                            PROXY STATEMENT SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Proxy Statement Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement and the exhibits attached hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. You are urged to read this Proxy Statement and the other documents attached hereto or delivered herewith in their entirety.


                                  THE PARTIES

TRI-MAGNA CORPORATION

     Tri-Magna is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and is the sole stockholder of Medallion Funding Corp. ("MFC") and Medallion Taxi Media, Inc. ("Media"). MFC is a New York corporation licensed as a Specialized Small Business Investment Company (a "SSBIC") by the Small Business Administration (the "SBA") and has been registered as a closed-end, non-diversified investment company under the 1940 Act since 1981. MFC is a finance company focused on making loans in New York City secured by taxicab medallions. MFC was incorporated in 1979. Media, which was incorporated in New York in August 1994, operates a taxicab rooftop advertising display business. Tri-Magna's principal executive offices are located at 205 East 42nd Street, Suite 2000, New York, New York 10017, and its telephone number is (212) 682-3300. Tri-Magna, MFC and Media are referred to herein collectively as the "Company."

MEDALLION FINANCIAL CORP.

     Medallion is a closed-end investment company which has elected to be treated as a business development company under the 1940 Act. Medallion was organized as a Delaware corporation in 1995 by Alvin Murstein, Tri-Magna's President, and Andrew Murstein, its Director of New Business Development (collectively, the "Mursteins"), for the purpose of acquiring certain companies, including Tri-Magna (the "Acquired Companies"), and, following such acquisitions, holding all the outstanding voting capital stock of such Acquired Companies. These acquisitions, including the acquisition of Tri-Magna, are subject to certain conditions, including the successful completion of an initial public offering of Medallion common stock (the "IPO"), which offering will be made only by means of a prospectus filed with the Securities and Exchange Commission (the "Commission"). Upon completion of these transactions, Medallion will engage directly and/or through its subsidiaries primarily in the specialty finance business. In particular, Medallion will make loans secured by taxicab medallions and other secured loans primarily to small businesses. To a lesser degree, Medallion will engage in the business of taxicab rooftop advertising. Medallion's principal executive offices are located at 205 East 42nd Street, Suite 2000, New York, New York 10017, and its telephone number is
(212) 682-3300.

                              THE SPECIAL MEETING

     This Proxy Statement and enclosed proxy are being furnished in connection with the solicitation by the Board of Directors of Tri-Magna of proxies for use at the Special Meeting The purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Merger Agreement described herein. Adoption of such proposal is a condition to consummation of the Merger.

RECORD DATE; VOTE REQUIRED

     Only holders of record of shares of Common Stock at the close of business on April 16, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the Record Date, there were 668,900 shares of Common Stock outstanding and entitled to vote.

     As of the Record Date, directors and executive officers of Tri-Magna and their affiliates owned beneficially an aggregate of 203,800 shares of Common Stock or approximately 30.5% of the shares outstanding and entitled to vote on such date. Of these shares, 172,550 or approximately 25.8% of the outstanding shares are owned by the directors and executive officers of Tri-Magna who are affiliated with Medallion or who will own the investment adviser to Medallion. The holders of these 172,550 shares have agreed to vote them in favor of the Merger Agreement.

     The presence in person or by properly executed proxy of holders of a majority of the shares of Common Stock outstanding as of the Record Date will constitute a quorum at the Special Meeting. Under the DGCL, the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date is required to approve the Merger Agreement. Although abstentions and broker non-votes will be counted toward a quorum, they will not be voted for or against the approval and adoption of the Merger Agreement and, therefore, will have the effect of negative votes.

EFFECTIVE TIME

     The Merger will become effective as soon as practicable after satisfaction or waiver of all conditions to the Merger and at the time and on the date that appropriate Merger documents are duly filed with the Secretary of State of Delaware or at such later time and date as is specified as the effective time of the Merger therein (the "Effective Time"). See "The Merger - Merger and Effective Time." Assuming all conditions to the Merger are met, or waived where permissible, it is expected that the Effective Time will occur on May 23, 1996, or as soon thereafter as practicable.

                                   THE MERGER

     The Merger Agreement provides for the merger of Tri-Magna with and into Medallion, with Medallion being the surviving corporation. The Merger Agreement also provides that, in the Merger, each share of Common Stock, other than shares as to which appraisal rights have been perfected, will be converted into the right to receive $20 in cash. In addition, as permitted by the Merger Agreement, immediately prior to the Merger Tri-Magna will declare a special dividend of $0.50 per share on each outstanding share of Common Stock and a dividend in an aggregate amount equal to the accumulated net earnings, if any, of Media at the time of the Merger (collectively, the "Special Distribution"). This is in addition to any dividends out of current earnings (less certain non-deductible expenses of the transaction payable by Tri-Magna) that Tri-Magna is permitted to pay in accordance with customary practice under the Merger Agreement.

     Shares with respect to which appraisal rights shall have been perfected will have the right to receive the amount to which the holder thereof is entitled upon appraisal in accordance with Section 262 of the DGCL. See "Appraisal Rights." The exercise of appraisal rights will not affect a holder's right to receive any dividend or distribution, including the Special Distribution, declared by Tri-Magna prior to the Effective Time of the Merger.

TRI-MAGNA'S REASONS FOR THE MERGER

     The proposed Merger follows more than three years of sustained efforts on the part of Tri-Magna's management to reverse a trend of declining earnings. After determining that operational results might be improved by expanding Tri-Magna's capital base, management fully explored the possibility of raising additional equity capital in the public market or from existing stockholders. When these efforts appeared futile and a search for potential third party acquirors proved unsuccessful, the Mursteins proposed this acquisition of Tri-Magna by Medallion. A special committee of independent directors of Tri-Magna established to evaluate the offer (the "Special Committee") determined that the Merger is in the best interests of the Stockholders and Tri-Magna. The Merger Consideration equals the highest price at which the Common Stock had traded in Tri-Magna's history. In making its recommendation, the Special Committee has relied on the opinion of its independent financial advisor, Gruntal & Co., Incorporated ("Gruntal"). See "The Merger--Background of the Merger," and "-- Fairness Opinion."

FAIRNESS OPINION

     Gruntal, a nationally recognized investment banking firm, has acted as financial adviser to the Special Committee in connection with the Merger and has delivered to the Special Committee its written opinion that, subject to the assumptions and qualifications stated by Gruntal therein, the terms of the proposed Merger are fair, from a financial point of view, to Tri-Magna and the Stockholders. Such fairness opinion is based on financial forecasts provided by the management of Tri-Magna as well as current market, economic, financial and other conditions.

     The opinion of Gruntal is attached to this Proxy Statement as Exhibit B and Stockholders are urged to read the opinion carefully and in its entirety. Gruntal received a fee for its services. See "The Merger--Fairness Opinion."

COVENANTS

     Tri-Magna and Medallion have made certain covenants and agreements with each other in the Merger Agreement relating to, among other things, (i) the conduct of Tri-Magna's business prior to the Merger, (ii) cooperation with respect to the preparation of this Proxy Statement, (iii) allocation of expenses, (iv) confidentiality and publicity and (v) restrictions on engaging in acquisition discussions with any other party. See "The Merger--Representations, Warranties and Covenants."

CONDITIONS OF MERGER

     In addition to the adoption of the Merger Agreement by the Stockholders, the respective obligations of Medallion and Tri-Magna to consummate the Merger are subject to certain conditions, including that (i) all representations and warranties contained in the Merger Agreement are accurate as of the Effective Time; (ii) all covenants and agreements contained in the Merger Agreement are performed or waived prior to the Effective Time; (iii) the parties receive the legal opinions and other documents described in the Merger Agreement; (iv) there is no material adverse change in the business of Tri-Magna; (v) the parties receive all required governmental approvals; (vi) Medallion successfully completes its financing; (vii) Medallion acquires the other Acquired Companies; and (viii) not more than ten percent (10%) of the shares of Common Stock remain eligible to exercise appraisal rights as of the Effective Time. See "The Merger
- - Conditions of Merger."

ACCOUNTING TREATMENT

     Medallion will account for the Merger using the purchase method of accounting.

APPRAISAL RIGHTS

     Under the DGCL, any holder of record of Common Stock who votes against or abstains from voting in favor of the Merger and delivers a demand for appraisal prior to the vote of the Stockholders on the Merger has the right to obtain cash payment for the "fair value" of the holder's Common Stock (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a Stockholder must strictly comply with all the procedural requirements of Section 262 of the DGCL, a description of which is provided in "Appraisal Rights" and the full text of which is attached as Exhibit C to this Proxy Statement. Section 262 should be read in its entirety. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to comply strictly with all of the requirements of
Section 262 may result in a loss of appraisal rights.  See "Appraisal Rights."

INTERESTS OF CERTAIN PARTIES

     Stockholders holding in aggregate approximately 32% of the Common Stock are either stockholders of Medallion or stand to receive payments from Medallion upon consummation of the Merger. Accordingly, they have interests in the transaction different from those of other Stockholders. In particular, the Mursteins, who are affiliates of Tri-Magna and who, through private trusts, are stockholders of Medallion, stand to benefit significantly from the acquisition of Tri-Magna and the other Acquired Companies; the magnitude of any such benefit will depend on, among other factors, the size and per share offering price of the Medallion IPO. See "Interests of Certain Parties."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Common Stock for payment of $20 in cash will be a taxable event for most Stockholders. See "Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

     The Merger is conditioned upon receipt of an exemptive order from the Commission, an application for which has been filed by the parties. The acquisitions of the Acquired Companies, including Tri-Magna, are conditioned upon, and consequently the Merger is conditioned upon, approval of the SBA. No assurance can be given that such exemptive order or SBA approval will be received. See "Regulatory Approvals."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TRI-MAGNA

     THE BOARD OF DIRECTORS OF TRI-MAGNA UNANIMOUSLY RECOMMENDS THAT TRI-MAGNA STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.

                                  INTRODUCTION

     This Proxy Statement is being furnished to the Stockholders of Tri-Magna in connection with the solicitation of proxies by the Tri-Magna Board of Directors to be voted at the Special Meeting.


                              THE SPECIAL MEETING

RECORD DATE; OUTSTANDING SECURITIES. This Proxy Statement and enclosed proxy are being furnished in connection with the solicitation by the Tri-Magna Board of Directors of proxies in the enclosed form for use at the Special Meeting to be held on May 22, 1996, at 10:00 a.m. at the offices of Tri-Magna, Suite 2000, 205 East 42nd Street, New York, New York. The Board of Directors has fixed the close of business on April 16, 1996, as the Record Date. Only the holders of shares of Common Stock of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. At the Record Date, there were 668,900 shares of Common Stock outstanding, which were held of record by approximately 276 holders.

PURPOSE OF THE MEETING. At the Special Meeting, the Stockholders of Tri-Magna will consider and vote upon a proposal to adopt the Merger Agreement pursuant to which (i) the Merger and the other transactions contemplated by the Merger Agreement are to be consummated and (ii) holders of Common Stock are to receive $20 in cash in exchange for each share of Common Stock held by each of them as of the Effective Time of the Merger.

REQUIRED VOTE. A majority of the shares of Common Stock outstanding as of the Record Date, represented in person or by proxy at the Special Meeting, will constitute a quorum. Each share of Common Stock is entitled to one vote. The Merger Agreement must be adopted by the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date. Shares represented by proxies which are marked "abstain" and proxies relating to "street name" shares for which the authority to vote is withheld will be counted for purposes of determining a quorum but will not be treated as votes cast and, therefore, will have the effect of negative votes. Directors and executive officers of Tri-Magna who own 172,550 shares of Common Stock, or approximately 25.8% of the outstanding shares, have agreed to vote their shares in favor of the Merger Agreement.

THE BOARD OF DIRECTORS OF TRI-MAGNA BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF TRI-MAGNA AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE TO ADOPT THE MERGER AGREEMENT.

VOTING OF PROXIES. All proxies that are properly executed and returned will be voted at the Special Meeting in accordance with the instructions thereon, unless previously revoked. With regard to any other business not specified above that may properly come before the Special Meeting, shares of Common Stock represented by properly executed proxies will be voted at the discretion of the persons named in the relevant proxy. The execution of a proxy will not affect a Stockholder's right to attend the Special Meeting and vote in person.

ANY STOCKHOLDER GIVING A PROXY HAS THE POWER TO REVOKE THE PROXY PRIOR TO ITS EXERCISE. A PROXY MAY BE REVOKED BY (A) FILING WITH MARIE RUSSO, A VICE PRESIDENT OF TRI-MAGNA, AT OR BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING, (1) A WRITTEN NOTICE OF REVOCATION SPECIFYING THE NUMBER OF SHARES AND CLEARLY IDENTIFYING THE PROXY TO BE REVOKED OR (2) A DULY EXECUTED NEW PROXY BEARING A LATER DATE, OR (B) ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF A PROXY). ANY WRITTEN NOTICE OF REVOCATION OR SUBSEQUENT PROXY SHOULD BE SENT AND DELIVERED TO TRI-MAGNA CORPORATION, SUITE 2000, 205 EAST 42ND STREET, NEW YORK, NEW YORK 10017, ATTENTION: MARIE RUSSO, OR HAND DELIVERED TO MARIE RUSSO BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING.

APPRAISAL RIGHTS. Under the DGCL, any holder of record of Common Stock who votes against or abstains from voting in favor of the Merger and delivers a demand for appraisal prior to the vote of Stockholders on the Merger Agreement has the right to obtain cash payment for the "fair value" of such holder's Common Stock (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a Stockholder must strictly comply with all the procedural requirements of Section 262 of the DGCL, a description of which is provided in "Appraisal Rights" and the full text of which is attached as Exhibit C to this Proxy Statement. Section 262 should be read in its entirety. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to comply strictly with all of the requirements of Section 262 may result in a loss of appraisal rights.

If you have any questions about giving your proxy or require assistance, please contact the following individual:

                                  Marie Russo
                             Tri-Magna Corporation
                                   Suite 2000
                              205 East 42nd Street
                               New York, NY 10017
                                 (212) 682-3300


                                   THE MERGER

     The detailed terms of and conditions to the consummation of the Merger are contained in the Merger Agreement, a conformed copy of which is attached hereto as Exhibit A and incorporated herein by reference. The following discussion sets forth a description of the material terms and conditions of the Merger Agreement. The description in this Proxy Statement of the terms of and conditions to the consummation of the Merger is qualified by the more complete information set forth in the Merger Agreement.

GENERAL

     The Merger Agreement provides for the merger of Tri-Magna with and into Medallion. If the Merger Agreement is adopted by the Stockholders, certain additional conditions are satisfied or waived and the Merger is consummated, the separate existence of Tri-Magna will cease and Medallion, as the surviving corporation, will own and control MFC and Media.

EXCHANGE OF COMMON STOCK

     As a result of the Merger, at the Effective Time, all outstanding shares of Common Stock (other than (i) shares held by Tri-Magna as treasury stock and shares owned beneficially by either subsidiary of Tri-Magna and (ii) shares for which appraisal rights have been perfected) will be converted into the right to receive $20 in cash. In addition, each holder of record of shares of Common Stock will be entitled to receive any dividends declared by Tri-Magna prior to the Effective Time as permitted by the Merger Agreement which have not theretofore been paid, including the Special Distribution.

     Before the Effective Time, Medallion shall deposit or shall cause to be deposited with an exchange agent cash in an amount equal to the aggregate Merger Consideration. After the Effective Time, the exchange agent shall mail to each Stockholder a form letter of transmittal containing instructions for exchanging shares of Common Stock for cash. Upon surrender of certificates representing such shares of Common Stock, a Stockholder shall receive a check representing the Merger Consideration allocable to such shares.

BACKGROUND OF THE MERGER

     The Company's business has traditionally focused on making loans through MFC to finance the purchase, or refinance outstanding loans relating to the purchase, of taxicab medallions, taxicabs and related assets by persons defined by SBA regulations as socially or economically disadvantaged ("Disadvantaged Borrowers") or to entities that are at least 50% owned by Disadvantaged Borrowers. As the Company's business has matured, a number of operational issues have developed that have forced management to consider alternatives to the Company's existing capital structure and overall business plan.

     Since 1992, several trends affecting the finance industry in general and MFC, as a SSBIC financing taxi-related businesses, in particular have combined to produce lower yields from MFC's loan portfolio and correspondingly smaller returns for the Stockholders. At the finance industry level, the lower, long-term interest rate environment has reduced the rates at which a finance company such as MFC lends funds. At the same time, however, the fixed costs associated with managing the portfolio have increased due to growth in the portfolio and general inflationary pressure, thereby reducing yields. In addition, a number of competitors, including large commercial banks, have entered the market to finance the taxi industry and the resulting competition has driven down the rates at which MFC makes loans.

     As a SSBIC, MFC is eligible to raise capital from the SBA on relatively favorable terms. Beginning in 1989, however, the SBA informed MFC that due to the SBA's concerns regarding the concentration of Small Business Investment Company ("SBIC") and SSBIC loans in the taxi industry and the availability of private capital to finance taxi-related businesses, generally no additional SBA financing would be made available to certain SBICs and SSBICs for financings in that industry. In addition, the SBA expressed particular concern over the concentration of taxi-related loans in MFC's portfolio.

     In response to the SBA's concerns, MFC began to diversify its portfolio by making loans outside of the taxi industry. Through December 31, 1995, MFC had originated over 1,056 non-taxi loans totaling over $69 million, with such loans at such time accounting for approximately 32% of MFC's outstanding portfolio. Notwithstanding MFC's efforts to diversify its portfolio, the SBA continues to believe that the SBIC/SSBIC program as a whole is over concentrated in the taxi industry and, therefore, has declined to make any additional financing available to MFC.

     The unavailability of SBA financing has required that MFC rely increasingly upon more expensive commercial lines of credit, increasing MFC's cost of capital. Predictably, the higher cost of capital has produced a correspondingly lower spread on MFC's portfolio (i.e., the difference between the yield on
                                 ---
interest-bearing assets and interest-bearing liabilities).

     Since January 1992, the combination of lower long-term interest rates and increased competition in the market has reduced the quarterly yield on the loan portfolio by almost 25%. As a result of the reduced yields and increased cost of capital resulting from the unavailability of SBA financing, between March 31, 1992 and March 31, 1995, the spread on the portfolio has declined by more than 50%. Correspondingly, during this same period, MFC's earnings have decreased by over 25% despite an almost 50% increase in size of the portfolio.

     SBA debentures are subordinated in order to facilitate SBIC and SSBIC access to private debt capital. In order that the SBA may better protect its position as a subordinated creditor, newly-implemented regulations authorize the SBA to regulate the amount of non-SBA leverage that SBICs and SSBICs with outstanding SBA debentures may incur. Under these regulations, SBICs and SSBICs may not incur additional non-SBA debt without the prior approval of the SBA. In addition, unless otherwise waived in writing by the SBA, SBICs and SSBICs with existing lines of credit are required to obtain SBA approval before increasing or refinancing amounts outstanding under such lines of credit.

     Because Tri-Magna was concerned that the SBA could preclude MFC from increasing or refinancing its existing lines of credit due to concerns over the concentration of loans in the taxi industry, Tri-Magna's management determined in 1995 that it would be prudent to redeem MFC's outstanding SBA debentures in view of the adverse impact on earnings that such an action by the SBA could cause. MFC was advised by its lenders, however, that such redemption could not be financed through an increase in MFC's credit facility because the principal amount of the debentures ($12,500,000) to be redeemed was too large. In addition, $6,500,000 out of the $12,500,000 in SBA debt outstanding was due September 30, 1995 (which represented an extension from March 31, 1995). With no assurance that the SBA would continue to extend the due date or that the terms of any such extension would be acceptable to MFC, Tri-Magna's management negotiated in September 1995 a two-tiered loan facility with a syndicate of banks for the purpose of redeeming all outstanding debentures and preferred stock issued by MFC to the SBA. The first tier of the facility provided a short-term, secured loan to Tri-Magna in the principal amount of $3,231,900, subject to the terms herein described. The proceeds of this loan were paid to MFC in the form of a contribution to capital. The second tier of the facility then increased MFC's existing credit facility by an amount that, in combination with the Tri-Magna capital contribution, was sufficient to enable MFC to redeem all outstanding securities issued to the SBA. On September 29, 1995, Tri-Magna and MFC became parties to the loan facility and MFC completed the redemption of its outstanding SBA debentures and preferred stock. The terms of this loan provide that the entire principal amount is payable upon the earlier of the closing of the IPO or May 31, 1996. In the event the IPO does not occur by May 31, 1996, Tri-Magna will need to find alternative sources of funds in order to pay the bank loan.

     The repurchase of the preferred stock owned by the SBA was at a 65% discount to the original issuance price and had an effective date of August 12, 1994, the date of the application to the SBA for such repurchase. The aggregate amount of the discount, $6,002,100, was recorded as a restricted capital surplus account. Under the terms of the repurchase agreement, the SBA retains a liquidating interest in the amount of the discount, which is amortized on a straight line basis over five years, commencing on August 12, 1994. As of August 12, 1995, the SBA's liquidating interest in the restricted capital surplus account had been reduced by $1,200,420. Upon the occurrence of any event of default under the repurchase agreement, the SBA's liquidating interest would become fixed at the level immediately preceding the event of default and would not amortize further until the default is cured or waived. In the event of liquidation, the unexpired portion of the liquidating interest becomes immediately payable to the SBA.

     Increasing Stockholder discontent over the illiquidity of the Common Stock has also caused management to re-examine the Company's business plan. From incorporation, the bylaws of Tri-Magna have contained transfer restrictions that require a Stockholder to offer its shares first to Tri-Magna before selling to a third party. These restrictions were designed specifically to limit turnover among Tri-Magna's Stockholders, many of whom are related through family or business contacts, and have met with little opposition from the Stockholders.
As a consequence of the transfer restrictions and the small number of Stockholders (never more than 276), no public market in Tri-Magna Common Stock has ever developed.

     The lack of a public market for the Common Stock was not a source of concern throughout Tri-Magna's history. In the face of declining returns, however, a number of Stockholders have considered liquidating their investment but have found few buyers. In turn, these Stockholders have exerted increasing pressure upon management to provide Stockholders with a more liquid investment or some other form of exit strategy.

     Confronted with these operational issues, Tri-Magna's management in consultation with the Tri-Magna Board of Directors pursued several alternatives designed to raise additional capital, improve stockholder returns and/or provide liquidity for Stockholders.

     Management first considered raising additional capital through an equity offering of Tri-Magna's Common Stock. This alterative offered several advantages. First, it would have allowed Tri-Magna to expand the MFC portfolio without increasing its cost of funds and, therefore, increase the spread on the portfolio and, correspondingly, Tri-Magna's profitability. In addition, if structured as a public offering accompanied by a listing on the Nasdaq Stock Market, this alternative would have created a public market for the Common Stock and, therefore, provided liquidity for existing Stockholders. Finally, the proceeds from such an offering could have been used to retire MFC's then outstanding SBA indebtedness, thereby freeing MFC from the risk that the SBA would limit MFC's third-party debt and thereby constrain growth in its portfolio.

     From mid-1992 through the end of 1993, Tri-Magna conducted informal discussions with investment bankers regarding a potential public offering of Tri-Magna Common Stock. These efforts intensified in the spring of 1994 following the implementation of the SBA regulations governing third-party debt. During this period, one or more members of Tri-Magna's management met formally with at least eight investment banking firms of varying sizes, including Gruntal. After varying degrees of investigation, these firms uniformly concluded that a public offering of Tri-Magna Common Stock could not be successfully marketed for a number of reasons. First, the size of MFC's loan portfolio and level of current and projected earnings would support only a very small offering. As a consequence, the public float would not be sufficient to support active trading in the after market and the Common Stock would remain relatively illiquid. Second, the limited number of medallions that could be financed and increased competition in the market appeared to cap the upside potential for Tri-Magna's earnings. In addition, the limited geographic distribution of the portfolio appeared to present a level of risk incommensurate with Tri-Magna's current and projected earnings. The investment bankers were also aware that a number of Tri-Magna's Stockholders had held their shares for as many as 15 years and might be looking to liquidate their investment. Accordingly, there was a substantial risk of a large sell-off following a public offering that could cause a significant decline in the price of the Common Stock in the after market.

     As the meetings with investment bankers progressed through the spring of 1994, management reported to the Board of Directors that the proposed public offering was receiving a uniformly negative response from the investment bankers and explored with the Board of Directors the possibility of raising additional equity from Tri-Magna's existing Stockholders. For largely the same reasons articulated by the investment bankers, the Board of Directors concluded that Tri-Magna could not raise a sufficient amount of capital from existing Stockholders. In particular, the Board of Directors determined that participation in any such offering would be limited in view of Tri-Magna's declining earnings and the absence of an after market that could provide some assurance of liquidity for investors. Having explored options to raise additional equity, the Board of Directors directed management to pursue further then-preliminary efforts to sell Tri-Magna.

     Informal discussions regarding a potential sale of Tri-Magna began in the fall of 1993 at the October meeting of the Board of Directors. The Board of Directors discussed the recent surge in bank acquisitions of financial service businesses and the causes underlying declining yields, despite solid growth, in MFC's portfolio. The Board of Directors concluded that in view of MFC's demonstrated capacity to expand its portfolio, MFC (or Tri-Magna) should make an ideal acquisition candidate for an entity such a bank or large finance company that could leverage consistently lower costs of funds to offer loans at competitive rates without the vulnerability to swings in interest rates that had resulted from

MFC's dependence on short-term borrowings. Based on these conclusions, the Board of Directors authorized management to solicit bids from investment bankers to advise management and the Board of Directors in connection with a potential sale of Tri-Magna.

     Management thereafter compiled written materials containing detailed financial information and a description of Tri-Magna's business. After soliciting from the Board of Directors a list of potential investment bankers to represent Tri-Magna, the materials were sent to eight investment banking firms. Meetings were held with each of the firms and follow-up meetings were held with four of them. The Executive Committee of the Board of Directors (comprised of Messrs. Alvin Murstein, Myron Cohen, Robert Fanger and Michael Miller) then held detailed discussions regarding the terms of an engagement to provide advice in connection with a proposed sale of Tri-Magna with three firms and, in April 1994, selected Ryan, Beck & Co., Inc. ("Ryan, Beck") due to its expertise in sales of banks and thrifts. An engagement letter was authorized at the April 1994 meeting of the Board of Directors and was executed on May 3, 1994.

     Following extensive due diligence, Ryan, Beck and management assembled an information brochure containing a full description of Tri-Magna's business, including audited financial statements, current operating strategy, projected earnings and a full portfolio analysis, including asset quality, geographical distribution and loan concentration. In June 1994, Ryan, Beck mailed a short "teaser" letter describing Tri-Magna to over 80 prospective buyers. From these 80 prospects, 20 entered into confidentiality agreements with Tri-Magna and were mailed the information brochure. Of these 20, only one requested an interview with Tri-Magna. On November 14, 1994, management met with representatives from this potential acquiror for several hours to discuss Tri-Magna's business and a possible combination. The prospective buyer ultimately declined to make an offer.

     Following the meeting with this prospective buyer, there were no other expressions of interest in acquiring Tri-Magna. No offer to buy Tri-Magna was ever made at any price. The reasons for the lack of interest cited by the prospects contacted by Ryan, Beck focused primarily on MFC's portfolio and the market: at under $100 million, the portfolio was simply too small and too concentrated geographically, and the limited number of medallions appeared to limit the potential expansion of the market. Ryan, Beck's marketing efforts ceased in October 1994, and the engagement was allowed to expire in February 1995.

     Following the unsuccessful efforts to raise capital in the public market and to sell Tri-Magna to a third party, the Mursteins began to consider making an offer to purchase Tri-Magna in January 1995. The participants in these discussions and subsequent conversations with other potential acquisition candidates, including the Acquired Companies, were the Mursteins, together with Mr. Daniel Baker, Vice President--Finance, and Mr. Michael Fanger, Vice President--Commercial Finance, who will become officers of Medallion after the Merger. Management had become aware through industry contacts that other finance companies operating in the SBIC and SSBIC programs were confronting the same operational issues experienced by Tri-Magna. Several of these companies openly expressed interest in receiving offers to purchase their respective portfolios and, in the absence of such a sale, were prepared to wind down their portfolios and cease operations.

     Tri-Magna management contacted several SBICs and SSBICs that had expressed interest in a possible sale to explore the potential for consolidating Tri-Magna with one or more of such other entities. In the view of management, such a consolidation could create an asset base of sufficient size and earnings potential to support a public offering large enough to create an active market in the stock of the consolidated business. Management also believed that as a larger enterprise, the consolidated business would be in a position to negotiate more favorable credit terms, while achieving significant cost savings through the elimination of duplicative overhead costs. In addition, by acquiring companies with complementary portfolios, the consolidated business could diversify the portfolio geographically and thereby lower risk and present more favorable projected earnings. Assuming these advantages would be reflected in the offering price of the stock, the consolidated business could attract the companies to be acquired by offering to purchase their shares or assets at a minimum of book value. Following preliminary discussions of a potential consolidation, a number of potential sellers expressed interest in pursuing further negotiations with Tri-Magna's management.

     In March 1995, management related to Messrs. Myron Cohen, Robert Fanger and Michael Miller, in their capacity as members of the Executive Committee of the Board of Directors, that discussions regarding a potential consolidation had been conducted with certain finance companies operating in the SBIC and SSBIC programs and that the Mursteins were considering making an offer for Tri-Magna's Common Stock in connection with the proposed transaction. As part of these discussions, the Mursteins sought to determine whether an offer at Tri-Magna's then current book value of $16.50 per share would be considered an acceptable price by the Executive Committee. Individually and collectively, Messrs. Cohen, Fanger and Miller expressed the view that while a majority of Tri-Magna's Stockholders had purchased their shares at prices below the then current book value, a number of investors had purchased the Common Stock at its peak of $20 per share in 1988 and that any price that resulted in a loss of principal by these investors would likely be rejected by the Board of Directors.

     At a regularly-scheduled meeting of the Tri-Magna Board of Directors held on April 19, 1995, the Mursteins reported to the Board of Directors the discussions that had been conducted with other SBICs and SSBICs regarding a potential consolidation and that they were considering a proposal to form a new corporation independent of Tri-Magna to effect the transaction. In view of Tri-Magna's declining earnings, the need to repay the outstanding SBA debt, and trends in the industry as a whole, it was considered unlikely that the existing Stockholders of Tri-Magna would be willing to contribute additional equity capital in an offering or to incur the full expense of financing the acquisitions and accompanying public offering and to assume the risk that the transaction would fail or that the benefits anticipated from a consolidation would not materialize. Since Tri-Magna did not appear to be in a position to proceed with the consolidations with Tri-Magna as the acquirer, the Mursteins advised the Board of Directors that they were prepared to make an offer to purchase Tri-Magna in connection with the consolidations and that a written proposal would be submitted to the Board of Directors at its May meeting.

     The Mursteins met with the Executive Committee on several occasions to discuss a potential purchase price following the April Board meeting. The Executive Committee reiterated its position that it would not support any price that resulted in a loss of principal by investors who had paid more than then current book value. After preliminary consultations with investment bankers, the Mursteins concluded that if current market and interest rate trends remained favorable, the proceeds of a public offering would be sufficient to finance the acquisition of Tri-Magna at $20 per share and the acquisitions of the remaining Acquired Companies for cash as well as to redeem MFC's SBA debt or any short term financing used to pay down such debt. With a $20 price in mind, the Mursteins prepared a written proposal for submission at the May meeting of the Board of Directors.

     At the regularly-scheduled meeting of the Tri-Magna Board of Directors on May 18, 1995, the Mursteins reviewed with the Board of Directors a written proposal of Medallion to acquire the outstanding shares of Tri-Magna in a cash merger at $20 per share (the "Proposal"). The directors were advised that presentation of the Proposal was to provide the Board with an overview of the terms and structure of the proposed transaction and that the Board was not being asked to take any formal action approving or rejecting the Proposal at the meeting. In support of the Proposal's $20 per share price, Mr. Andrew Murstein advised the Board that $20 per share represented a 21% premium over Tri-Magna's then current book value of $16.50 per share and the highest price at which the Common Stock had traded in Tri-Magna's history. Mr. Murstein also noted that since 1979, Tri-Magna (and MFC as its predecessor) had paid out in excess of $20 million in dividends on an aggregate $11.2 million equity investment and that, on average, Stockholders had received annual dividend yields of approximately 20%. Mr. Murstein added that the aggregate amount of dividends paid to a majority of the Stockholders had exceeded their original investment and that at $20 per share, no investor would suffer a loss of principal as a result of his or her investment in Tri-Magna and, on average, Stockholders would realize an annualized return on investment of over 22%. Mr. Murstein advised the Board of Directors that the acquisition of Tri-Magna would be financed from the proceeds of an initial public offering of Medallion's common stock and that Medallion had entered into preliminary negotiations with underwriters. Mr. Murstein then reviewed the principal contingencies contained in the Proposal and advised the Board of Directors that Medallion had identified certain other entities to be acquired in conjunction with the acquisition of Tri-Magna.

     Following a discussion of the Mursteins' presentation, the Board of Directors authorized discussions with the Commission and the SBA regarding approval of the proposed transaction, and approved further exploration of the proposed acquisitions of other potential acquisition targets. The Board of Directors also appointed a special committee, consisting of Messrs. Giesser, Liberman, Kreitman, Morison and Ward (the "Special Committee"), to consider the proposed sale of Tri-Magna, to review the Proposal and to conduct any further negotiations with Medallion regarding the potential acquisition of Tri-Magna. No member of the Special Committee has any interest in the Proposal (other than as a Stockholder and director of Tri-Magna) or is affiliated with Medallion or the Management Affiliates. Mr. Kreitman was elected by the Special Committee to serve as its Chairman. Subsequent to the Special Committee recommending that the Merger be approved, both Mr. Kreitman and Mr. Ward were asked to and did become directors of Medallion.

     On June 10, 1995, the first draft of a proposed letter of intent prepared by Medallion was circulated to the Special Committee; this letter of intent incorporated the substance of the

Proposal. On July 7, 1995, the Special Committee met in Boston, with all members present, to review the draft letter of intent and to engage Nutter, McClennen & Fish as independent counsel to advise the Special Committee in connection with the proposed sale of Tri-Magna. The Special Committee reviewed the background of the Proposal and the reasons for considering the sale of Tri-Magna. Many factors were discussed, including the economic and regulatory environment, the financial condition of Tri-Magna, legal and regulatory restrictions applicable to Tri-Magna, the requirement that, in order to qualify as a "regulated investment company" under Subchapter M of the Internal Revenue Code (the "Code"), Tri-Magna pay out 90% of its net income, the lack of liquidity of Tri-Magna Common Stock and prior efforts to sell Tri-Magna or raise funds through an equity offering. The Special Committee also discussed the hiring of an investment banking firm to advise it in its deliberations and to render an opinion as to the fairness of the Merger to the Stockholders from a financial point of view. After considering the names of approximately a dozen investment banking firms, a financial subcommittee of the Special Committee was directed to make initial inquiries of three firms. While a full consideration of the proposed purchase price of $20 cash per share was postponed until the investment banking firm was engaged, it was noted that the proposed price represented a premium over Tri-Magna's then current book value, and that no Stockholder had purchased stock of Tri-Magna at a price in excess of $20 per share.

     The Special Committee reviewed in detail the draft letter of intent. Special attention was paid to the request that Tri-Magna participate in certain expenses of Medallion. It was determined that such participation would be appropriate under the circumstances if certain limits and clarifications were put in place. The Special Committee asked counsel to negotiate several changes in the draft letter of intent. During the week of July 10, 1995, representatives of Palmer & Dodge, outside general counsel to Tri-Magna which was representing Medallion in the proposed transaction, and Nutter, McClennen & Fish negotiated a revised draft of the letter of intent which incorporated the changes suggested by the Special Committee.

     The Special Committee held its second meeting in New York City on July 18, 1995, with all members in attendance. The Special Committee approved the selection of Gruntal to provide investment banking services. The Special Committee discussed the revised draft of the letter of intent in detail and proposed several additional changes. The Special Committee also considered the risks and alternatives available in the event the transaction with Medallion was not consummated.

     The full Board of Directors of Tri-Magna convened in New York City on that date to receive reports on the substance of a meeting with the Commission held on June 28, 1995 and the status of negotiations with other Acquired Companies. The Board was informed that a meeting with the SBA had been scheduled for August 15, 1995. The Board of Directors ratified the engagement of Nutter, McClennen & Fish as counsel to the Special Committee and authorized the Special Committee to retain an investment banker and to pay appropriate fees in connection with such engagements. On August 21, 1995, the Special Committee executed an engagement letter with Gruntal to evaluate the fairness of the proposed Merger and to advise the Special Committee in its negotiations with Medallion.

     The Board of Directors voted unanimously to accept the recommendation of the Special Committee and approved the letter of intent with Medallion as revised by the Special Committee. The letter of intent incorporating the changes approved by the Board of Directors was executed by Tri-Magna and Medallion on August 1, 1995.

     Based upon this letter of intent, the Merger Agreement was negotiated. The Special Committee convened for a meeting at the offices of Gruntal on September 20, 1995; all members of the Special Committee were present in person, except for Mr. Morison, who participated by conference telephone. At this meeting, the Special Committee discussed the draft Merger Agreement and instructed their counsel to raise certain issues with counsel for Medallion. At this meeting, Gruntal summarized the analysis it undertook in evaluating the Merger and indicated that it was prepared to issue an opinion that the Merger Consideration was fair from a financial point of view to the Stockholders. The Special Committee discussed certain matters with representatives of Gruntal and, recognizing the potential positive impact on capital of a repurchase by MFC of its preferred stock at a discount from the SBA, requested that, prior to issuing a written opinion as to the fairness of the Merger, Gruntal give additional consideration to the impact of such proposed repurchase.

     At a meeting held by conference telephone on October 13, 1995, at which all members of the Special Committee were present, the Special Committee reviewed the written opinion of Gruntal, dated October 11, 1995, which had been mailed to each member prior to the meeting, and reviewed a revised draft of the Merger Agreement, which had been negotiated by counsel. Following the discussion, the Special Committee determined to recommend that the Board of Directors approve the Merger Agreement and that the Stockholders adopt the Merger Agreement.

     At a meeting held on October 18, 1995, the Board of Directors approved the Merger Agreement and unanimously voted to recommend that the Stockholders approve the Merger. On December 21, 1995, the Merger Agreement was executed and delivered by Tri-Magna and Medallion. On February 22, 1996, Amendment Number 1 to the Merger Agreement, which extended the term of the Merger Agreement, was executed and delivered. At a meeting of the Board of Directors on April 16, 1996 and an adjourned session on April 18, 1996, in connection with a discussion of the status of the transaction and the desirability of an extension of the Merger Agreement, the Board of Directors requested an amendment of the Merger Agreement to permit the payment by Tri-Magna immediately prior to the Merger of the Special Distribution. Medallion agreed to this request and, on April 26, 1996, Amendment Number 2 to the Merger Agreement was executed and delivered.

TRI-MAGNA'S REASONS FOR THE MERGER

     The approval of the Tri-Magna Board of Directors was based upon the unanimous approval of the Merger and the Merger Agreement by the Special Committee. The Special Committee unanimously determined that the Merger and Merger Agreement are fair to, and in the best interests of, the Stockholders and recommended that the Tri-Magna Board of Directors approve the Merger Agreement and the transactions contemplated by it.

     In determining to recommend approval of the Merger Agreement and the transactions contemplated by it, the Special Committee considered a number of factors, including but not limited to the following: (i) the opinion of and certain other oral and written presentations made by Gruntal; (ii) that the Merger Consideration represents a premium over Tri-Magna's book value (before giving effect to the impact of the then proposed preferred stock repurchase at a discount); (iii) that the Merger Consideration equals the highest price at which the Common Stock had traded in Tri-Magna's history; (iv) that there is a limited trading market in the Common Stock; (v) presentations concerning the legal and financial due diligence conducted by the Special Committee's advisors on behalf of the Special Committee; (vi) the Special Committee's knowledge of the business, financial condition, results of operations and prospects of Tri-Magna;
(vii) the history and status of Tri-Magna's discussions concerning and attempts to modify its capital structure; (viii) the fact that the several Stockholders had expressed interest in liquidating their investment in Tri-Magna; and (ix) the Special Committee's belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

     In addition to the factors enumerated above, the Special Committee recognized that certain members of Tri-Magna management and the Tri-Magna Board have interests that are in addition to, or different from, the interests of the Stockholders and that may present them with actual or potential conflicts of interest in connection with the Merger. See "Interests of Certain Parties." The Special Committee determined that such actual or potential conflicts of interest neither supported nor detracted from the fairness of the Merger to the Stockholders.

     The Special Committee also considered a number of potentially negative factors relative to the fairness of the transaction in its deliberations, including but not limited to: (i) the fact that after the Merger Stockholders would not participate in the potential upside of Tri-Magna's businesses or the benefits of the consolidation of the Acquired Companies; (ii) the fact that Medallion's obligation to consummate the Merger would be subject to several conditions; and (iii) the fact that a repurchase of MFC's preferred stock from the SBA at a discount would, and after its consummation did, raise Tri-Magna's stockholders' equity.

     In view of the number of factors considered by the Special Committee and the disparate nature of these factors, the Special Committee did not assign relative weights to the factors considered in reaching its conclusions.

FAIRNESS OPINION

     Pursuant to a letter agreement dated August 21, 1995, the Special Committee engaged Gruntal to act as its financial advisor in connection with the Merger. Gruntal was selected by the Special Committee due to Gruntal's experience in the area of mergers and acquisitions and its national reputation. Gruntal delivered its written opinion to the Special Committee, dated October 11, 1995, to the effect that, as of that date, the Merger Consideration is fair from a financial point of view to the Stockholders. On April 29, 1996, Gruntal delivered to the Special Committee an updated written opinion, confirming, as of the date thereof, its earlier conclusions subject to the qualifications set forth in its letter of October 11, 1995. The full text of the opinion of Gruntal, dated October 11, 1995, which sets forth certain limitations on the review undertaken in connection with such opinion, is set forth as Exhibit B to this Proxy Statement and should be read in its entirety. No limitations were placed on Gruntal by the Special Committee with respect to the investigation made or the procedures followed in preparing and rendering its opinion. The summary of the opinion of Gruntal set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. GRUNTAL'S OPINION WAS PREPARED FOR THE SPECIAL COMMITTEE AND DOES NOT CONSTITUTE A RECOMMENDATION BY GRUNTAL TO ANY HOLDER OF COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE ON THE MERGER.

     In arriving at its opinion, Gruntal reviewed the terms of the letter of intent dated August 1, 1995 and the Merger Agreement, publicly available information with respect to the business operations of Tri-Magna and certain internal financial and operating information provided by Tri-Magna. Gruntal also held discussions with certain members of management of Tri-Magna concerning past and current business, operations, assets, financial condition and business prospects of Tri-Magna. In addition, Gruntal (i) reviewed certain business and financial reports of Tri-Magna, including audited financial statements for the years ending March 31, 1990 through 1995, and supporting loan portfolio schedules; (ii) reviewed certain financial forecasts and other data provided to it by senior management of Tri-Magna; (iii) reviewed loan documentation, including both Tri-Magna's borrowing agreements with its senior lenders and a sample of the SBA subordinated debentures held by the SBA; and (iv) compared the historical and prospective financial results of Tri-Magna with those of other publicly-traded companies Gruntal deemed comparable. In addition to the foregoing, Gruntal conducted such other analysis and examinations and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.

     In arriving at its opinion, Gruntal assumed, without independent verification, the accuracy and completeness of the information reviewed by it. With respect to any financial projections, Gruntal assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Tri-Magna as to the future financial performance of Tri-Magna.

     Gruntal's opinion is necessarily based on economic, market, financial and other conditions as they existed, and on the information made available to it, as of the date of the opinion. It should be understood that, although subsequent developments may affect its opinion, Gruntal does not have any obligation to update, review or reaffirm its opinion, except that, if requested by the Special Committee, it will update and deliver a new opinion within five days of the Closing Date.

     The following paragraphs provide a brief summary of the various financial analysis presented by Gruntal to the Special Committee on September 19, 1995 in connection with Gruntal's written opinion delivered on October 11, 1995. Analyses of stock prices were based on trading prices proximate to the date of its opinion. References to financial information for the latest twelve-month period are to the twelve months ended June 30, 1995. Gruntal did not perform comparable transaction analysis as it did not view any recent transactions as comparable.

     Analysis of Recent Operating Results and Financial Condition. Gruntal performed an analysis of Tri-Magna's recent operating results and financial condition. This analysis included, among other things, a review of Tri-Magna's recent increases in total assets, shareholders' equity and total income and decreases in net income, net income per share and dividends paid per common share. Gruntal reviewed Tri-Magna's historical and projected financial performance for significant income statement, balance sheet and cash flow items. In addition, Gruntal compared certain of Tri-Magna's operating results, operating margins and balance sheet ratios to other companies deemed to be generally comparable to Tri-Magna. Through these comparisons and reviews, Gruntal concluded that the transaction was fair from a financial point of view to the Stockholders.

     Comparable Company Analysis. Gruntal compared various multiples of income statement and balance sheet parameters accorded publicly-traded companies deemed to be generally similar or comparable to Tri-Magna. Multiples that resulted in meaningful comparisons were market value of equity to last twelve months net income, net income for fiscal 1996 and to book value. Companies used in the comparable company analyses included Allied Capital Lending Corporation, Bando McGlocklin Capital Corporation, PMC Capital Inc. and Sirrom Capital Corporation. Based on comparable public company analyses, Tri-Magna's implied value per common share ranged from $19.59 to $26.37 per share before applying appropriate discounts. Gruntal arrived at the implied value per share of Tri-Magna by using comparable company multiples based upon a number of different multiples of market capitalization and aggregate value to certain line items from Tri-Magna's latest twelve month income statement. Using an average of the range of values derived from the comparable company multiple analysis, Gruntal arrived at a mean valuation of $22.98. Applying discounts ranging from 15% to 30% to reflect (i) the limited trading market for the Common Stock, (ii) the heavy concentration of Tri-Magna's loans in the taxi medallion industry with applicable yields falling because of increased lender competition, (iii) the relatively high default rate in the non-medallion business, (iv) capital constraints imposed by the SBA and
(v) the lower yield spreads of Tri-Magna than comparable companies, and taking into account dividend yield, cash flow factors and a control premium, Gruntal arrived at valuations for Tri-Magna in each case of less than $20.00.

     Discounted Cash Flow Analysis. Gruntal also performed a discounted cash flow analysis of Tri-Magna that resulted in an implied equity value per share ranging from $19.57 to $27.79. Gruntal's discounted cash flow analysis was made without applying any discounts for items (i) to (v) in the preceding paragraph which should result in a similar discounting of the implied equity value per share. In performing the discounted cash flow analysis, Gruntal applied discount rates of between 9% and 14%. The 9% to 14% range of discount rates for Tri-Magna was based upon the range of rates required by the weighted average cost of capital calculations, and Gruntal's knowledge of the rates of return required by investors through its investment banking activities in these areas.

     The summary above does not purport to be a complete description of the analyses performed by Gruntal in connection with the rendering of its opinion. The preparation of such opinion involves various subjective business determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstance and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, Gruntal believes that its analyses must be considered as a whole and that selecting portions of its analyses and considering individual factors without considering all analyses and factors would create an incomplete and misleading view of the evaluation process underlying its opinion. Using comparable company and discounted cash flow analyses, Gruntal arrived at a range of values per share for Tri-Magna of $19.57 to $27.79 prior to applying the discounts for the items described above. Taken together with the other analysis performed by Gruntal, this value per share range for Tri-Magna, and assuming the $20.00 price for each share of Common Stock in the transaction, contributed to Gruntal delivering an opinion that the proposed transaction was fair from a financial point of view to the Stockholders.

     The analyses are not appraisals and do not necessarily reflect the prices for which businesses actually could be sold or actual values or future results that might be achieved. Gruntal's analyses were prepared solely as part of Gruntal's review of the fairness of the Merger Consideration from a financial point of view and were provided to the Special Committee in connection with the delivery of Gruntal's opinion.

     Pursuant to the terms of the engagement by the Special Committee of Gruntal as its financial advisor in connection with Merger, (i) Tri-Magna has agreed to indemnify Gruntal and certain related persons against certain liabilities, including liabilities under federal securities laws, relating to or arising out of services performed by Gruntal as financial advisor to the Special Committee and (ii) Gruntal received a fee of $70,000 for its services, including rendering its opinion. In addition, Tri-Magna has agreed to reimburse Gruntal for its reasonable out-of-pocket expenses, not to exceed $11,000 in the aggregate, including fees and disbursements of counsel. Gruntal, as part of its investment banking activities, is regularly engaged in the valuation and sale of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Except as described above, no material relationship existed during the past two years or is mutually understood to be contemplated between Tri-Magna and its affiliates and Gruntal and its affiliates.

MERGER AND EFFECTIVE TIME

     It is expected that the closing contemplated by the Merger Agreement will take place on May 22, 1996 (the "Closing Date").

     The date and time of the filing of appropriate merger documents with the Secretary of State of Delaware, or such later time as may be specified therein, will be the Effective Time of the Merger. Tri-Magna and Medallion will cause such merger documents to be filed and recorded as soon as practicable on or after the satisfaction or waiver of all conditions to the Merger. It is expected that the merger documents will be filed on the Closing Date, and will specify an Effective Time of 12:01 a.m. the next business day, May 23, 1996.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     Tri-Magna has made certain representations and warranties to Medallion relating to, among other things, compliance with laws, preparation of financial statements, legal actions and proceedings, the absence of undisclosed liabilities and capitalization and share ownership.

     Tri-Magna has agreed that, except with the prior written consent of Medallion and with certain other exceptions set forth in the Merger Agreement, prior to the consummation of the Merger it shall observe certain covenants relating to the conduct of Tri-Magna's business, including conducting its business in the usual course and using its best efforts to (i) preserve intact the business organization of Tri-Magna and each subsidiary and keep available the services of present employees, (ii) keep in effect certain insurance policies in coverage amounts not less than those in effect at the date of the Merger Agreement, (iii) preserve its business, advertise, promote and market its services in accordance with its past practice, keep its properties intact and preserve its goodwill and (iv) maintain existing relationships with suppliers, customers, lenders and others, including the SBA.

     Tri-Magna has also agreed that, except with the prior written consent of Medallion and with certain other exceptions set forth in the Merger Agreement, it will not (i) sell or transfer or mortgage, pledge or create or permit to be created any security interest on, any of its assets or properties other than sales or transfers in the ordinary course of business or the creation of security interests under previously disclosed arrangements; (ii) incur any obligation or liability other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or enter into any other contracts or commitments involving payments to or by Tri-Magna or any subsidiary of $50,000 or more; (iii) cancel any debts or claims other than in the ordinary course of business; (iv) change the compensation or fringe benefits of or make any bonus or similar payments to any officer, employee, agent or consultant, except for ordinary merit compensation increases for employees (other than officers) in accordance with past practice, or enter into or modify any benefit plan or any employment, severance or other arrangement with any officer, director, employee or consultant; (v) make any change in the number of shares of its capital stock authorized, issued or outstanding or other right to purchase, or convert any obligation into, shares of its capital stock or declare or pay any dividend or other distribution with respect to any shares of capital stock, or issue, sell, transfer, purchase or redeem any shares of its capital stock, provided that the foregoing shall not restrict: (A) Tri-Magna from declaring and paying dividends to its Stockholders from current earnings (reduced by certain non-deductible amounts payable by Tri-Magna) in accordance with Tri-Magna's customary practices and to the extent necessary to preserve its tax status as a "regulated investment company" under Subchapter M of the Code and from making the Special Distribution and (B) transactions between Tri-Magna and either of its subsidiaries or such subsidiaries; (vi) take any action to amend Tri-Magna's certificate of incorporation or bylaws or the charter or bylaws of either subsidiary; (vii) make any material acquisition of property other than in the ordinary course of business consistent with past practice; or
(viii) except as required by fiduciary obligations, engage in acquisition discussions with any other party.

     Tri-Magna and Medallion have agreed to use their best efforts to obtain all authorizations and consents of third parties necessary for the consummation of the transactions contemplated by the Merger Agreement, to perform and fulfill their obligations under the Merger Agreement, to obtain the other party's approval prior to issuance of any press release or other information to the press or any third party with respect to the Merger Agreement or the transactions contemplated thereby.

     Medallion has agreed that after the Effective Time, it will indemnify and hold harmless each former officer and director of Tri-Magna with respect to actions taken or omitted to be taken prior to the Effective Time, to the extent such person is entitled to indemnification under the certificate of incorporation or bylaws of Tri-Magna, to the fullest extent permitted by Delaware law and will maintain in effect certain directors' and officers' liability insurance.

CONDITIONS OF MERGER

     In addition to the adoption of the Merger Agreement by the Stockholders of Tri-Magna, the respective obligations of Medallion and Tri-Magna to consummate the Merger are subject to the satisfaction or waiver of the following conditions, among others: (i) the representations and warranties contained in the Merger Agreement are true and correct in all material respects at the Effective Time; (ii) all covenants and agreements required by the Merger Agreement to be performed or complied with have been performed or complied with in all material respects on or prior to the Effective Time; (iii) the parties have received legal opinions and other documents described in the Merger Agreement; (iv) there shall have been no material adverse change in the business of Tri-Magna; (v) the parties have received all required governmental approvals;
(vi) not more than ten percent (10%) of the shares of Tri-Magna Common Stock remain eligible to exercise appraisal rights as of the Effective Time; (vii) Medallion successfully completes its financing; and (viii) Medallion acquires the other Acquired Companies.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time (i) at the election of Tri-Magna upon written notice to Medallion, if Medallion has materially breached any representation, warranty, covenant or agreement contained in the Merger Agreement and has not, within twenty (20) business days of receipt by Medallion of written notice from Tri-Magna of such breach of representation, warranty, covenant or agreement, cured such breach;
(ii) at the election of Medallion upon written notice to Tri-Magna, if Tri-Magna has materially breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within twenty (20) business days of receipt by Tri-Magna of written notice from Medallion of breach of representation, warranty, covenant or agreement, cured such breach; (iii) by either party if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable; (iv) by Tri-Magna's Board of Directors or the Special Committee if it determines, upon the written advice of independent legal counsel, that it is required by fiduciary obligations under applicable law to terminate the Merger

Agreement; (v) by Medallion if Tri-Magna's Board of Directors or Special Committee (A) withdraws its recommendation that Stockholders vote in favor of the Merger or (B) makes a favorable recommendation regarding an alternative transaction; (vi) at any time on or prior to the Effective Time by written agreement of Tri-Magna and Medallion; or (vii) by either party if, without fault of such party, the Effective Time shall not have occurred by June 30, 1996, which date may be extended by mutual agreement of the parties. The Merger Agreement also permitted Tri-Magna to terminate the Merger Agreement if, by February 29, 1996, Medallion had not filed a registration statement with the Commission relating to the IPO or otherwise provided evidence reasonably satisfactory to Tri-Magna of Medallion's financing; Medallion's registration statement was filed before that date.

     If terminated as provided in the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of either party, its directors, officers or stockholders with the exception of the provisions relating to confidentiality, publicity and expenses, which will remain in effect. However, termination of the Merger Agreement pursuant to one or more of the methods described therein does not relieve a party from liability for any breach of the Merger Agreement occurring before such termination.

WAIVER AND AMENDMENT

     At any time prior to the Effective Time, (i) the parties to the Merger Agreement may, by written agreement, modify, amend or supplement any term or provision of the Merger Agreement or extend the time for performance of any obligation thereunder and (ii) any term or provision of the Merger Agreement may be waived in writing by the party entitled to the benefits thereof; provided, however, that after the Merger Agreement is adopted by the Stockholders, no such amendment or modification may be made without further approval of the Stockholders if such amendment or modification would change the amount or kind of consideration to be received in exchange for the Common Stock or materially adversely affect the rights of the Stockholders.

REGULATORY MATTERS

     Besides the filing of appropriate merger documents with the Secretary of State of Delaware, approvals from the Commission and the SBA are required to effect the Merger. See "Regulatory Approvals."

EXPENSES

     Subject to certain exceptions, the Merger Agreement provides that each party will bear its respective expenses incurred in connection with the negotiation, preparation, execution, review and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

     Medallion is responsible for all expenses relating directly to (i) its organization; (ii) legal fees relating to representation in connection with (A) the letters of intent between Medallion and each of the Acquired Companies, (B) the Merger Agreement and the definitive acquisition agreements between Medallion and each of the Acquired Companies and (C) proceedings before the SBA relating to the acquisitions of the Acquired Companies; and (iii) other expenses unrelated to the acquisitions of the Acquired Companies or the IPO.

     Tri-Magna is responsible for (i) all expenses relating directly to the preparation, filing and clearance through the Commission of preliminary and definitive proxy materials relating to the solicitation of Stockholder approval of the Merger Agreement; (ii) fees relating to investment banking services provided in connection with the review of the fairness of the Merger; (iii) legal fees relating to representation of Tri-Magna in connection with (A) the Letter of Intent and Merger Agreement and (B) proceedings before the SBA; and
(iv) accounting fees relating to the preparation of financial statements for Tri-Magna in connection with (A) the Merger Agreement and (B) the registration statement relating to the IPO.

     Subject to certain conditions, Tri-Magna has agreed to pay or reimburse Medallion up to a maximum amount equal to the lesser of (i) $200,000 or (ii) 33 1/3% of the aggregate amount of (A) expenses relating to preparation of the registration statement and prospectus covering the IPO, including accounting and legal fees, printing costs and fees for filings and applications made with the Commission, the National Association of Securities Dealers, state Blue Sky authorities and the Nasdaq National Market; (B) legal fees relating to the resolution of joint issues raised by the overall structure of the acquisition of the Acquired Companies and the IPO in connection with proceedings before the SBA; (C) legal fees for representation in connection with preparation of the application for an exemptive order under the 1940 Act; and (D) accounting fees relating to the consolidation of the financial statements of the Acquired Companies. Such payments or reimbursement are subject to the condition that Medallion obtain the prior approval of the Special Committee before incurring or entering into binding commitments with respect to such expenses and informs Tri-Magna as such expenses are incurred.

     If Tri-Magna's Board of Directors or the Special Committee terminates the Merger Agreement because it receives an alternative acquisition offer and determines, upon the written advice of independent legal counsel, that it is required by fiduciary obligations to so terminate or Medallion terminates the Merger Agreement because Tri-Magna's Board of Directors or the Special Committee withdraws its recommendation that Stockholders vote in favor of the Merger or makes a favorable recommendation regarding an alternative transaction and, in either case, prior to such termination or within twelve (12) months thereafter,
(i) Tri-Magna enters into an alternative acquisition transaction or (ii) Tri-Magna's Board of Directors or the Special Committee has approved an alternative acquisition transaction or has recommended that Stockholders approve or accept an alternative acquisition transaction, then Tri-Magna shall be responsible for paying or reimbursing Medallion, within five (5) business days after demand therefor, for certain expenses otherwise allocated to Medallion; provided that the aggregate amount of expenses to be so paid or reimbursed for which Tri-Magna is not otherwise responsible shall not exceed $650,000.

ACCOUNTING TREATMENT

     Medallion will account for the Merger using the purchase method of accounting.

                                APPRAISAL RIGHTS

     Holders of record of Common Stock who comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). A person having a beneficial interest in the Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is reprinted in its entirety as Exhibit C to this Proxy Statement. All references in Section 262 and in this summary to a "Stockholder" are to a record holder of Common Stock as to which appraisal rights are asserted.

     The failure of a Stockholder to vote against the Merger will not, in and of itself, constitute a waiver of such Stockholder's appraisal rights under Section 262.

     Under the DGCL, holders of shares who follow the procedures set forth in
Section 262 will be entitled to have their shares appraised by the Delaware Chancery Court (the "Chancery Court") and to receive payment in cash equal to the "fair value" of such shares at the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Stockholders who desire to exercise their appraisal rights must deliver to Tri-Magna, before the taking of the vote on the Merger Agreement, a written demand for appraisal of their shares of Common Stock. This written demand for appraisal of shares of Common Stock must be in addition to and separate from any proxy vote abstaining from or voting against the Merger Agreement. Voting against, abstaining from voting or failing to vote on the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

     Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval of the Merger Agreement. If a Stockholder returns a signed proxy but does not specify a vote against approval of the Merger Agreement or a direction to abstain, the proxy will be voted for approval of the Merger Agreement, which will have the effect of waiving that Stockholder's appraisal rights.

     A demand for appraisal must be executed by or for the Stockholder of record, fully and correctly, as such Stockholder's name appears on the applicable Common Stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner(s).

     A record owner, such as a broker, who holds shares of Common Stock as a nominee for others may exercise his right of appraisal with respect to the shares for all or less than all beneficial owners of shares as to which he is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of such record owner.

     A Stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Myron Cohen, Secretary, Tri-Magna Corporation, Suite 2000, 205 East 42nd Street, New York, New York 10017. The written demand for appraisal should specify the Stockholder's name and mailing address and that the Stockholder is thereby demanding appraisal of his, her or its shares of Common Stock. Within ten days after the Effective Time, Medallion must notify each Stockholder who has complied with Section 262 of the date upon which the Effective Time occurred.

     Within 120 days after the Effective Time, any Stockholder who has satisfied the requirements of Section 262 may deliver to Marie Russo, Medallion Financial Corp., Suite 2000, 205 East 42nd Street, New York, New York 10017, a written demand for a statement listing the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Medallion or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     Within 120 days after the Effective Time, either Medallion or any Stockholder who has complied with the required conditions of Section 262 may file a petition in the Chancery Court demanding a determination of the value of the shares of Common Stock of all Stockholders demanding appraisal rights. Medallion has no present intention to file such a petition if demand for appraisal is made.

     Upon the filing of any such petition by a Stockholder, service of a copy thereof shall be made upon Medallion which shall, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all Stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Register in Chancery, if so ordered by the Chancery Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Medallion and to the Stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Chancery Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Chancery Court and the costs thereof shall be borne by Medallion.

     If a petition for an appraisal is filed in a timely fashion, after a hearing on such petition, the Chancery Court shall determine the Stockholders who have complied with Section 262 and who have become entitled to appraisal. The Chancery Court may require the Stockholders who have demanded an appraisal for their shares to submit share certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any Stockholder fails to comply with such a direction, the Chancery Court may dismiss the proceeding as to such Stockholder.

     After determining the Stockholders entitled to an appraisal, the Chancery Court shall appraise the shares of Common Stock owned by such Stockholders, determining their fair value, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.
In determining the fair rate of interest, the Chancery Court may consider all relevant factors, including the rate of interest Medallion would have had to pay to borrow money during the pendency of the proceeding. In determining fair value of such shares, the court is to take into account all relevant factors.
In Weinberger v. UOP, Inc. et al., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of the Company... ."  The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that the "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     The Chancery Court shall direct payment of the fair value of the shares of Common Stock, together with interest, if any, by Medallion to the Stockholders entitled thereto.

     Stockholders considering seeking appraisal of their shares of Common Stock should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Chancery Court and allocated among the parties as the Chancery Court deems equitable in the circumstances. Upon application of a Stockholder, the Chancery Court may order all or a portion of the expenses incurred by any Stockholder in connection with the appraisal proceeding including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. In the absence of such a determination or assessment, each Stockholder bears his, her or its own expenses.

     From and after the Effective Time, no Stockholder who has demanded appraisal rights as provided in Section 262 shall be entitled to vote such shares of Common Stock for any purpose or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Stockholders of record at a date which is prior to the Effective Time.

     Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any Stockholder shall have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, the Stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with the written approval of Medallion. If no petition for appraisal is filed with the Chancery Court within 120 days after the Effective Time, Stockholders' rights to appraisal will cease and Stockholders will be entitled to receive the Merger Consideration as provided for in the Merger Agreement. Inasmuch as Medallion has no obligation to file such a petition, any Stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Chancery Court demanding appraisal shall be dismissed as to any Stockholder without the approval of the Chancery Court and such approval may be conditional upon such terms as the Chancery Court deems just.

                          INTERESTS OF CERTAIN PARTIES

     Alvin Murstein is President and a director of Tri-Magna and also is Chairman of the Board of Directors and Chief Executive Officer of Medallion. Andrew Murstein is Alvin Murstein's son and Tri-Magna's Director of New Business Development. Andrew Murstein also is President and a director of Medallion. Each of the Alvin Murstein Second Family Trust and the Andrew Murstein Family Trust (the "Murstein Trusts") was issued 100 shares of common stock in connection with the incorporation of Medallion at a price reflecting the fair market value of Medallion at inception, which shares comprise all of Medallion's outstanding shares of common stock as of the date hereof. Each of Alvin Murstein and Andrew Murstein is a trustee and a beneficiary of the trust bearing his name. It is anticipated that, immediately preceding the IPO, Medallion will amend its charter to increase the number of authorized shares of common stock and effect a stock split to increase the number of outstanding shares of common stock. A percentage of the newly authorized but unissued shares of common stock will be offered to the public in the IPO. The exact number of shares to be offered in the IPO and the exact ratio of the stock split has not been determined and will depend upon the valuation of Medallion by the underwriters, the amount raised by Medallion in the IPO and the per share offering price of the common stock in the IPO. It is anticipated, however, that Medallion's pro forma capitalization will consist of the shares of Medallion common stock sold in the IPO and a significant minority interest held by the Trusts comprised of the 200 shares issued to the Murstein Trusts in connection with the organization of Medallion, the additional shares issued to the Murstein Trusts in connection with the stock split and shares to be issued to Alvin Murstein in exchange for a capital contribution of $1,000,000 at a purchase price per share equal the public offering price of Medallion shares sold in the IPO. The value of the Medallion shares held by the Murstein Trusts at the time of the Merger will be dependent upon the size and the per share offering price of the IPO and the subsequent market reaction.

     In addition, it is contemplated that Messrs. Myron Cohen, Robert Fanger and Michael Miller, who are stockholders, officers and directors of Tri-Magna, will, through an investment adviser entity (the "Sub-Adviser") formed by them, enter into a sub-advisory contract with Medallion to provide investment advisory services to Medallion (the "Sub-Advisory Agreement"). Messrs. Cohen, Fanger and Miller, collectively, hold 14.97% of Tri-Magna's outstanding Common Stock. Pursuant to the Sub-Advisory Agreement, upon the request of the officers of Medallion, the Sub-Adviser will consult with respect to strategic decisions concerning originations, credit quality assurance, development of financial products, leverage, funding, geographical and product diversification, the repurchase of participations, acquisitions, regulatory compliance and marketing. Under the Sub-Advisory Agreement, the Company will pay the Sub-Adviser an advisory fee of $225,000 per year, payable monthly in arrears. The Sub-Advisory Agreement initially will be approved by a majority of the non-interested directors of Medallion, the Board of Directors of Medallion and by a majority of Medallion's voting securities outstanding immediately prior to the closing of the IPO and, unless earlier terminated as described below, will remain in effect for a period of at least two years following execution and delivery by the parties (which is expected to occur upon the closing of the IPO). The term will continue from year to year thereafter if approved annually by (i) a majority of Medallion's non-interested directors and (ii) the Board of Directors, or by a majority of Medallion's outstanding voting securities, as defined in the 1940 Act. The Sub-Advisory Agreement will be terminable without penalty to Medallion on 60 days' written notice by either party or by vote of a majority of Medallion's outstanding voting securities and will terminate if assigned. Pursuant to an escrow arrangement under which shares of Medallion common stock are deposited, two private trusts affiliated with Alvin Murstein and Andrew Murstein have agreed to assure the Sub-Adviser of the payment of at least $900,000, representing four years of advisory fees, under the Sub-Advisory Agreement.

     Messrs. Kreitman and Ward, who served on the Special Committee, were asked to and did become directors of Medallion, after the Special Committee recommended that the Merger be approved.

     Approximately $1,670,680, representing 12.5% of the aggregate Merger Consideration will be paid to purchase the Common Stock beneficially owned by certain Stockholders of Tri-Magna who are, will or, in the case of Messrs. Kreitman and Ward, may become officers, directors or 5% stockholders of Medallion as follows: Alvin Murstein--$1,449,020; Andrew Murstein--$105,000; Michael Fanger--$92,660; Marie Russo--$24,000; Stanley Kreitman--$10,000; and Benjamin Ward--$10,000. In addition, approximately $2,476,980, representing 18.52% of the aggregate Merger Consideration will be paid to purchase the Common Stock beneficially owned by the following directors of Tri-Magna: Myron Cohen-- $652,000; Robert Fanger--$686,000; Michael Miller--$663,980; Richard Giesser-- $253,000; Barnet Liberman--$212,000; and T. Lincoln Morison--$10,000. The foregoing persons will also be entitled to participate pro rata with all Stockholders in any dividends, including the Special Distribution, that may be declared by Tri-Magna prior to the Effective Time. Myron Cohen, Robert Fanger, Michael Miller, Richard Giesser, Barnet Liberman, and T. Lincoln Morison will not become officers, directors or 5% stockholders of Medallion, but Myron Cohen, Robert Fanger and Michael Miller will own the Adviser.

     Messrs. Myron Cohen, Robert Fanger, Michael Miller and Alvin Murstein have agreed to vote the 172,550 shares of Common Stock beneficially owned by them in the aggregate, representing approximately 25.8% of the outstanding shares, in favor of the Merger Agreement.

                       TRI-MAGNA'S PRINCIPAL STOCKHOLDERS

     The table below sets forth the beneficial ownership of Tri-Magna's Common Stock as of April 1, 1996 (i) by each person who is known by Tri-Magna to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director and (iii) by all directors and officers as a group.

                                       Number of Shares    Percentage of
                                         Beneficially       Outstanding
                                          Owned (1)        Common Stock
                                       ----------------    -------------
Myron Cohen(2).................          32,600(2)              4.9%
Robert D. Fanger(3)............          34,300(3)              5.1%
Richard A. Giesser(4)..........          12,650(4)              1.9%
Barnet L. Liberman(5)..........          10,600(5)              1.6%
Michael A. Miller(6)...........          33,199(6)              5.0%
Alvin Murstein(7)..............          72,451(7)             10.8%
Stanley Kreitman...............             500                  *
T. Lincoln Morison, Jr.(8).....             500(8)               *
Benjamin Ward..................             500                  *
All directors and officers as             203,800              30.5%
 a group (12 persons)..........

- -----------------------------------
* Less than 1%

(1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares deemed beneficially owned does to constitute an admission by such Stockholder of beneficial ownership of such shares.
(2)  Includes 5,000 shares held by Mr. Cohen's wife.
(3) Includes 13,300 shares held by Mr. Fanger jointly with his wife, 1,000 shares held by or for the benefit of his wife and 15,000 shares held by a trust of which Mr. Fanger is a trustee and beneficiary. Mr. Fanger's address is 205 East 42nd Street, Suite 2000, New York, New York 10017.
(4)  Includes 6,200 shares held by or for the benefit of Mr. Giesser's wife.
(5)  Includes 5,100 shares held by Mr. Liberman as custodian for his children.
(6) Includes 18,100 shares held by Mr. Miller jointly with his wife, and 8,482 shares held by or for the benefit of his wife.
(7) Includes 9,400 shares held by or for the benefit of Mr. Murstein's wife and 4,084 shares held by Mr. Murstein's daughter. Mr. Murstein's address is 205 East 42nd Street, Suite 2000, New York, New York 10017.
(8)  These shares are held by Mr. Morison jointly with his wife.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the principal federal income tax consequences of the Merger. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations, current administrative rulings of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change, retroactively or prospectively. Moreover, this discussion does not purport to be a complete analysis of all potential tax effects relevant to a particular Stockholder nor does it address the tax consequences that may be relevant to particular categories of Stockholders subject to special treatment under certain federal income tax laws. In addition, it does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction.
Accordingly, each Stockholder is urged to consult such holder's own tax advisor regarding the tax consequences of the Merger in such holder's own particular tax situation and regarding state, local and foreign tax implications of the Merger and any tax reporting requirements of the Merger.

TAX CONSEQUENCES TO TRI-MAGNA'S STOCKHOLDERS.

     Assuming that a Stockholder holds the stock of Tri-Magna as an investment and not primarily for sale to customers in the ordinary course of business, the cash received as the Merger Consideration is subject to tax as a capital gain pursuant to Section 331 of the Code. The gain is the amount in excess of the Stockholder's basis in the Common Stock. For non-corporate Stockholders, there is currently a special capital gains tax rate of 28%, so long as the Common Stock has been held by the Stockholder for more than one year. For corporate Stockholders, the tax rate for capital gains is the same as ordinary income, but capital gains can be offset by any capital losses.

     Dividend payments made by Tri-Magna to its shareholders prior to the Effective Time of the Merger will be taxable in accordance with the rules governing distributions of a regulated investment company ("RIC"), as defined in
Section 851 of the Code, to its shareholders, as set forth in Section 852(b) of the Code. Unless otherwise designated by Tri-Magna, these distributions will be taxed as ordinary income dividends to the extent of Tri-Magna's current or accumulated earnings and profits and otherwise as return of capital distributions which reduce the shareholder's basis in its shares of Tri-Magna and, to the extent they exceed such basis, could result in a capital gain. A reduction in basis from the distribution would increase the amount of gain to be recognized upon receipt of the Merger Consideration. Ordinary income distributions of a RIC may be eligible for the dividends received deduction available to certain corporate recipients to the extent provided in Section 854 of the Code.

     Proposals are pending in Congress to lower the tax rate for capital gains of both corporate and non-corporate Stockholders. It is not clear that this legislation will be enacted, and, if enacted, whether it will be effective at the Effective Time of the Merger.

TAX TREATMENT OF TRI-MAGNA.

     The merger of Tri-Magna into Medallion will be treated for tax purposes as a sale of the assets of Tri-Magna for cash, followed by a distribution of the cash in full liquidation of the corporation. The transaction is taxable to the extent the cash proceeds exceed Tri-

Magna's tax basis in its assets. Assuming at the Effective Time of the Merger that Tri-Magna qualifies for special tax treatment as a regulated investment company is accordance with Subchapter M of the Code, and Tri-Magna currently has an election in effect providing for this treatment, the gain on the sale of the assets should be eliminated by the special dividends paid deduction provided for in Section 852(b)(2)(D) of the Code. Accordingly, Tri-Magna should avoid paying any tax as a result of the Merger.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH STOCKHOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER LAWS.

                              REGULATORY APPROVALS

     Absent an exemption, the 1940 Act generally prohibits transactions between a registered investment company and certain persons (for example, officers, directors and 5% stockholders) defined as "affiliated persons" of such company under the 1940 Act. For purposes of the 1940 Act, certain Management Affiliates are affiliated persons of Tri-Magna by reason of their positions as officers, directors, employees and/or 5% stockholders of Tri-Magna, and Tri-Magna is an affiliated person of certain Management Affiliates. Certain Management Affiliates also are affiliated persons of Medallion by reason of their positions as officers, directors, employees and/or 5% stockholders of Medallion, and Medallion is an affiliated person of certain Management Affiliates. In addition, the Management Affiliates may be deemed to control both Tri-Magna and Medallion for purposes of the 1940 Act and, accordingly, Medallion and Tri-Magna may be deemed to be under common control and, therefore, each of Medallion and Tri-Magna may be deemed to be an affiliated person of the other.

     The proposed Merger of Tri-Magna and Medallion may be deemed to be a sale of Tri-Magna's assets and, therefore, may constitute (i) a purchase of property from a registered investment company (Tri-Magna) by an affiliated person of such company and (ii) the sale of property to a registered investment company (Medallion) by an affiliated person of such company. Accordingly, absent an exemption, the 1940 Act may prohibit the Merger. In addition, the Merger and the transactions contemplated thereby in which Tri-Magna, MFC, Medallion and certain of the Management Affiliates are participating may be deemed to be a joint enterprise or transaction in which they have a joint participation in the profits and, accordingly, an order of the Commission permitting such transaction may be required under the 1940 Act. The operations of Medallion following the Merger will also require an exemptive order due to certain restrictions imposed under the 1940 Act relating to the capital and ownership structure of Medallion and its subsidiaries and to transactions among Medallion, its subsidiaries and third parties.

     On September 5, 1995, Medallion, Tri-Magna, MFC and certain Management Affiliates filed with the Commission an application for exemptions under the relevant provisions of the 1940 Act to permit the Merger and the transactions contemplated thereby and the proposed operation of Medallion and its subsidiaries following the Merger. The Merger may not be consummated unless an order granting the exemptions requested under the application is granted by the Commission.

     Regulations promulgated pursuant to the Small Business Investment Act of 1958 establish prior written approval of the SBA as a prerequisite to the consummation of any proposed stock transfer which would result in a change of control over an SSBIC or SBIC. Because MFC is an SSBIC and because the Merger will transfer control of MFC from Tri-Magna to Medallion, prior approval from the SBA is required. Furthermore, certain of the other Acquired Companies are SSBICs or SBICs; consequently, SBA approval is also necessary for consummation of those transactions. The applicable parties filed formal requests for approval with the SBA during January 1996.

                            DESCRIPTION OF TRI-MAGNA

GENERAL

     Tri-Magna is a specialty finance company which operates primarily in New York City. Through MFC, Tri-Magna has established a leading position in the origination and servicing of loans secured by medallions and other taxicab related assets; Tri-Magna also originates and services commercial installment loans to small businesses outside of the taxicab industry. In addition, Tri-Magna operates a taxicab rooftop advertising display business through its subsidiary Media.

     Tri-Magna is a closed-end, management investment company registered under the 1940 Act and is the sole stockholder of MFC and Media. MFC, one of the largest SSBICs in the nation, was incorporated in 1979 and is a closed-end, management investment company registered under the 1940 Act. Media, which was incorporated in August 1994, operates a taxicab rooftop advertising display business.

     Tri-Magna has elected to be treated for tax purposes as a registered investment company (a "RIC") under the Code. As a RIC, Tri-Magna is not subject to U.S. federal income tax on any investment company taxable income (which includes, among other things, dividends, interest and income from securities lending, reduced by deductible expenses) that it distributes to Stockholders for any taxable year if at least 90% of its investment company taxable income for such taxable year is distributed.

SPECIALTY FINANCE

     Tri-Magna's finance business is operated primarily through MFC and has two primary areas of concentration. The principal area of lending activity is originating and servicing loans secured by medallions and related taxicab assets in the New York City metropolitan area. Tri-Magna has been engaged in medallion lending since 1979 and has developed a leading position in the industry. In order to diversify, since 1987, Tri-Magna has originated and serviced commercial installment loans, primarily to dry cleaners and laundromats.

     SBA Regulations require, subject to limited exceptions, MFC, as a SSBIC, to lend only to Disadvantaged Borrowers.

     At December 31, 1995, approximately 68% of Tri-Magna's loan portfolio was collateralized by taxicab medallions and related assets and substantially all of such loans were collateralized by first security interests in such assets. At December 31, 1995, the average loan size of outstanding medallion loans was $107,323. During the nine months ended December 31, 1995, Tri-Magna originated 186 medallion loans. These loans typically bear fixed rates of interest in excess of prime. At December 31, 1995, Tri-Magna's outstanding medallion loans had a weighted average rate of interest of 9.62%.

     Tri-Magna initiated commercial installment loan operations in 1987 in an attempt to obtain additional SBA funding following SBA indications that funding would no longer be provided for medallion lending and in order to diversify its loan portfolio which, prior to that time, consisted solely of medallion loans. Tri-Magna has focused on recourse equipment financing in the laundry and dry cleaning industries. These industries were targeted because they are low-technology, basic service businesses in abundance in the New York City area.

     From the inception of this business in 1987 through December 31, 1995, Tri-Magna has originated approximately 1,056 commercial installment loans in the aggregate principal amount of approximately $69 million. Tri-Magna's aggregate charge-offs of total commercial installment loans originated during that period were approximately $276,000 or 0.47%. Of the 1,056 commercial installment loans that were originated, 564, with an aggregate principal balance of $30,630,865, were outstanding at December 31, 1995. Tri-Magna originated 154 commercial installment loans during the nine months ended December 31, 1995, in the aggregate principal amount of $9,633,862, compared to 173 commercial installment loans in the aggregate principal amount of $9,205,493 originated in the nine months ended December 31, 1994. Of the 564 outstanding loans as of December 31, 1995, approximately 264 were to dry cleaners and approximately 244 were to laundromats. Generally, Tri-Magna's commercial loans finance either the purchase or improvement of an existing business or the purchase of the equipment and related assets necessary to open a new business. The average size of a loan in Tri-Magna's commercial installment loan portfolio is $54,300.

     MFC traditionally has relied on both SBA financing and bank credit facilities to fund its operations. SBA debentures are subordinated in order to facilitate SBIC and SSBIC access to private debt capital. In order that the SBA may better protect its position as a subordinated creditor, newly-implemented regulations authorize the SBA to regulate the amount of non-SBA leverage that SBICs and SSBICs with outstanding SBA debentures may incur. Under these regulations, SBICs and SSBICs may not incur additional non-SBA debt without the prior approval of the SBA. In addition, unless otherwise waived in writing by the SBA, SBICs and SSBICs with existing lines of credit are required to obtain SBA approval before increasing or refinancing amounts outstanding under such lines of credit.

     Because Tri-Magna was concerned that the SBA could preclude MFC from increasing or refinancing its existing lines of credit due to concerns over the concentration of loans in the taxi industry, Tri-Magna's management determined in 1995 that it would be prudent to redeem MFC's outstanding SBA debentures in view of the dramatic impact on earnings that such an action by the SBA could cause. MFC was advised by its lenders, however, that such redemption could not be financed through an increase in MFC's credit facility because the principal amount of the debentures ($12,500,000) to be redeemed was too large. In addition, $6,500,000 out of the $12,500,000 in SBA debt outstanding was due September 30, 1995 (which represented an extension from March 31, 1995). With no assurance that the SBA would continue to extend the due date or that the terms of any such extension would be acceptable to MFC, Tri-Magna's management negotiated in September 1995 a two-tiered loan facility with a syndicate of banks for the purpose of redeeming all outstanding debentures and preferred stock issued by MFC to the SBA. The first tier of the facility provided a short-term, secured loan to Tri-Magna in the principal amount of $3,231,900, subject to the terms herein described. The proceeds of this loan were paid to MFC in the form of a contribution to capital. The second tier of the facility then increased MFC's existing credit facility by an amount that, in combination with the Tri-Magna capital contribution, was sufficient to enable MFC to redeem all outstanding securities issued to the SBA. On September 29, 1995, Tri-Magna and MFC entered into the loan facility and MFC completed the redemption of its outstanding SBA debentures and preferred stock. The terms of this loan provide that the entire principal amount is payable upon the earlier of the closing of the IPO or May 31, 1996. In the event the IPO does not occur by May 31, 1996, Tri-Magna will need to find alternative sources of funds in order to pay the bank loan.

     MFC also has a credit facility with a bank syndicate consisting of an $80 million revolving line of credit, a $2 million term loan and a $1,913,000 demand loan. Amounts outstanding under the revolving line of credit and the demand loan bear interest at the agent bank's prime rate or, at MFC's option, a rate based on LIBOR, and are secured by all of MFC's assets. The weighted average annual rate of interest paid on the term loan for the nine months ended December 31, 1995, was 6.89%. The revolving line of credit matures on December 31, 1996 and the term loan matures on July 31, 1997. As of December 31, 1995, there was an outstanding balance of $73,150,000 million under the revolving line of credit.

     To terminate the SBA limit on the amount of bank debt MFC could incur, on September 29, 1995, MFC also entered into a Preferred Stock Repurchase Agreement dated August 12, 1994 with the SBA (the "SBA-MFC Repurchase Agreement"). Pursuant to the SBA-MFC Repurchase Agreement, MFC repurchased all of its 3% preferred stock from the SBA for an aggregate price of $3,231,900, representing a discount of 65% from the original issuance price of $9,234,000. The repurchase price discount of $6,002,100 (the "MFC Preferred Stock Repurchase Discount") reflects the below market 3% dividend rate and the fact that the preferred stock was not subject to mandatory redemption at any time. In connection with the SBA-MFC Repurchase Agreement, and as consideration for the MFC Preferred Stock Repurchase Discount, MFC has granted the SBA a liquidating interest in a newly created restricted capital surplus account (the "SBA-MFC Restricted Surplus Account"). The initial value of the SBA's liquidating interest in the SBA-MFC Restricted Surplus Account was $6,002,100, the amount of the SBA-MFC Preferred Stock Repurchase Discount on the date of repurchase. The SBA's liquidating interest in the SBA-MFC

Restricted Surplus Account will be amortized over a 60 month period on a straight-line basis, commencing August 12, 1994, the date of the application to the SBA for such repurchase. If MFC is in default at any time under the SBA-MFC Repurchase Agreement, the SBA's liquidating interest in the SBA-MFC Restricted Surplus Account will become fixed at the level in effect immediately preceding the event of default and will not amortize further until the default is cured or waived. The SBA's liquidating interest is scheduled to expire on August 12, 1999. The SBA has a claim against the assets of MFC, in the amount of the balance of its liquidating interest in the Restricted Surplus Account, superior to claims of any stockholder of MFC. As of December 31, 1995, the unamortized amount of the SBA's liquidating interest in the SBA-MFC Restricted Surplus Account was $4,351,523.

     The following table classifies Tri-Magna's loans outstanding as of December 31, 1995:


                                                              Weighted
                                                Number         Average          Maturity           Balance
                                               of Loans     Interest Rate         Date           Outstanding
Type of Loan                                   --------     -------------         ----           -----------
Medallion Loans                                   618            9.62%       1/1/96-11/1/04       $66,325,551
Dry Cleaners and Laundromats                      508            13.75%       1/1/96-9/1/05       $25,416,397
Other                                              56            12.17%       1/1/96-9/1/05       $ 5,214,468
                                                 -----           -----        -------------       -----------
Total                                            1182            10.79%       1/1/96-9/1/05       $96,956,416


     The following table sets forth Tri-Magna's loans originated, renewed and repaid for the periods indicated:

                                                                       Year Ended                 Nine Month
                                                                        March 31,              Ended December 31,
                                                                          1995                  1994       1995
                                                                       -----------              ---------------
                                                                                  (In Thousands)

Loans originated................................................     33,400,366      24,580,319        21,837,827
Loan repayments (including renewals)............................   $(24,881,065)   $(17,695,062)  $   (16,928,031)
(Increase) decrease in unrelated depreciation...................   $     52,000    $     72,000   $      (120,000)
Loans written off...............................................   $    (31,761)   $    (36,151)  $       (56,804)

Increase in loans receivable....................................   $  8,548,529    $  6,921,106   $     4,846,600

Loans receivable-net (beginning of period)......................   $ 82,651,287    $ 82,651,287   $    91,199,816
Loans receivable-net (end of period)............................   $ 91,199,816    $ 89,572,393   $    96,046,416

          Banks, credit unions, finance companies and other SSBICs and SBICs compete with Tri-Magna in making medallion loans and commercial installment loans. Finance subsidiaries of equipment manufacturers also compete with Tri-Magna.

TAXICAB ADVERTISING

          Media provides taxicab rooftop advertising displays ("Displays") in New York City, Atlanta, Boston, Los Angeles, Miami and Philadelphia.
Medallion's management believes there are significant opportunities in this business for a firm that operates in several major metropolitan markets because many large advertisers prefer to advertise nationally. Media is well positioned to take advantage of this opportunity because it believes it is one of the largest single providers of such advertising in the nation. Media believes that there are growth opportunities within existing markets because only 25% of New York City taxicabs have rooftop advertising and a much smaller percentage of the taxicabs in major metropolitan areas nationwide have rooftop advertising. In addition, Media believes that its growth will be facilitated by its reputation and relationships within the taxicab industry and because the incremental income to be derived by taxicab owners from rooftop displays provides an incentive to such owners. Media owns approximately 1,669 installed Displays, and at December 31, 1995 Media's Display occupancy rate was 60%.

          Generally, Media enters into agreements with taxicab associations, fleets or individuals to lease taxicab rooftop space for five year terms. Typically under these agreements, Media is only required to make lease payments upon receipt of payment from the relevant advertiser; accordingly, unoccupied Displays remain on taxicab rooftops rent free. Media markets the Display spaces to companies promoting products, advertising agencies and outdoor advertising buying agencies. Advertising contracts generally vary from 30 days to one year and provide for monthly payments of rent by the advertiser.

          The following table sets forth the categories of business from which Media derived Display revenue for the nine months ended December 31, 1995, and the respective percentages of revenue.

     Tobacco products..................................   93.4%
     Entertainment.....................................    6.6%
                                                          -----
     Total.............................................  100.0%

     For the nine months ended December 31, 1995, $1,233,477 in revenues, $1,138,565 in expenses and $94,912 in operating profit were attributable to Media's activities. Management believes that significant opportunities for profitable expansion exist in this business area.

CERTAIN FINANCIAL DATA

     The following table sets forth certain per share financial data of Tri-
Magna:


                                               Per Share
                                             Financial Data
                                       -------------------------

                                  Year Ended           Nine Months Ended
                                March 31, 1995         December 31, 1995
                                --------------         -----------------
Earnings (Loss) from
 Continuing Operations...          $ 2.23                   $ 1.77
Book Value...............          $16.25                   $25.88*
Cash Dividends Declared..          $ 2.20                   $ 1.10

___________________

* Includes $6.50 per share representing the unamortized amount of the SBA's liquidating interest in Tri-Magna's restricted capital surplus resulting from MFC's repurchase of its 3% preferred stock owned by the SBA at a 65% discount under a SBA preferred stock repurchase agreement. In the event of liquidation, the unamortized portion of the liquidating interest becomes immediately payable to the SBA. The repurchase was completed on September 29, 1995, with an effective date of August 12, 1994. The per share data for March 31, 1995 has not been restated to reflect the subsequent repurchase. The purchase price of the preferred stock was $3,231,900. The amount of the discount, $6,002,100 ($8.97 per share) was recorded as an increase in capital in a restricted capital surplus account separate from other capital accounts. Under the repurchase agreement, the SBA retains a liquidating interest in the amount of the discount, which amortizes on a straight line basis over five years commencing August 12, 1994. Upon the occurrence of any event of default under the repurchase agreement, the SBA's liquidating interest would become fixed at the level immediately preceding the event of default and would not amortize further until the default is cured or waived.


EMPLOYEES

   As of December 31, 1995, Tri-Magna employed a total of 22 employees. No employees are covered by a collective bargaining agreement. Tri-Magna believes that its relations with all of its employees are good.

LEGAL MATTERS

   Tri-Magna and its subsidiaries are parties to various legal proceedings arising from the normal course of business, none of which, in Tri-Magna's management's opinion, is expected to have a material adverse impact on Tri-Magna's financial position or results of operations.

   In 1993, MFC entered into a "Stipulation of Compliance Agreement" with the SBA under which MFC agreed to implement procedures intended to prevent the origination of loans not meeting SBA guidelines. The Agreement was entered into in connection with allegations that MFC made two loans, totalling $650,000, to borrowers who did not meet the guidelines. These loans are no longer on Tri-Magna's books.

                                   FINANCING

   In connection with the IPO, Medallion has filed a registration statement with the Commission on Form N-2 covering shares of its common stock. Medallion plans to use the proceeds of the offering of such common stock to purchase Tri-Magna and the other Acquired Companies. The Merger, consequently, is conditioned on the successful completion of the IPO.

                                    EXPERTS

   The balance sheets of Tri-Magna as of March 31, 1994 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1995, have been used herein in reliance on the report of Arthur Anderson, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               FINANCIAL ADVISORS

   Gruntal acted as financial advisor to the Special Committee in connection with the Merger. Pursuant to the terms of the letter agreement, Tri-Magna has paid Gruntal $70,000 for rendering its opinion as to the fairness, from a financial point of view, of the Merger to Stockholders who are not also stockholders of Medallion. In addition, Tri-Magna has agreed to reimburse Gruntal for its reasonable out-of-pocket expenses, not to exceed $11,000 in the aggregate, including fees and disbursements of counsel, and to indemnify Gruntal and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

                           SOLICITATION COMPENSATION

   Tri-Magna will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock in connection with the Special Meeting. In addition to the use of mails, proxies may be solicited by officers and employees of Tri-Magna in person or by telephone. Tri-Magna may retain a professional proxy solicitation firm to assist in the solicitation of proxies at a cost that Tri-Magna estimates will not exceed $15,000.

                              ADDITIONAL MATERIALS

   Tri-Magna will furnish, without charge, a copy of its most recent annual report and semi-annual report succeeding the annual report to any Stockholder upon request. Enclosed herewith is a pre-addressed (first class) postage paid card for requesting such reports.

                                 OTHER MATTERS

   Tri-Magna knows of no other business that will be presented for action by the Stockholders at the Special Meeting. If other business is properly presented for consideration at the Special Meeting, the enclosed proxy authorizes the person named therein to vote the shares in their discretion.

                             STOCKHOLDER PROPOSALS

   If the Merger is not effected prior to Tri-Magna's 1996 annual meeting, in order for a stockholder proposal to be considered for inclusion in Tri-Magna's proxy materials for the 1996 annual meeting, it must be received by Tri-Magna at Tri-Magna Corporation, Suite 2000, 205 East 42nd Street, New York, New York 10017, Attention: Myron Cohen, Secretary, no later than June 30, 1996.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                 Page
                                                                                 ----

Report of Independent Accountants............................................    F-2

Balance Sheets as of March 31, 1995 and 1994.................................    F-3

Statements of Operations for the years ended March 31, 1995, 1994 and 1993...    F-4

Statements of Cash Flow for the years ended March 31, 1995, 1994
 and 1993....................................................................    F-5

Statements of Stockholders' Equity for the years ended
 March 31, 1995, 1994 and 1993...............................................    F-7

Notes to Financial Statements, March 31, 1995................................    F-8

Summary of Investments, March 31, 1995.......................................    F-15

Balance Sheets as of December 31, 1995 and December 31, 1994.................    F-17

Statements of Operations for the nine months ended
 December 31, 1995 and 1994..................................................    F-18

Statements of Cash Flows for the nine months ended
 December 31, 1995 and 1994..................................................    F-19

Statements of Stockholders' Equity for the nine months ended
 December 31, 1995...........................................................    F-20

Notes to Financial Statements, December 31, 1995.............................    F-21

Summary of Investments as of December 31, 1995...............................    F-30

                              ARTHUR ANDERSEN LLP



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors of Tri-Magna Corporation and Subsidiaries:


We have audited the accompanying consolidated balance sheets of Tri-Magna Corporation (a Delaware corporation) and subsidiaries (collectively referred to as the Company) as of March 31, 1995 and 1994, including the summary of investments as of March 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-Magna Corporation and subsidiaries as of March 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP


Boston, Massachusetts
May 22, 1995

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                            MARCH 31, 1995 AND 1994
                            -----------------------




                                              1995          1994
                                              ----          ----
ASSETS:
  Investments (Note 2)                    $91,989,816   $83,493,287
    Less unrealized depreciation on
      investments (Note 7)                    790,000       842,000
                                          -----------   -----------

                                          $91,199,816   $82,651,287
  Cash                                      1,848,889     1,574,232
  Accrued interest receivable                 797,900       678,451
  Furniture and fixtures, net                 527,281       139,923
  Other assets                              1,007,954       966,103
                                          -----------   -----------

        Total assets                      $95,381,840   $86,009,996
                                          ===========   ===========


LIABILITIES:
  Notes payable to banks and demand
     notes (Note 3)                       $61,488,000   $52,200,000
  Accounts payable and accrued expenses       424,102       533,881
  Accrued interest payable                    805,598       678,764
  Dividends payable (Note 5)                   69,255        69,255
  Subordinated debentures payable
     (Note 4)                              12,500,000    12,500,000
                                          -----------   -----------

                                          $75,286,955   $65,981,900
                                          -----------   -----------

OTHER LIABILITIES (Note 5)                $ 9,234,000   $ 9,234,000
                                          -----------   -----------

SHAREHOLDERS' EQUITY:
  Common stock (1,000,000 shares of $.01
    par value stock authorized, 668,900
     and 665,900 shares outstanding  at
     March 31, 1995 and 1994,
     respectively) (Note 6)               $     6,689   $     6,659
  Capital in excess of par value           11,276,811    11,227,341
  Accumulated undistributed loss             (422,615)     (439,904)
                                          -----------   -----------

        Total shareholders' equity        $10,860,885   $10,794,096
                                          -----------   -----------

        Total liabilities and             $95,381,840   $86,009,996
         shareholders' equity             ===========   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------
               FOR THE YEARS ENDED MARCH 31, 1995, 1994 AND 1993
               -------------------------------------------------



                                             1995         1994         1993
                                             ----         ----         ----
INVESTMENT INCOME:
  Interest on investments                  $9,045,896  $8,450,832   $8,060,477
  Advertising revenue (Note 1)                536,292           -            -
  Other income                                416,156     646,081      604,658
                                           ----------  ----------   ----------

          Total income                     $9,998,344  $9,096,913   $8,665,135
                                           ----------  ----------   ----------

EXPENSES:
  Interest on subordinated debentures      $  978,829  $1,015,279   $1,160,677
   (Note 4)
  Interest on bank debt (Note 3)            4,303,406   2,768,109    2,406,626
  Dividends on preferred stock (Note 5)       277,020     277,020      277,020
  Administration and advisory fees             30,700      31,805       17,562
  Legal and accounting fees                   310,970     468,384      320,169
  Directors' fees (Note 9)                     21,000      82,500       21,000
  Officers' and employees' salaries         1,075,197   1,303,207    1,265,777
  Employee benefit plans (Note 8)             107,008     213,000      215,000
  Other operating expenses                  1,427,687   1,063,109    1,001,870
  Realized loss on investments (Note 7)        31,761      29,760      181,378
                                           ----------  ----------   ----------

          Total expenses                   $8,563,578  $7,252,173   $6,867,079
                                           ----------  ----------   ----------

          Distributable net income         $1,434,766  $1,844,740   $1,798,056

Change in unrealized depreciation
  (Note 7)                                     52,000     (67,000)     125,000
                                           ----------  ----------   ----------

          Net income                       $1,486,766  $1,777,740   $1,923,056
                                           ==========  ==========   ==========

Weighted average common shares                667,400     665,900      665,900
 outstanding                               ==========  ==========   ==========

Earnings per common share:
   Distributable net income per common
    share                                       $2.15       $2.77        $2.70
                                                =====       =====        =====

   Net income per common share                  $2.23       $2.67        $2.89
                                                =====       =====        =====

Dividends paid per common share                 $2.20       $2.80        $2.90
                                                =====       =====        =====


  The accompanying notes are an integral part of these consolidated financial statements.

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------
               FOR THE YEARS ENDED MARCH 31, 1995, 1994 AND 1993
               -------------------------------------------------


                                              1995           1994           1993
                                              ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                              $  1,486,766   $  1,777,740   $  1,923,056
  Adjustments to reconcile net income
   to net cash
    provided by operating activities:
    Depreciation and amortization              117,000         64,860         66,560
    (Decrease) increase in unrealized          (52,000)        67,000       (125,000)
     depreciation
    Realized loss on investments                31,761         29,760        181,378
    (Increase) decrease in accrued
     interest receivable                      (119,449)        11,181        157,641
    Increase in other assets                  (273,252)      (249,750)       (82,172)
    (Decrease) increase in accounts
     payable
       and accrued expenses                   (109,779)       154,616     (1,294,465)
    Increase in accrued interest payable       126,834        235,904         94,253
                                          ------------   ------------   ------------

       Net cash provided by operating     $  1,207,881   $  2,091,311   $    921,251
        activities                        ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in investments                 $(33,409,355)  $(31,707,101)  $(31,208,487)
  Proceeds from investment maturities
    and terminations                        24,847,457     21,679,991     20,577,925
  Proceeds from liquidation of other
   assets                                      210,206         68,680        113,771
  Capital expenditures                        (449,555)       (18,500)        (1,594)
                                          ------------   ------------   ------------

       Net cash used for investing        $ (8,801,247)  $ (9,976,930)  $(10,518,385)
        activities                        ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt                      $  9,288,000   $  9,700,000   $ 14,300,000
  Payments of debt                                   -              -     (3,000,000)
  Capitalized financing costs, net                   -              -       (205,936)
  Sale of common stock                          49,500              -              -
  Dividends paid on common stock            (1,469,477)    (1,864,520)    (1,931,110)
                                          ------------   ------------   ------------

       Net cash provided by financing     $  7,868,023   $  7,835,480   $  9,162,954
        activities                        ------------   ------------   ------------

NET INCREASE (DECREASE) IN CASH           $    274,657   $    (50,139)  $   (434,180)

CASH, beginning of period                    1,574,232      1,624,371      2,058,551
                                          ------------   ------------   ------------

CASH, end of period                       $  1,848,889   $  1,574,232   $  1,624,371
                                          ============   ============   ============

SUPPLEMENTAL INFORMATION:
  Cash paid during the period for
   interest
  (including dividends paid on
   preferred stock)(Note 5)               $  5,432,421   $  3,824,504   $  3,750,070
                                          ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                -----------------------------------------------
               FOR THE YEARS ENDED MARCH 31, 1995, 1994 AND 1993
               -------------------------------------------------


                               Shares of    Common     Capital
                                Common      Stock     in Excess    Accumulated
                                 Stock     $.01 Par    of Par     Undistributed
                              Outstanding   Value       Value         (Loss)
                              -----------  --------  -----------  --------------
BALANCE AT
 MARCH 31, 1992                   665,900    $6,659  $11,227,341    $  (345,070)

  Dividends paid, common                -         -            -     (1,931,110)

  Distributable net income              -         -            -      1,798,056

  Change in unrealized
    depreciation                        -         -            -        125,000
                                  -------     -----  -----------    -----------

BALANCE AT
 MARCH 31, 1993                   665,900     6,659   11,227,341       (353,124)

  Dividends paid, common                -         -            -     (1,864,520)

  Distributable net income              -         -            -      1,844,740

  Change in unrealized
    depreciation                        -         -            -        (67,000)
                                  -------     -----  -----------    -----------

BALANCE AT
 MARCH 31, 1994                   665,900     6,659   11,227,341       (439,904)

  Dividends paid, common                -         -            -     (1,469,477)

  Distributable net income              -         -            -      1,434,766

  Sale of common stock              3,000        30       49,470              -

  Change in unrealized
    depreciation                        -         -            -         52,000
                                  -------    ------  -----------    -----------

BALANCE AT
 MARCH 31, 1995                   668,900    $6,689  $11,276,811    $  (422,615)
                                  =======    ======  ===========    ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1995
                                 --------------

(1)  Organization
- -----------------

          On February 3, 1989, Tri-Magna Corporation, a newly formed Delaware corporation, (referred to as Tri-Magna or the Parent Company) and its subsidiary, Medallion Funding Corp. (Medallion) entered into an Agreement and Plan of Share Exchange (the Share Exchange). Tri-Magna and its wholly-owned subsidiaries Medallion, F.A.P. Holding Corp. (FAP) and Medallion Taxi Media, Inc. (Media) are collectively referred to as the Company. Under the Share Exchange, 100 shares of common stock of the Parent Company were exchanged for each of the outstanding shares of common stock of Medallion. On May 18, 1989, the Shareholders of Medallion voted in favor of the Share Exchange Plan. This transaction was accounted for as a pooling of interests.

          The Parent Company was formed in January 1989 for the purpose of acquiring all of the outstanding shares of Medallion common stock pursuant to the Share Exchange. The Parent Company is a closed-end, diversified management investment company registered under the Investment Company Act of 1940 (the 1940
Act), and has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.

          Medallion Funding Corp. was formed in 1979 for the purpose of operating as a Minority Enterprise Small Business Investment Company (MESBIC), licensed, regulated and financed in part by the U.S. Small Business Administration (SBA). Medallion was granted a license to operate as a MESBIC by the SBA on June 23, 1980. On February 2, 1982, Medallion registered as a closed-end, nondiversified investment company under the Investment Company Act of 1940, as amended (the 1940 Act).

          On June 22, 1992, Medallion established a wholly-owned subsidiary, FAP. This subsidiary was established for the purpose of acquiring and managing property purchased in foreclosure from Medallion. All intercompany balances and transactions have been eliminated in consolidation.

          On August 23, 1994, Media, a New York corporation was formed. Media is engaged in the outdoor media advertising business and is a wholly-owned subsidiary of Tri-Magna.

          The accompanying consolidated financial statements include the accounts of Tri-Magna, Medallion, FAP and Media after elimination of all intercompany amounts.

(2)  Summary of Significant Accounting Policies
- -----------------------------------------------

          The significant accounting policies of the Company, which conform with generally accepted accounting policies and accounting principles and procedures generally accepted in the investment company industry, include the following:

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1995
                                  (Continued)


(2)  Summary of Significant Accounting Policies (Continued)
- -----------------------------------------------

     (a)  Investments
     ----------------

          Medallion's investments consist primarily of long-term loans to persons defined by SBA regulations as being socially or economically disadvantaged, or to entities that are at least 50% owned by such persons. Approximately 71% and 78% of Medallion's loan portfolio at March 31, 1995 and 1994, respectively, has arisen in connection with the financing of taxicab medallions, taxicabs and related assets, substantially all in the metropolitan New York area. These loans are secured by the medallions, taxicabs and related assets, and are personally guaranteed by the borrowers, or in the case of corporations, personally guaranteed by the owners. The remaining portion of Medallion's portfolio represents loans to various commercial enterprises, including dry cleaners, garages, gas stations and laundromats. These loans are secured by various equipment and/or real estate and are generally guaranteed by the owners, and in certain cases, by the equipment dealers. These loans are made primarily in the metropolitan New York City area.

          During 1995, Tri-Magna funded 32 medallion loans to nonminorities totaling $2,580,000; of this amount, Tri-Magna participated a total of $1,932,000.

          Under the 1940 Act, the Company's long-term loans are considered investments and are recorded at their fair value. Since no ready market exists for these loans, fair value is determined by the Board of Directors in good faith. In determining fair value, the directors take into consideration the financial condition of the borrower, the adequacy of the collateral, and the relationships between market rates and portfolio rates. Loans were valued at cost, less unrealized depreciation of $790,000 and $842,000 at March 31, 1995 and 1994, respectively. The directors have determined that this valuation approximates fair value.

          The principal portion of loans serviced for others at March 31, 1995 and 1994 amounted to approximately $11,940,529 and $3,526,000, respectively.

          Effective for fiscal years beginning after December 15, 1994, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. SFAS No. 114 addresses the accounting by creditors for impairment of certain loans by requiring that the carrying value of impaired loans, as defined, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Management believes this statement will not have a material effect on the financial condition or results of operations of the Company.

          Loan origination fees are deferred and recognized over the life of the loan as an adjustment to interest income. Loan origination fees and related direct loan origination costs are offset against each other,

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1995
                                  (Continued)

(2)  Summary of Significant Accounting Policies (Continued)
- -----------------------------------------------

     (a)  Investments (Continued)
     ----------------

and the net amount is deferred and amortized. At March 31, 1995, the net deferred asset totaled $102,430, and the amortization expense was $33,608.

     (b)  Federal Income Taxes
     -------------------------

          It is the Company's policy to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies, which require the Company to distribute at least 90% of its investment company taxable income to its shareholders. Therefore, no provision for federal income tax has been made.

          FAP and Media have elected to be taxed as regular corporations and, at March 31, 1995, had recorded a provision for income taxes totaling approximately $24,000. These amounts have been reflected in other operating expenses on the accompanying consolidated statement of operations.

     (c)  Income Recognition
     -----------------------

          When, in the judgment of management, collection of any portion of the interest or principal amount of a receivable is in doubt, accrual of interest income is discontinued, and interest is recorded when received. At March 31, 1995 and 1994, nonaccrual loans totaled approximately $1,291,750, and $1,080,000, respectively, and the related foregone interest income amounted to approximately $290,136 and $206,000, respectively. Additionally, at March 31, 1995 and 1994, restructured loans totaled approximately $1,226,144 and $816,000, of which $192,323 and $395,000 were included in nonaccrual loans, respectively. Other income on the accompanying consolidated statements of operations consists of late fees, prepayment penalties and fee income.

(3)  Notes Payable to Banks
- ---------------------------

          At March 31, 1995 and 1994, the Company had outstanding bank borrowings under the following agreements:

                                 1995                  1994
                                 ----                  ----
Revolving Credit Agreement    $58,525,000           $50,200,000
Term Loan Agreements            2,000,000             2,000,000
Demand Note                       688,000                     -
Taxi Media Loan                   275,000                     -
                              -----------           -----------
                              $61,488,000           $52,200,000
                              ===========           ===========

    Borrowings under these agreements are secured by all assets of the Company.

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1995
                                  (Continued)

(3)  Notes Payable to Banks (Continued)
- ---------------------------

     Revolving Credit Agreement
     --------------------------

          On March 27, 1992 (and as subsequently amended), the Company entered into a committed revolving credit agreement (the Revolver) with a group of banks. The Company extended the Revolver until September 30, 1995 at an aggregate credit commitment amount of $63,000,000 pursuant to the Renewal and Extension Agreement dated September 30, 1994. The Revolver may be extended annually thereafter upon the option of the participating banks and acceptance by the Company. Should any participating bank not extend its committed amount, the Revolver agreement provides that each bank shall extend a term loan equal to its share of the principal amount outstanding of the revolving credit note. Maturity of the term note shall be the earlier of two years or any other date on which it becomes payable in accordance with the Revolver agreement. Interest and principal payments are to be made monthly. Interest is calculated monthly at either the bank's prime rate or a rate based on the adjusted London Interbank Offered (LIBO) rate at the option of the Company. Substantially all promissory notes evidencing the Company's investments are held by a bank, as collateral agent under the agreement. Outstanding borrowings under the Revolver were $58,525,000 and $50,200,000 at March 31, 1995 and 1994 at an average interest rate of 8.0% and 5.1%, respectively. During the years ended March 31, 1995 and 1994, the Company's weighted average borrowings were approximately $56,600,000 and $46,515,000, and the maximum outstanding borrowings were $63,000,000 and $58,000,000, respectively. The weighted average interest rates on the weighted average borrowings were 6.9% and 5.4% during 1995 and 1994, respectively.

          The Company is required to pay an annual facility fee of 1/4% effective prospectively on March 28, 1995 on the Revolving Credit Agreement aggregate commitment. For the year ended March 31, 1994 and up through March 27, 1995, the Company was required to pay an annual facility fee of 3/8% on the Revolving Credit Agreement aggregate commitment.

     Term Loan Agreements
     ---------------------

          At March 31, 1995 and 1994, the Company had borrowed a total of $2,000,000 under a term loan agreement (Term Loan) with a bank. The $2,000,000 was outstanding at March 31, 1995 and 1994. During fiscal year 1994, the fixed interest rate of 10.3% was reduced to 5.88%. Interest payments are due quarterly. The weighted average interest rate paid on such borrowings was 5.88% and 7.3% during 1995 and 1994, respectively. The total term borrowings outstanding at March 31, 1995 under this agreement are due in July 1995.

     Demand Note
     -----------

          On December 19, 1994, Tri-Magna entered into a demand promissory note (Demand Note) with a certain bank. The Demand Note matures on December 19, 1995 and can be extended for another year at the option of the bank and acceptance of Tri-Magna. Interest is calculated monthly at either the bank's prime

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1995
                                  (Continued)

(3)  Notes Payable to Banks (Continued)
- ---------------------------

    Demand Note (Continued)
    -----------
rate or a rate based upon the adjusted LIBO rate at the option of the Company. Substantially all promissory notes evidencing Tri-Magna's investments are pledged to the bank as collateral. Outstanding borrowings under the Demand Note were $688,000 at March 31, 1995, at an average interest rate of 9.0%. During the year ended March 31, 1995, the Tri-Magna's weighted average borrowings were approximately $688,000, and the maximum outstanding borrowings were $688,000. The weighted average interest rate on such borrowings was 9.0% during 1995.

    Taxi Media Loan
    ---------------

          On March 8, 1995, Tri-Magna guaranteed a demand loan for Media. At March 31, 1995, $275,000 was outstanding at an interest rate of 11.0%. The loan matures on June 6, 1995 and can be extended at the option of the bank and acceptance of both Tri-Magna and Media.

    Interest Rate Cap Agreements
    ----------------------------

          In October 1994, the FASB issued Statement of Financial Accounting Standards No.119 (SFAS 119), "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments," which is effective for fiscal years ending after December 15, 1995. SFAS No. 119 requires certain disclosures about derivative financial instruments including futures, forward swaps, interest rate cap agreements, and other financial instruments with similar characteristics.

          On July 15, 1992, the Company entered into two interest rate cap agreements to reduce the impact of changes in interest rates on its floating long-term debt. These agreements limit the Company's maximum LIBO interest rate exposure on $10,000,000 of its revolving credit facility to 6%. The premiums paid in under these agreements was $69,000 and $69,750, respectively. The premiums have been capitalized and are being amortized over the three-year term of the agreements, with both agreements terminating on July 17, 1995. Amortization related to these agreements is included in interest expense in the accompanying consolidated statements of operations. As of March 31, 1995, the fair market value of these instruments was $6,250.

          The Company is exposed to credit loss in the event of nonperformance by the counterparties on these interest rate cap agreements. The Company does not anticipate nonperformance by any of these parties.

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1995
                                  (Continued)

(4)  Indebtedness to the Small Business Administration
- ------------------------------------------------------

          Indebtedness to the Small Business Administration is comprised of the following long-term subordinated debentures at March 31, 1995 and 1994:

          Description                   1995               1994
          -----------                   ----               ----
9-3/8% interest only, payable
   semiannually, principal due
   January 9, 1996                   $ 2,000,000        $ 2,000,000

7-3/8% interest only, payable
   semiannually, principal due
   May 15, 1996                        2,000,000          2,000,000

9-1/8% interest only, payable
   semiannually, principal due
   October 17, 1998                    2,000,000          2,000,000

Demand Note                            1,000,000          1,000,000
Demand Note                            1,500,000          1,500,000
Demand Note                            4,000,000          4,000,000
                                     -----------        -----------

                                     $12,500,000        $12,500,000
                                     ===========        ===========

          On January 23, 1991, a $1,000,000 subordinated debenture matured and was converted to the $1,000,000 demand note. On September 27, 1992, a $1,500,000 subordinated debenture matured and was converted to the $1,500,000 demand note. On September 19, 1993, a $4,000,000 subordinated debenture matured and was converted to the $4,000,000 demand note. The interest rate on all three demand notes was 7.75% and 6.35% at March 31, 1995 and 1994, respectively. All three demand notes have been extended until September 30, 1995 at an interest rate of 8.25%. All other rights and obligations of the Company under the debentures shall remain the same, in force and effect in all material respects.

          Under the Code of Federal Regulations section 107.201(b) of the SBA, debentures issued by the SBA after July 1, 1991 shall be subordinated only to the extent that the aggregate amount of such indebtedness does not exceed 200% of private capital or $10,000,000, whichever is less. Debentures issued prior to July 1, 1991 are grandfathered with full subordination until the debentures mature, then are subject to the new regulation.

    (5)  Other Liabilities
    ----------------------

          The Company's other liabilities consist of 3% cumulative, preferred nonvoting stock of Medallion, with a par value of $1,000 per share, which Medallion has sold to the SBA The preferred stock dividend of Medallion is reflected as a "dividend on preferred stock" in the accompanying consolidated

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1995
                                  (Continued)

(5)  Other Liabilities (Continued)
- ----------------------

statements of operations. The Small Business Administration imposes certain restrictions on transfers of stock and payments of dividends by its licensees.

(6)  Common Stock
- -----------------

        On July 20, 1994, the Board of Directors of the Company voted to rescind the issuance of 3,000 shares of common stock approved on April 19, 1994, and approved the sale of 3,000 shares of common stock at a price of $16.50 per share. The sale of the stock was completed in November 1994.

(7)  Realized Losses and Unrealized Depreciation on Investments
- ---------------------------------------------------------------

        A summary of realized losses and unrealized depreciation on investments as of and for the years ended March 31, 1995, 1994 and 1993 is as follows:

        Unrealized Depreciation              1995        1994       1993
        -----------------------              ----        ----       ----

Balance at Beginning of Year              $ 842,000    $775,000  $ 900,000

(Decrease) Increase in Unrealized
 Depreciation                              ( 52,000)     67,000   (125,000)
                                          ---------    --------  ---------

Balance at End of Year                    $ 790,000    $842,000  $ 775,000
                                          =========    ========  =========

For the years ended March 31, 1995, 1994 and 1993, realized losses were $31,761, $29,760 and $181,378, respectively.

(8)  Employee Benefit Plans
- ---------------------------

        The Company maintains two defined contribution employee benefit plans, the Medallion Funding Corp. Pension Plan and the Medallion Funding Corp. Profit-Sharing Retirement Plan, under which substantially all Tri-Magna and Medallion employees and officers are covered. The Company's management acts as trustee of both plans. At year end, the Company has no obligation for postretirement or postemployment agreements.

        Under the noncontributory pension plan, the Company contributes up to 10% of each participant's annual compensation. Under the profit-sharing plan, voluntary employee contributions as well as Company contributions are allowed. The Company's policy is to fund pension costs accrued.

        Total employer contributions to both plans are limited to the lesser of 10% of each participant's compensation or $10,000 for the years ended March 31, 1995, 20% of each participant's compensation or

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                 MARCH 31, 1995
                                  (Continued)

(8)  Employee Benefit Plans (Continued)
- ---------------------------

$20,000 for the year ended March 31, 1994, and 1993.

        The expense for employee benefit plans was approximately $107,000 $213,000 and $215,000 for the years ended March 31, 1995, 1994 and 1993, respectively.

(9)  Transactions with Related Parties
- --------------------------------------

        Certain officers and directors of Medallion are also shareholders of Tri-Magna. Officers' salaries are set by the Board of Directors. Directors who are not officers receive a fee of $1,000 per meeting. Directors who are members of committees receive $500 for each meeting attended.

(10)  Commitments and Contingencies
- -----------------------------------

        At March 31, 1995, the Company had committed approximately $2,431,124 for 36 loans that bear interest at rates ranging from 10% to 16%.

        In September 1987, the Company entered into a 10-year lease for its executive and general offices. The lease calls for an annual rental of approximately $140,000, subject to certain escalation clauses. During fiscal year 1995, rental expenses totaled $190,000 and are included in other operating expenses .

        The Company is a party to various legal proceedings arising from the normal course of business, none of which, in management's opinion, is expected to have a material adverse impact on the Company's financial position or results of operations.

(11)  Subsequent Event
- ----------------------

        On April 7, 1995, the Company entered into three interest rate cap agreements to reduce the impact of changes in interest rates on its floating rate long-term debt. These agreements limit the Company's maximum LIBO interest rate exposure on $20,000,000 of its revolving credit facility to 7.5%. The premiums paid under these agreements were $46,875, $31,000 and $46,687, respectively. The premiums have been capitalized and are being amortized over the two-year term of the agreements, which expires on April 7, 1997. The Company is exposed to credit loss in the event of nonperformance by the counterparties on these interest rate cap agreements. The Company does not anticipate nonperformance by any of these parties.

         On April 19, 1995, the Company declared a dividend on common stock of $.40 per share, payable on April 26, 1995 to the shareholders of record as of April 19, 1995. Medallion also declared a dividend of $78 per share on common stock payable on April 19, 1995 to the Parent Company for purposes of funding the Company's dividend.

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                             SUMMARY OF INVESTMENTS
                             ----------------------
                                 MARCH 31, 1995
                                 --------------
                                  (Continued)



                    Number of         Balance                             Range of
                      Loans         Outstanding          Rate          Maturity Dates
                      -----         -----------          ----          --------------

                        7           $   511,100        15.200           3/1/99-2/1/01
                        9               334,652        15.250           6/1/95-6/1/98
                        1                 8,366        15.375              7/1/95
                       15               317,372        15.500          3/31/95-7/1/99
                        6                54,619        15.625           4/1/95-5/1/96
                        3               103,612        15.750          3/31/95-1/1/95
                        2                38,986        16.000           6/1/95-4/1/99
                        6                94,469        16.250           8/1/95-3/1/96
                        4                33,291        16.500           4/1/95-1/1/96
                        1                51,163        16.750              3/31/95
                                         ------

Total                1061           $91,887,386

Plus:  Loan Origination Costs,          102,430
  net                               -----------

Total investments at cost            91,989,816

Less - Unrealized depreciation
  on investments                       (790,000)
                                    -----------

Total investments at directors'
  valuation                         $91,199,816
                                    ===========

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES
                     --------------------------------------

                             SUMMARY OF INVESTMENTS
                             ----------------------
                                 MARCH 31, 1995
                                 --------------



        Number of        Balance                         Range of
          Loans        Outstanding        Rate        Maturity Dates
          -----        -----------        ----        ---------------

            1            $ 89,608        5.000             3/1/00
            1              30,298        7.000             7/1/98
            5             936,209        7.500             4/1/95
            22          5,132,491        8.000         5/1/95-1/1/09
            3             317,769        8.250             1/1/98
            21          3,414,711        8.500        5/1/96 - 5/1/00
            5             602,727        8.750         7/1/97-7/1/99
            62          9,630,711        9.000         9/1/95-7/1/04
            69          7,390,005        9.250         8/1/95-2/1/10
           116         12,661,202        9.500        3/31/95-9/1/04
            2             130,701        9.625        8/1/96 - 8/1/04
            18          1,537,467        9.750        3/31/95-11/1/01
            3             625,021        9.850         5/1/98-6/1/98
           156         13,195,246       10.000         3/1/96-12/1/04
            17          1,430,744       10.250         1/1/97-2/1/00
            1             134,524       10.375             2/1/00
            34          5,222,632       10.500         4/1/96-1/1/03
            11            905,259       10.750         2/1/99-3/1/02
            1              74,667       10.900            11/1/99
            40          3,132,493       11.000         3/1/00-1/1/02
            4             302,310       11.250         6/1/96-12/1/99
            5             337,508       11.500         10/1/95-2/1/99
            2             188,585       11.750         4/1/96-9/1/99
            55          4,312,389       12.000         3/31/95-6/1/05
            7             484,226       12.500         12/1/95-7/1/00
            1              22,516       12.580             3/31/95
            3             256,266       12.750         11/1/95-1/1/97
            1              84,343       12.950              1/1/99
            86          5,045,579       13.000         3/31/95-2/1/04
            4             789,652       13.250          8/1/95-2/1/00
            18            764,857       13.500         3/31/95-7/1/00
            2              58,280       13.750          2/1/98-1/1/99
            1              25,706       13.870              9/1/96
            75          4,157,443       14.000         6/1/96-11/1/01
            1              44,900       14.050             11/1/01
            1               9,687       14.250             12/1/98
            1              18,950       14.300              3/1/99
            11            751,322       14.500         3/31/95-4/1/02
           141          6,090,752       15.000         3/31/95-12/1/01

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994


                                                       1995           1994
                                                   -------------  ------------
                                                    (Unaudited)   (Unaudited)
ASSETS
  Investments                                       $96,956,416   $90,342,393
     Less unrealized depreciation on
     investments                                       (910,000)     (770,000)
                                                    -----------   -----------
                                                    $96,046,416   $89,572,393

  Investment in unconsolidated subsidiary (Note 1)      145,335        19,379

  Cash                                                1,177,166     1,268,324
  Accrued interest receivable                           844,350       778,098
  Furniture and fixtures, net                            87,925       111,543
  Other assets                                        1,486,974       839,950
                                                    -----------   -----------

  Total Assets                                      $99,788,166   $92,589,687
                                                    ===========   ===========

LIABILITIES
  Notes payable to banks and
     demand notes (Note 2)                           80,294,900   $59,025,000
  Accounts payable and accrued expenses               1,290,267       253,687
  Accrued interest payable                              889,147       631,817
  Dividends payable                                           -        69,255
  Subordinated debentures payable (Note 3)                    -    12,500,000
                                                    -----------   -----------

  Total Liabilities                                 $82,474,314   $72,479,759
                                                    -----------   -----------


OTHER LIABILITIES (Note 5)                                    -     9,234,000

COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS' EQUITY
  Common stock - 1,000,000 shares of $.01
    par value stock authorized, 668,900
    shares outstanding at December 31, 1995
    and 1994, respectively                          $     6,689   $     6,689
  Capital in excess of par value (Note 4)            11,276,811    11,276,811
  Accumulated undistributed gain (loss)                  28,252      (407,572)
                                                    -----------   -----------
                                                    $11,311,752   $10,875,928
  Restricted capital surplus (Note 5)                 6,002,100             -
  Total Shareholders' equity                        $17,313,852   $10,875,928
                                                    ===========   ===========

  Total Liabilities and Shareholders' equity        $99,788,166   $92,589,687
                                                    ===========   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1994

                                                                                 Nine Months Ended
                                                                                    December 31,
                                                                               1995            1994
                                                                               ----            ----
                                                                           (Unaudited)      (Unaudited)
INVESTMENT INCOME
Interest on investments                                                    $7,440,065       $6,749,056
Income from unconsolidated subsidiary (Note 1)                                 94,912           19,379
Other income                                                                  348,668          299,599
                                                                           ----------       ----------

Total Income                                                               $7,883,645       $7,068,034
                                                                           ==========       ==========

EXPENSES
Interest on subordinated debentures (Note 2)                               $  531,675       $  730,250
Interest on bank debt (Note 2)                                              4,002,795        3,039,040
Dividends on preferred stock (Note 4)                                         138,519          207,765
Administration and advisory fees                                                7,220           24,770
Legal and accounting fees                                                     239,120          200,488
Directors' fees                                                                41,000           16,000
Officers' and employees' salaries                                             785,259          692,747
Employee benefit plans                                                         49,000           86,000
Other operating expenses                                                      839,204          872,572
Realized loss (gain) on investments                                           (56,804)          36,151
                                                                           ----------       ----------
Total Expenses                                                             $6,576,988       $5,905,782
                                                                           ----------       ----------

Distributable Net Income                                                   $1,306,657       $1,162,252


Change in unrealized depreciation                                            (120,000)          90,000
                                                                           ----------       ----------

Net Income                                                                 $1,186,657       $1,252,252
                                                                           ==========       ==========

Weighted average common shares outstanding                                    668,900          668,900
                                                                              =======          =======

Earnings per common share:


Distributable net income per common share                                       $1.95            $1.74
                                                                                =====            =====

Net Income per common share                                                     $1.77            $1.87
                                                                                =====            =====

Dividends paid per common share                                                 $1.10            $1.80
                                                                                =====            =====

  The accompanying notes are an integral part of these consolidated financial statements.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1994

                                                                                Nine Months Ended
                                                                                   December 31,
                                                                             1995              1994
                                                                             ----              ----
                                                                          (Unaudited)      (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                                            $  1,186,657        $  1,234,253
   Adjustments to reconcile net income to
   net cash provided by operating activities:
   Depreciation and amortization                                               43,595              48,635
   Change in unrealized depreciation (appreciation)                           120,000             (72,000)
   Realized loss (gain) on investments                                        (56,804)             36,151
   Increase in investment in unconsolidated subsidiary                        (94,912)            (19,379)
   Increase in accrued interest receivable                                    (46,450)            (99,647)
   Decrease (increase) in other assets                                       (775,139)            (41,286)
   Increase (decrease) in accounts payable and
     accrued expenses                                                       1,161,002            (280,194)
   Increase (decrease) in dividends payable                                   (69,255)                  -
   Increase (decrease) in accrued interest payable                             83,549             (46,947)
                                                                         ------------        ------------

         Net cash provided by operating activities                       $  1,552,239        $    759,586
                                                                         ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in investments                                                $(21,838,484)       $(24,580,319)
  Proceeds from investment maturities
    and terminations                                                       16,928,031          17,695,062
  Proceeds from liquidation of other assets                                   144,100             148,799
  Capital expenditures                                                        (22,916)             (1,616)
                                                                         ------------        ------------

        Net cash (used for) investing activities                         $ (4,789,269)       $ (6,738,074)
                                                                         ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt                                           $ 19,081,900        $  6,825,000
  Payments of SBA debt                                                    (12,500,000)                  -
  Buyback of preferred stock of subsidiary                                 (3,231,900)                  -
  Sale of common stock                                                              -              49,500
  Dividends paid                                                             (735,787)         (1,201,920)
                                                                         ------------        ------------

       Net cash provided by financing activities                         $  2,614,213        $  5,672,580
                                                                         ------------        ------------

NET (DECREASE) IN CASH                                                   $   (622,817)       $   (305,908)

CASH, beginning of period                                                   1,799,983           1,574,232
                                                                         ------------        ------------

CASH, end of period                                                      $  1,177,166        $  1,286,324
                                                                         ============        ============

SUPPLEMENTAL INFORMATION:
  Cash paid during the period for interest                               $  4,579,690        $  4,024,002
                                                                         ============        ============



  The accompanying notes are an integral part of these consolidated financial statements.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1995

                                                      Shares of    Common     Capital
                                                       Common      Stock     in Excess    Accumulated    Restricted
                                                        Stock     $.01 Par    of Par     Undistributed    Capital
                                                     Outstanding   Value       Value      Gain (Loss)     Surplus
                                                     -----------  --------  -----------  --------------  ----------
                                                                                          (Unaudited)
BALANCE AT
 MARCH 31, 1993                                          665,900    $6,659  $11,227,341    $  (353,124)           -

  Dividends paid, common                                       -         -            -     (1,864,520)           -

  Distributable net income                                     -         -            -      1,844,740            -

  Change in unrealized
    depreciation                                               -         -            -        (67,000)           -
                                                     -----------  --------  -----------    -----------

BALANCE AT
 MARCH 31, 1994                                          665,900     6,659   11,227,341       (439,904)           -

  Dividends paid, common                                       -         -            -     (1,469,477)           -

  Distributable net income                                     -         -            -      1,434,766            -

  Sale of common stock                                     3,000        30       49,470              -            -

  Change in unrealized
    depreciation                                               -         -            -         52,000            -
                                                     -----------  --------  -----------    -----------

BALANCE AT
 MARCH 31, 1995                                          668,900     6,689   11,276,811       (422,615)           -

  Dividends paid, common                                       -         -            -       (735,790)           -

  Distributable net income                                     -         -            -      1,306,657            -

  Gain on preferred stock                                      -         -            -              -    6,002,100

  Change in unrealized
    depreciation                                               -         -            -       (120,000)
                                                     -----------  --------  -----------    -----------

BALANCE AT
 DECEMBER 31, 1995                                       668,900    $6,689  $11,276,811    $    28,252   $6,002,100
                                                     ===========  ========  ===========    ===========   ==========




  The accompanying notes are an integral part of these consolidated financial statements.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995


1.  ORGANIZATION

On February 3, 1989, Tri-Magna Corporation, a newly formed Delaware corporation, (referred to as Tri-Magna or the Parent Company) and its subsidiary, Medallion Funding Corp. (Medallion) entered into an Agreement and Plan of Share Exchange (the Share Exchange). Tri-Magna and its wholly-owned subsidiaries Medallion, F.A.P. Holding Corp. (FAP) and Medallion Taxi Media, Inc. (Media) are collectively referred to as the Company. Under the Share Exchange, 100 shares of common stock of the Parent Company were exchanged for each of the outstanding shares of common stock of Medallion. On May 18, 1989, the Shareholders of Medallion voted in favor of the Share Exchange Plan. This transaction was accounted for as a pooling of interests.

The Parent Company was formed in January 1989 for the purpose of acquiring all of the outstanding shares of Medallion common stock pursuant to the Share Exchange. The Parent Company is a closed-end, diversified management investment company registered under the Investment Company Act of 1940 (the 1940 Act), and has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.

Medallion was formed in 1979 for the purpose of operating as a Specialized Small Business Investment Company (SSBIC), licensed, regulated and financed in part by the U.S. Small Business Administration (SBA). Medallion was granted a license to operate as a SSBIC by the SBA on June 23, 1980. On February 2, 1982, Medallion registered as a closed-end, nondiversified investment company under the 1940 Act.

On June 22, 1992, Medallion established a wholly-owned subsidiary, FAP. This subsidiary was established for the purpose of acquiring and managing property purchased in foreclosure from Medallion.

On August 23, 1994, Media, a New York corporation was formed. Media is engaged in the outdoor media advertising business and is a wholly-owned subsidiary of Tri-Magna.

The accompanying consolidated financial statements include the accounts of Tri-Magna and Medallion after elimination of all intercompany amounts. (See Note 2)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company, which conform with generally accepted accounting policies and accounting principles and procedures generally accepted in the investment company industry, include the following:

Investments
- -----------
Medallion's investments consist primarily of long-term loans to persons defined by SBA regulations as being socially or economically disadvantaged, or to entities that are at least 50% owned by such persons. Approximately 73% and 68% of Medallion's loan portfolio at December 31, 1994, and 1995, respectively, has arisen in connection with the financing of taxicab medallions, taxicabs and related assets, substantially all in the metropolitan New York area. These loans are secured by the medallions, taxicabs and related assets, and are personally guaranteed by the borrowers, or in the case of corporations, personally guaranteed by the owners. The remaining portion of Medallion's portfolio represents loans to various commercial enterprises, including dry cleaners, garages, gas stations and laundromats. These loans are secured by various equipment and/or real estate and are generally guaranteed by the owners, and in certain cases, by the equipment dealers. These loans are made primarily in the metropolitan New York City area.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995
                                  (Continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investments (continued)
- -----------
Tri-Magna began funding loans in March 1995. Since then Tri-Magna has funded 50 loans totaling $4,252,569; of this amount, Tri-Magna participated out a total of $2,538,721.

Under the 1940 Act, the Company's long-term loans are considered investments and are recorded at their fair value. Since no ready market exists for these loans, fair value is determined by the Board of Directors in good faith. In determining fair value, the directors take into consideration the financial condition of the borrower, the adequacy of the collateral, and the relationships between market rates and portfolio rates. Loans were valued at cost, less unrealized depreciation of $770,000 and $910,000 at December 31, 1994 and 1995, respectively. The directors have determined that this valuation approximates fair value.

The principal portion of loans serviced for others by the Company at December 31, 1994 and 1995 amounted to approximately $3,967,690 and $15,799,777.

The Company offsets loan origination fees against related direct loan origination costs. The net amount is deferred and amortized over the life of the loan in accordance with the Statement of Financial Accounting Standards No. 91 (SFAS No. 91), "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" which addresses the accounting by creditors for initial fees and costs associated with the origination of loans. At December 31, 1994 and 1995, the net deferred asset totaled $83,541 and $293,400, respectively. Amortization expense was $22,117 and $28,807 for the nine months ended December 31, 1994 and 1995, respectively.

Investment in Unconsolidated Subsidiary
- ---------------------------------------
Tri-Magna owns 100% of the outstanding stock of Media. Tri-Magna' investment in Media is accounted for under the equity method because as a non investment company, Media, can not be consolidated with an investment company, Tri-Magna. Financial information for Media is summarized as follows:

Balance sheet               December 31,              Statement of operations     Period ended December 31,
- -------------               ------------              -----------------------
                         1995         1995                                            1994                      1995
                       --------     --------                                          ----                      ----
Cash                   $  6,193     $      -          Advertising revenue           $227,756                  $1233,477
Accounts Receivable     211,500      214,238          Cost of services                83,341                    409,214
                                                                                    --------                  ---------
Equipment, net          214,042      559,786          Gross Margin                   144,415                    824,263
Other                    23,625       55,720          Other operating expenses       126,036                    650,336
                       --------     --------                                        --------                  ---------
Total Assets           $455,360     $829,744          Income before taxes             18,379                    173,927
                       ========     ========
                                                      Income taxes                         -                     79,015
                                                                                    --------                  ---------
Notes Payable           275,000      275,000          Net income                    $ 18,379                  $  94,912
                                                                                    ========                  =========
Accrued expenses        160,981      409,409
                       --------     --------
Total Liabilities      $435,981     $684,409
                       ========     ========

Common Stock           $  1,000     $  1,000
Retained earnings        18,379      144,335
                       --------     --------
Total equity           $ 19,379     $145,335
                       ========     ========

On March 8, 1995, Tri-Magna guaranteed a demand loan for Media. At December 31, 1995, $275,000 was outstanding at an interest rate of 10.25%. The loan matures on March 4, 1996, and can be extended at the option of the bank and acceptance of both Tri-Magna and Media.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995
                                  (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Federal Income Taxes
- --------------------
It is the Company's policy to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies, which require the Company to distribute at least 90% of its investment company taxable income to its shareholders. Therefore, no provision for federal income tax has been made.

FAP and Media have elected to be taxed as regular corporations and, at the nine months ended December 31, 1995 recorded a provision for income taxes totaling approximately $79,000. This amount has been reflected in equity in earnings of unconsolidated subsidiary on the accompanying consolidated statement of operations.

Use of Estimates in the Preparation of Financial Statements
- -----------------------------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

3.    NOTES PAYABLE TO BANKS

At December 31, 1995, the Company had outstanding bank borrowings under the following agreements:

                                             Nine Months Ended
                                                December 31,
                Description                        1995
        ------------------------------------------------------------
        Revolving Credit Agreement                       $73,150,000
        Term Loan Agreements                               5,231,900
        Short Term Note                                    1,913,000
                                                         -----------
        Total                                            $80,294,900
                                                         ===========

Borrowings under these agreements are secured by all assets of the Company.

Revolving Credit Agreement
- --------------------------
On March 27, 1992 (and as subsequently amended), the Company entered into a committed revolving credit agreement (the Revolver) with a group of banks. The Company extended the Revolver until September 30, 1996 at an aggregate credit commitment amount of $78,000,000 pursuant to the Renewal and Extension Agreement dated September 29, 1995. The Revolver may be extended annually thereafter upon the option of the participating banks and acceptance by the Company. Should any participating bank not extend its committed amount, the Revolver agreement provides that each bank shall extend a term loan equal to its share of the principal amount outstanding of the revolving credit note. Maturity of the term note shall be the earlier of two years or any other date on which it becomes payable in accordance with the Revolver agreement. Interest and principal payments are to be made monthly. Interest is calculated monthly at either the bank's prime rate or a rate based on the adjusted London Interbank Offered
(LIBO) rate at the option of the Company. Substantially all promissory notes evidencing the Company's investments are held by a bank, as collateral agent under the agreement. The Company is required to pay an annual facility fee of 1/4% effective prospectively as of March 28, 1995 on the Revolving Credit Agreement aggregate commitment. For the nine

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995
                                  (Continued)

3.   NOTES PAYABLE TO BANKS (continued)

Revolving Credit Agreement (continued)
- --------------------------
months ended December 31, 1994 and up through March 27, 1995, the Company was required to pay an annual facility fee of 3/8%. Additionally, effective prospectively as of September 29, 1995, the Company is required to pay an additional annual fee of $62,500.

Term Loan Agreements
- --------------------
At December 31, 1994 and 1995, the Company had borrowed a total of $2,000,000 under a term loan agreement (Term Loan) with a bank. The $2,000,000 was outstanding at December 31, 1994 and 1995. During fiscal year 1995, the fixed interest rate of 5.88% was increased to 7.5%. Interest payments are due quarterly. The total term borrowings outstanding at December 31, 1995 under this agreement are due in July 1997.

On September 29, 1995, Tri-Magna entered into a $3,231,900 term loan with a certain bank maturing on March 31, 1996. Interest is paid monthly at the prime rate. The loan is secured by all assets of Tri-Magna. The proceeds of this loan were invested in Medallion as a capital contribution to facilitate the repurchase of it's preferred stock from the SBA. (See Note 5)

Short-Term Note
- ---------------
On December 19, 1994, Tri-Magna entered into a demand promissory note (Demand
Note) with a certain bank. On September 1, 1995 the Demand Note was converted into a $2,000,000 short-term secured note (Short-Term Note) which matures on August 31, 1996. Interest is calculated monthly at either the bank's prime rate or a rate based upon the adjusted LIBO rate at the option of the Company. Substantially all promissory notes evidencing Tri-Magna's investments are pledged to the bank as collateral. The Company is required to pay an annual facility fee of 1/4% effective prospectively as of September 29, 1995 on the aggregate amount of the note. Outstanding borrowings under the Short-Term Note were $1,913,000 at December 31, 1995.

Interest Rate Cap Agreements
- ----------------------------
In October 1994, the FASB issued Statement of Financial Accounting Standards
No. 119 (SFAS 119), "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments," which is effective for fiscal years ending after December 15, 1995. SFAS No. 119 requires certain disclosures about derivative financial instruments including futures, forward swaps, interest rate cap agreements, and other financial instruments with similar characteristics.

On July 15, 1992, the Company entered into two interest rate cap agreements to reduce the impact of changes in interest rates on its floating long-term debt. These agreements limit the Company's maximum LIBO interest rate exposure on $10,000,000 of its revolving credit facility to 6%. The premiums paid in under these agreements was $69,000 and $69,750, respectively. The premiums were capitalized and were amortized over the three-year term of the agreements, with both agreements terminating on July 17, 1995. Amortization related to these agreements was included in interest expense in the accompanying consolidated statements of operations.

                     TRI-MAGNA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995
                                  (Continued)

3.  NOTES PAYABLE TO BANKS (continued)

Interest Rate Cap Agreements (continued)
- ----------------------------
On April 7, 1995, the Company entered into three interest rate cap agreements to reduce the impact of changes in interest rates on its floating rate long-term debt. These agreements limit the Company's maximum LIBO interest rate exposure on $20,000,000 of its revolving credit facility to 7.5%. The premiums paid under these agreements were $46,875, $31,000 and $46,687, respectively. The premiums have been capitalized and are being amortized over the two-year term of the agreements, which expires on April 7, 1997. The Company is exposed to credit loss in the event of nonperformance by the counterparties on these interest rate cap agreements. The Company does not anticipate nonperformance by any of these parties.

On November 16, 1995, the Company entered into three additional interest rate cap agreements to reduce the impact of changes in interest rates on its floating rate long-term debt. These agreements limit the Company's maximum LIBO interest rate exposure on an additional $20,000,000 of its revolving credit facility to 7.5%. The premiums paid under these agreements were $13,000, $25,000 and $12,500, respectively. The premiums have been capitalized and are being amortized over the two-year term of the agreements, which expires on November 16, 1997. The Company is exposed to credit loss in the event of nonperformance by the counterparties on these interest rate cap agreements. The Company does not anticipate nonperformance by any of these parties.

4.  INDEBTEDNESS TO THE SMALL BUSINESS ADMINISTRATION

          Indebtedness to the Small Business Administration is comprised of the following long-term subordinated debentures at December 31, 1994:

                                                            December 31,
                       Description                              1994
                       -----------                         --------------
         9-3/8% interest only, payable semiannually,
            principal due January 9, 1996                    $ 2,000,000

         7-3/8% interest only, payable semiannually,
          principal due May 15, 1996                           2,000,000

         9-1/8% interest only, payable semiannually,
          principal due October 17, 1998                       2,000,000

         Demand Note                                           1,000,000
         Demand Note                                           1,500,000
         Demand Note                                           4,000,000
                                                             -----------
                                                             $12,500,000
                                                             ===========

 On January 23, 1991, a $1,000,000 subordinated debenture matured and was converted to the $1,000,000 demand note. On September 27, 1992, a $1,500,000 subordinated debenture matured and was converted to the $1,500,000 demand note. On September 19, 1993, a $4,000,000 subordinated debenture matured and was converted to the $4,000,000 demand note. The interest rate on all three demand notes was 7.1% at December 31, 1994. All the outstanding debentures were paid in full on September 29, 1995 and the SBA has removed all restrictions on third party debt.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995
                                  (Continued)

 5.  OTHER LIABILITIES

 At December 31, 1994 the Company's minority interest consisted of 3% cumulative, preferred nonvoting stock of Medallion, with a par value of $1,000 per share, which Medallion had sold to the SBA. The preferred stock dividend of Medallion is reflected as a dividend on preferred stock in the accompanying consolidated statements of operations. The Small Business Administration imposes certain restrictions on transfers of stock and payments of dividends by its licensees.

 On September 29, 1995, Medallion repurchased and retired all of its 3% preferred stock owned by the SBA at a discount of 65%, under a SBA preferred stock repurchase agreement. The effective date of the buyback was August 12, 1994. The purchase price of the preferred stock was $3,231,900. The amount of the discount, $6,002,100 was recorded as an increase in capital in an account separate from other paid-in capital accounts, as restricted capital surplus account. Under the repurchase agreement, the SBA retains a liquidating interest in the amount of the discount or gain on the repurchase, which expires on a straight line basis over five years or on a later date if an event of default, as defined in the agreement, has occurred and such default has been cured or waived. Upon the occurrence of any event of default, the SBA's liquidating interest will become fixed at the level immediately preceding the event of default and will not amortize further until the default is cured or waived. In the event of Medallion's liquidation, the unexpired portion of the liquidating interest becomes immediately payable to the SBA.

 At December 31, 1995, the unaccredited amount of the SBA's liquidating interest in the restricted capital surplus was $4,351,523.

 6.  COMMON STOCK

 On July 20, 1994, the Board of Directors of the Company voted to rescind the issuance of 3,000 shares of common stock approved on April 19, 1994, and approved the sale of 3,000 shares of common stock at a price of $16.50 per share. The sale of the stock was completed in November 1994.

 On December 21, 1995, the Company entered into a merger agreement with Medallion Financial Corp. Under the agreement, subject to the approval of the shareholders, the shareholders will sell to, and Medallion Financial Corp. will purchase, all of the outstanding shares of capital stock of the Company for a purchase price of $20.00 per share.

 Direct costs associated with the merger agreement with Medallion Financial Corp. are deferred by the Company. For the year ended December 31, 1995, direct costs totaled approximately $475,000 and are included in other assets. These costs will be recognized in the period the merger occurs. As discussed in Note 5, under the terms of the preferred stock repurchase agreement with the SBA, a change in ownership of the Company would result in the unexpired portion of the liquidating interest becoming payable to the SBA. The transaction with Medallion Financial Corp. is subject to SBA approval. It is anticipated that such approval will include a waiver of this provision.

 In accordance with Statement of Position 93-2, Determination, Disclosure and Financial Statement Presentation of Income Capital Gain, and Return of Capital Distributions by Investment Companies, 819,473 has been reclassified in excess of par value to accumulated undistributed income on the accompanying consolidated balance sheets. This reclassification has no impact on the Company's total shareholder's equity and is designed to present the Company's capital accounts on a tax basis.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995
                                  (Continued)

 7.  REALIZED LOSSES (GAINS) AND UNREALIZED DEPRECIATION ON INVESTMENTS

 A summary of realized losses and unrealized depreciation on investments as of and for the twelve months ended December 31, 1995 and 1994 is as follows:

                                           Nine months ended December 31,
        Unrealized Depreciation                1995             1994
        -----------------------                ----             ----

       Balance at Beginning of                 $(790,000)       $(842,000)
       Period

       Change in Unrealized                     (120,000)          72,000
       Depreciation                            ---------        ---------

       Balance at End of Period                $(910,000)       $(770,000)
                                               =========        =========

 For the twelve months ended December 31, 1995 and 1994, realized losses(gains) were $(56,804) and $36,151, respectively.

 8.  EMPLOYEE BENEFIT PLANS

 The Company maintains two defined contribution employee benefit plans, the Medallion Funding Corp. Pension Plan and the Medallion Funding Corp. Profit-Sharing Retirement Plan, under which substantially all Tri-Magna and Medallion employees and officers are covered. The Company's management acts as trustee of both plans. At year end, the Company has no obligation for post-retirement or post-employment agreements.

 Under the noncontributory pension plan, the Company contributes up to 10% of each participant's annual compensation. Under the profit-sharing plan, voluntary employee contributions as well as Company contributions are allowed. The Company's policy is to fund pension costs accrued.

 Total employer contributions to both plans are limited to the lesser of 10% of each participant's compensation or $10,000 for the nine months ended December 31, 1995 and 1994.

 The expense for employee benefit plans was approximately $49,000 and $86,000, for the nine months ended December 31, 1995 and 1994, respectively.

 9.  TRANSACTIONS WITH RELATED PARTIES

 Certain officers and directors of Medallion are also shareholders of Tri-Magna. Officers' salaries are set by the Board of Directors. Directors who are not officers receive a fee of $1,000 per meeting. Directors who are members of committees receive $500 for each meeting attended. Directors who are members of the independent committee receive $1,000 for each meeting attended. One loan receivable has been guaranteed by a related party.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995
                                  (Continued)


 10. COMMITMENTS AND CONTINGENCIES

 At December 31, 1995, the Company's unfunded commitments were approximately $2,447,800 for 35 loans that will bear interest at rates ranging from 9% to 16%.

 In September 1987, the Company entered into a 10-year lease for its executive and general offices. The lease calls for an annual rental of approximately $140,000, subject to certain escalation clauses. During the twelve months ended December 31, 1995 and 1994, rental expenses totaled $146,000 and $142,000 respectively, and are included in other operating expenses.

 The Company is a party to various legal proceedings arising from the normal course of business, none of which, in management's opinion, is expected to have a material adverse impact on the Company's financial position or results of operations.

 11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

 Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, which is effective for the Company as of fiscal ending December 31, 1995, requires disclosure of fair value information about certain financial instruments, whether assets, liabilities or off-balance sheet commitments, if practicable. The following methods and assumptions were used to estimate the fair value of each class of financial instruments. Where quoted market prices are not available, fair values are based on estimate using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

 In addition, SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented does not represent the underlying value of the Company.

 (a) Investments - As described in Note 2, the carrying amount of investments is the estimated fair value of such investments.

 (b) Notes payable to banks and demand notes - Due to the short-term nature of these instruments, the carrying amount approximates fair value.

 (c) Commitments to Extend Credit - The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between the current levels of interest rates and the committed rates. At December 31, 1995, the estimated fair value of these off-balance sheet instruments was not material.

 (d) Interest Rate Cap Agreements - The fair value is estimated based on market prices or dealer quotes. At December 31, 1995, the estimated fair value of these off-balance sheet instruments was not material.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1995
                                  (Continued)

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                                                 December 31, 1996
                                           -----------------------------
                                            Carrying Amount  Fair Value
                                            ---------------  -----------
  Financial Assets:
  Investments                                 $96,046,416  $96,046,416
  Cash                                          1,177,166    1,177,166
  Financial Liabilities:
  Notes payable to banks and demand notes      80,294,900   80,294,900

 12. SUBSEQUENT EVENT

 On January 22, 1996, the Company declared a dividend on common stock of $.35 per share, payable on January 29, 1996 to the shareholders of record as of January 22, 1996. Medallion also declared a dividend of $80 per share on common stock payable on January 22, 1996 to the Parent Company for purposes of funding the Company's dividend.

 On March 15, 1996, the Board of Directors of Medallion Funding Corp. voted to terminate the Medallion Funding Corp. Pension Plan to be effective as of March 31, 1996. No benefits will accrue and no contributions will be made by the Company for service after that date.

                    TRI-MAGNA CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED SUMMARY OF INVESTMENTS
                               December 31, 1995

                NUMBER
                  OF                        BALANCE                  INTEREST                       RANGE OF
                 LOANS                   OUTSTANDING - $               RATE - %                  MATURITY DATES
                ------                   ---------------             ----------                  --------------

                   1                            77,550                   5.000                        3/1/00
                   1                            24,082                   7.000                        7/1/98
                  18                         3,715,031                   8.000                   3/1/97 - 1/1/09
                   3                           298,833                   8.250                        1/1/98
                  21                         3,279,235                   8.500                   5/1/96 - 5/1/00
                   9                         1,331,792                   8.750                   2/1/97 - 7/1/99
                  56                         8,152,656                   9.000                  12/31/95 - 7/1/04
                  70                         7,111,900                   9.250                   5/1/96 - 9/1/10
                  116                       13,814,980                   9.500                  12/31/95 - 1/1/06
                   2                           120,696                   9.625                   8/1/96 - 8/1/04
                  24                         2,677,911                   9.750                   7/1/96 - 12/1/99
                  150                       12,175,743                  10.000                  12/31/95 - 12/1/04
                  33                         3,207,015                  10.250                   12/1/96 - 9/1/02
                   1                           130,055                  10.375                        2/1/00
                  41                         4,181,332                  10.500                   7/1/96 - 1/1/03
                  31                         2,959,616                  10.750                   3/1/99 - 8/1/02
                   1                            65,064                  10.900                        11/1/99
                  41                         3,930,343                  11.000                  12/31/95 - 8/1/03
                   3                           194,996                  11.250                   6/1/96 - 10/1/98
                   4                           257,395                  11.500                   1/1/97 - 2/1/99
                   2                           162,483                  11.750                   4/1/96 - 9/1/99
                  58                         4,260,742                  12.000                  12/31/95 - 10/1/03
                   9                           490,107                  12.500                  12/31/95 - 7/1/00
                   3                           333,757                  12.750                    1/1/97-9/1/00
                   1                            72,605                  12.950                        1/1/99
                  96                         5,426,944                  13.000                  12/31/95 - 2/1/04
                   3                           630,453                  13.250                   6/1/96 - 2/1/00
                  20                         1,114,053                  13.500                   1/1/99 - 7/1/02
                   2                            47,009                  13.750                   2/1/98 - 1/1/99
                   1                            13,517                  13.870                        9/1/96
                  86                         4,316,872                  14.000                   6/1/96 - 10/1/02
                   1                            41,995                  14.050                        1/1/01
                   1                            47,046                  14.200                        6/1/00
                   1                             8,181                  14.250                       12/1/98
                   1                            16,166                  14.300                        5/1/99
                  15                         1,000,341                  14.500                   12/1/96 - 4/1/02
                   1                            32,625                  14.750                       11/1/00
                   6                           194,802                  14.840                   6/1/99 - 10/1/00
                  206                        9,123,581                  15.000                  12/31/95 - 9/1/02
                   8                           723,762                  15.200                   3/1/99 - 2/1/01
                   8                           250,164                  15.250                   12/31/95-6/1/98
                   7                           134,764                  15.500                    2/1/96-7/1/99
                   1                             1,419                  15.625                        2/1/96
                   1                           100,239                  15.750                        7/1/89
                   8                           289,662                  16.000                    1/1/96-12/1/00
                   1                            10,712                  16.250                        3/1/96
                   2                             2,886                  16.500                    12/31/95-1/1/96
                   1                            47,990                  16.750                        7/1/89
                   2                            61,914                  18.000                     9/1/97-11/1/00
                   -                            ------


 TOTAL:         1178                       $96,663,016

 Plus:  Loan Origination Costs, Net            293,400

 Total investments at Cost                  96,956,416
                                           -----------
 Less-Unrealized depreciation
    on investments                            (910,000)
                                           -----------
 Total investments at directors'
    valuation                              $96,046,416
                                           ===========

                                   EXHIBIT A



                              AGREEMENT OF MERGER

          THIS AGREEMENT OF MERGER dated as of December 21, 1995 is between Medallion Financial Corp. ("MFC"), a Delaware corporation, and Tri-Magna Corporation ("TMC"), a Delaware corporation.

                                   WITNESSETH

          WHEREAS, TMC is a closed-end, management investment company, registered under the Investment Company Act of 1940 (the "Act"), and owns all the outstanding common stock of Medallion Funding Corp. ("Medallion Funding"), a New York corporation licensed as a Specialized Small Business Investment Company (an "SSBIC") and registered as a closed-end investment company under the Act, and Medallion Taxi Media, Inc., a New York corporation providing taxicab rooftop advertising (collectively, the "Subsidiaries").

          WHEREAS, MFC is a private company organized by certain directors and officers of TMC to be a diversified, closed-end, management investment company, which desires to acquire TMC as part of a plan involving the acquisition by MFC of other companies and a public offering of the common stock of MFC to fund each such acquisition, and TMC desires to be so acquired;

          WHEREAS, the acquisition will take the form of a merger of TMC with and into MFC on the terms and subject to the conditions set forth in this Agreement;

          NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:


                             SECTION 1 - THE MERGER

          1.1  The Merger.  Upon the terms and subject to the conditions hereof,
               ----------
and in accordance with the Delaware General Corporation Law (the "DGCL"), TMC shall be merged with and into MFC (the "Merger"). The Merger shall occur at the Effective Time (as defined herein). Following the Merger, MFC shall continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of TMC shall cease.

          1.2  Effective Time.  As soon as practicable after satisfaction or
               --------------
waiver of all conditions to the Merger, the parties shall cause a certificate of merger (the "Certificate of Merger") to be filed and recorded in accordance with
Section 251 of the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The

Merger shall be effective at such time as the Certificate of Merger is filed with the Secretary of State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger (the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. The Closing shall take place within five business days after the satisfaction or waiver of all conditions to the Merger (other than those to be performed at the Closing).

          1.3  Effects of the Merger.  The Merger shall have the effects set
               ---------------------
forth in Sections 259, 260 and 261 of the DGCL.

          1.4  Certificate of Incorporation and Bylaws.  The Certificate of
               ---------------------------------------
Incorporation and By-laws of MFC, in each case as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation immediately after the Effective Time.

          1.5  Directors and Officers.  The directors and officers of MFC
               ----------------------
immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with their respective terms.

          1.6  Conversion of Stock.
               -------------------

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of MFC or TMC.

               (i) Each share of common stock, $.01 par value, of TMC ("TMC Stock") outstanding immediately prior to the Effective Time, other than (A) shares held by TMC as treasury stock or shares held by any subsidiary of TMC and
(B) Dissenting Shares (as defined in Section 1.8), shall be converted into and become the right to receive $20.00 in cash (the "Merger Consideration").

               (ii) Each share of common stock, $.01 par value, of MFC ("MFC Stock") outstanding immediately prior to the Effective Time shall remain outstanding as common stock of the Surviving Corporation.

          1.7  Closing of TMC Transfer Books.  At the Effective Time, the stock
               -----------------------------
transfer books of TMC shall be closed and no transfer of TMC Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of TMC Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration.

          1.8  Dissenting Shares.
               -----------------

          (a) Shares of TMC Stock held by a stockholder who has properly exercised dissenter's rights with respect thereto in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into Merger Consideration. From and after the Effective Time, a stockholder who has properly exercised such dissenter's rights shall no longer retain any rights of a stockholder of TMC or the Surviving Corporation, except those provided under the DGCL.

          (b) TMC shall give MFC (i) prompt notice of any written demands under
Section 262 of the DGCL with respect to any shares of TMC Stock, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by TMC and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 262 with respect to any shares of TMC Stock. TMC shall cooperate with MFC concerning, and shall not, except with the prior written consent of MFC, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

          1.9  Exchange of TMC Stock.  To effect the exchange of TMC Stock
               ---------------------
for the Merger Consideration:

          (a) MFC to Make Merger Consideration Available.  At or prior to the
              ------------------------------------------
Closing, MFC shall deposit, or shall cause to be deposited, with a bank or trust company selected by MFC (and reasonably acceptable to TMC) (the "Exchange Agent"), for the benefit of the holders of certificates of TMC Stock (the "Certificates"), for exchange in accordance with this Section 1.9, cash which constitutes the Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Agreement in exchange for outstanding shares of TMC Stock. The Exchange Fund may be invested for the benefit of MFC only in short-term securities with maturities adequate to make payments upon surrender of the Certificates in the form of "sweep" funds of the Exchange Act, U.S. Government obligations or repurchase agreements secured by U.S. Government obligations.

          (b)  Exchange Procedures.
               -------------------

               (i) As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates at the Effective Time a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates. TMC shall have the right to approve the form of the letter of transmittal, which approval shall not unreasonably be withheld.

               (ii) Upon surrender of a Certificate for exchange and cancellation to the Exchange Act, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Agreement and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable to holders of Certificates.

               (iii) Any portion of the Exchange Fund that remains unclaimed by the stockholders of TMC for 180 days after the Closing Date shall be paid to the Surviving Corporation. Any stockholders of TMC who have not theretofore complied with this Section 1.9 shall thereafter look only to the Surviving Corporation for payment of their cash in respect of each share of TMC Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of MFC, TMC, the Surviving Corporation, the Exchange Agent nor any other person shall be liable to any former holder of shares of TMC Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (iv) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash deliverable in respect thereof pursuant to this Agreement.

          1.10  No Stockholder Liabilities.  The transactions contemplated under
                --------------------------
this Agreement will be without recourse to the stockholders of TMC, and upon consummation of the Merger, the TMC's stockholders will have no obligation or liabilities of any kind to MFC with respect to this Agreement or the Merger.


               SECTION 2 - REPRESENTATIONS AND WARRANTIES OF TMC

          Except as set forth on the disclosure schedule delivered to MFC on the date hereof (the "Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, TMC represents and warrants to MFC as set forth below:

          2.1  Organization and Qualification.  Each of TMC and the Subsidiaries
               ------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Each of TMC and the Subsidiaries is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by law, all of which jurisdictions are identified on the Disclosure Schedule.

          2.2  Subsidiaries and Other Affiliates.  Except for the Subsidiaries,
               ---------------------------------
TMC does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, and is not a party to a partnership or joint venture with, any other person or entity.
Section 2.2 of the Disclosure Schedule correctly sets forth the authorized capital stock of each Subsidiary, the number of shares outstanding and the number of shares held by TMC and by the U.S. Small Business Administration (the "SBA"). All the shares of capital stock or other ownership interest of a Subsidiary that are owned by TMC are owned free and clear of any liens, claims, charges, restrictions or other encumbrances ("Encumbrances"). There is no agreement to which TMC or any Subsidiary is subject with respect to the issuance, sale, or voting of issued or unissued shares of the capital stock of such Subsidiary.

          2.3  Capitalization.  TMC's authorized capital stock consists of
               --------------
1,000,000 shares of common stock, $.01 par value, of which 668,900 shares have been issued and are outstanding as of the date hereof. All the issued and outstanding shares of the TMC Stock and the capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, free of any preemptive right, and with no personal liability attaching to the ownership thereof. There are no options, warrants, calls, preemptive rights or commitments of any character relating to the authorized but unissued capital stock or treasury stock or any other equity security of TMC or any Subsidiary or any securities or obligations convertible into or exchangeable for or giving any person any right to subscribe for or acquire from TMC or any Subsidiary any shares of the capital stock of TMC or any Subsidiary, nor are there any stock appreciation rights, limited rights or other similar rights or obligations of TMC or any Subsidiary exercisable upon any circumstance, including upon a change in control of TMC or any Subsidiary.

          2.4  Authority to Execute and Perform Agreements.  TMC has the full
               -------------------------------------------
legal right and power and, subject to the approval of the Merger by the stockholders of TMC and to the receipt of all Required Approvals (as defined in Section 2.7) all authority and approvals required to enter into, execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement, to consummate the transactions contemplated hereby and thereby and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of TMC and by a special committee of such Board consisting of directors unaffiliated with MFC (the "Special Committee") and, except for the approval of the TMC stockholders, no other corporate proceedings are necessary to consummate the Merger. The Special Committee has received the opinion, dated within five business days prior to the date of the Board of Director's and Special Committee's authorization, of Gruntal & Co., Incorporated to the effect that the Merger is fair to the holders of TMC Stock from a financial point of view, and such opinion (a copy of which has been delivered to MFC) has not been withdrawn, revoked or modified. This Agreement and each agreement, document and instrument executed and delivered pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of TMC, enforceable in accordance with their terms.

          2.5  Financial Statements.  TMC has previously delivered to MFC the
               --------------------
audited consolidated financial statements of TMC at and for the fiscal year ended March 31, 1995 (the "Audited Financial Statements") and the unaudited consolidated balance sheet of TMC and related statements of operations and cash flows at and for the six month period ended September 30, 1995 (the "Current Financial Statements'). Prior to the Closing, pursuant to Section 4.1.1, TMC will deliver to MFC the unaudited consolidated balance sheet of TMC and related statements of operations and cash flow at and for the period ended on a date not more than thirty days prior to the Closing Date (the "Updated Financial Statements"). All of the foregoing are referred to collectively as the "TMC Financial Statements". The TMC Financial Statements have been (or will be) prepared in accordance with generally accepted accounting principles applied consistently with past practices and present (or will present) fairly the consolidated financial position and results of operation of TMC as of the date and for the period indicated.

          2.6  No Material Adverse Change.  Since September 30, 1995, there has
               --------------------------
not been any material adverse change in the assets, liabilities, condition (financial or otherwise), results of operation, business or prospects of TMC or any of the Subsidiaries or any occurrence or circumstance which reasonably could be expected to result in such a material adverse change.


          2.7  Consents; No Breach.    The execution, delivery and performance
               -------------------
of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of TMC or any Subsidiary; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which TMC or any Subsidiary is a party or to which TMC or any Subsidiary or any of its assets or properties is bound or subject; (iii) violate any statute, law or regulation of any jurisdiction or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon TMC or any Subsidiary or its securities, properties, assets or business;
(iv) violate any license, permit or approval of any governmental or regulatory body, including without limitation the SBA; (v) require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity other than those set forth on Section 2.7 of the Disclosure Schedule (the "Required Approvals");
(vi) result in the creation of any Encumbrance on the assets or properties of TMC or any Subsidiary; or (vii) give rise to any obligation to make any payment or give rise to any other obligation to the SBA under agreements or arrangements pertaining to the shares of Medallion Funding's Preferred Stock held by the SBA.

          2.8  Actions and Proceedings.  There are no outstanding orders,
               -----------------------
judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving TMC or any Subsidiary or any of its securities, assets, or properties and no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or, to the best knowledge of TMC, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of TMC, threatened, against or involving TMC or any Subsidiary challenging the validity or propriety of any of the transactions contemplated by this Agreement.

          2.9  Certain Transactions.  TMC acknowledges that it has been informed
               --------------------
that (i) Alvin Murstein, an officer, director and stockholder of Tri-Magna, and Andrew Murstein, an employee and stockholder of Tri-Magna, are affiliates of MFC and (ii) upon the Closing, Myron Cohen, Robert Fanger and Michael Miller, who are officers, directors and stockholders of TMC, may, directly or through an entity owned by them, enter into an advisory agreement with MFC, pursuant to which they or their entity may receive payments from MFC of $900,000, payable in cash, or such other amounts as MFC and such persons, may agree.

          2.10  Brokerage.  No broker, finder, agent or similar intermediary has
                ---------
acted on behalf of TMC in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by TMC or any Subsidiary.


               SECTION 3 - REPRESENTATIONS AND WARRANTIES OF MFC

          MFC represents and warrants to TMC as follows:

          3.1  Organization.   MFC is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

          3.2  Authority to Execute and Perform Agreement.  MFC has the
               ------------------------------------------
corporate power and authority required to enter into, execute and deliver this Agreement and each agreement, document and instrument delivered by MFC pursuant to this Agreement and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and each such other agreement, document and instrument and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MFC. This Agreement and each agreement, document and instrument executed and delivered pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of MFC, enforceable in accordance with their terms.

          3.3  Consents; No Breach.  All consents, permits, authorizations and
               -------------------
approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by MFC have been, or will be prior to the Closing, obtained. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of MFC; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which MFC is a party or to which MFC or any of its assets or properties is bound or subject; or (iii) violate any statute, law or regulation of any jurisdiction or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon MFC or its securities, properties, assets or business.

          3.4  Actions and Proceedings.  There are no outstanding orders,
               -----------------------
judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal, against or involving MFC and no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or, to the best knowledge of MFC, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of MFC, threatened, against or involving MFC challenging the validity or propriety of any of the transactions contemplated by this Agreement.

          3.5  Brokerage.  No broker, finder, agent or similar intermediary has
               ---------
acted on behalf of MFC in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with or any action taken by MFC.


                      SECTION 4 - COVENANTS AND AGREEMENTS

          The parties covenant and agree as follows:

          4.1  Conduct of Business.  Except with the prior written consent of
               -------------------
MFC or as otherwise contemplated herein, during the period from the date hereof to the Closing Date, TMC shall observe the following covenants:

               4.1.1  Affirmative Covenants Pending Closing.
                      -------------------------------------
TMC will and, to the extent applicable, will cause each Subsidiary to:

               (i)  Preservation of Personnel.  Use its best efforts to preserve
                    -------------------------
     intact the business organization of TMC and each Subsidiary and keep available the services of the present employees of TMC and each Subsidiary;

               (ii)  Insurance.  Keep in effect casualty, public liability,
                     ---------
     worker's compensation and other insurance policies in amount and scope of coverage comparable to those in effect at the date of this Agreement;

               (iii)  Preservation of the Business; Maintenance of Properties,
                      --------------------------------------------------------
     Contracts.  Use its best efforts to preserve its business, advertise,
     ---------
     promote and market its services in accordance with past practices, keep its properties intact, preserve its goodwill, maintain all physical properties in good condition and working order and in such operating condition as will permit the continued conduct of the business of TMC and each Subsidiary on a basis consistent with past practice, and perform and comply in all material respects with the terms of all contracts and agreements which are material to the business of TMC or any Subsidiary or which, if not complied with, would have a material adverse effect on the business, prospects or financial condition of TMC or any Subsidiary;

               (iv)  Preservation of Business Relationships.  Use best efforts
                     --------------------------------------
     to maintain TMC's and each Subsidiary's existing relationships with suppliers, customers, lenders, and others, including the SBA;

               (v)  Approvals and Authorizations.  Use best efforts to obtain
                    ----------------------------
     all authorizations, consents, permits and approvals of all parties (including the SBA and the Securities and Exchange Commission (the "SEC") under the Act) necessary to permit the consummation of the transactions contemplated by this Agreement;

               (vi)  Financial Reports.  Deliver to MFC, prior to the Closing,
                     -----------------
     the Updated Financial Statements described in Section 2.5, and provide MFC with such other financial statements and other financial reports concerning TMC and the Subsidiaries as may be required in connection with a public offering of MFC Stock or as MFC may otherwise from time to time reasonably request;

               (vii)  Compliance.  Comply with all applicable laws, regulations
                      ----------
     and other governmental requirements and all contracts, commitments and obligations.

               (viii)  Ordinary Course of Business.  Operate its business
                       ---------------------------
     diligently and solely in the ordinary course and substantially in the same manner as it has been operated in the past.

               (ix) Public Offering.  Make available appropriate financial and
                    ---------------
     other information concerning TMC and the Subsidiaries for incorporation in, and otherwise cooperate with MFC in connection with the preparation of, a registration statement for a public offering of MFC Stock, including any required audited financial statements.

          4.1.2    Negative Covenants Pending Closing.  TMC will not and, to the
                   ----------------------------------
extent applicable, will not permit any Subsidiary to:

               (i)  Disposition of Assets.  Sell or transfer, or mortgage,
                    ---------------------
     pledge or create or permit to be created any Encumbrance on any of its assets or properties other than sales or transfers in the ordinary course of business;

               (ii)  Liabilities.  Incur any obligation or liability other than
                     -----------
     in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, enter into any contracts or commitments involving payments to or by TMC or any Subsidiary of $50,000 or more, or cancel any debts or claims other than in the ordinary course of business;

               (iii)  Compensation.  Change the compensation or fringe benefits
                      ------------
     of or make any bonus or similar payments to any officer, employee, agent or consultant, except for ordinary merit compensation increases for employees (other than officers) in accordance with past practice, or enter into or modify any benefit plan or any employment, severance or other agreement with any officer, director, employee or consultant;

               (iv)  Capital Stock.  Make any change in the number of shares of
                     -------------
     its capital stock authorized, issued or outstanding or grant or accelerate the exerciseability of any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or issue, sell, transfer, purchase or redeem any shares of its capital stock, provided that the foregoing shall not restrict:

                    (1) TMC from declaring and paying (i) dividends to the
               holders of TMC Stock from current earnings (reduced by any non-deductible amounts payable by TMC pursuant to Section 8.3(i) or
               (iii)) in accordance with TMC's customary practices and to the extent necessary to preserve its tax status as a "regulated investment company" under Subchapter M of the Code (which may include a special dividend of such earnings (as so reduced) paid prior to the Closing), (ii) an additional special dividend to the holders of TMC Stock of $0.50 per share, and (iii) an additional special dividend in an amount equal to the accumulated net earnings, if any, of Medallion Taxi Media, Inc. from its inception to the date of Closing (and MFC agrees to cause the Surviving Corporation to promptly pay following the Effective Time any dividend declared by TMC which is permitted hereunder and which has not been paid prior to the Effective Time);

                    (2) Transactions between TMC and any Subsidiary or between
               Subsidiaries; and

                    (3) Medallion Funding from purchasing or redeeming its
               Preferred Stock held by the SBA at a price which, without the approval of MFC, shall not exceed 35% of the par value of such stock.

               (v)  Charter and By-laws.  Take any action to amend TMC's
                    -------------------
     Certificate of Incorporation or By-laws or the charter or by-laws of any Subsidiary;

               (vi)  Acquisitions.  Make any material acquisition of property
                     ------------
     other than in the ordinary course of business consistent with past practice.

     4.2  Corporate Examinations and Investigations.  Prior to the Closing, MFC
          -----------------------------------------
shall be entitled, through its employees and representatives, to have such access to the assets, properties, records, business and operations of TMC and the Subsidiaries as is reasonably necessary or appropriate in connection with MFC's investigation of TMC and the Subsidiaries with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of TMC's or a Subsidiary's business and TMC shall and shall cause each Subsidiary to cooperate fully therein. Except as set forth in Section 8.5, no investigation by MFC shall diminish or obviate any of the representations, warranties, covenants or agreements of TMC contained in this Agreement. In order that MFC may have full opportunity to make such investigation, TMC shall and shall cause each Subsidiary to furnish the representatives of MFC during such period with all such information and copies of such documents concerning the affairs of TMC and the Subsidiaries as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

     4.3  Consummation of Agreement.  Each party shall use its respective best
          -------------------------
efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Closing, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

     4.4  Further Assurances.  Each of the parties shall execute such documents,
          ------------------
further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     4.5  No Publicity/Confidentiality.  No party shall issue any press release
          ----------------------------
or make any public statement, announcement or filing, or make any other statement or disclosure to any third party not an affiliate of such party, with respect to this Agreement and its contents (including the identities of the parties hereto), without the approval of the other parties at any time, except as is required by applicable law in the opinion of counsel for the party required to make the release or statement, or is required in connection with MFC's financing of the Merger and the Other Acquisitions (as defined in Section 4.9), including a public offering of shares of MFC Stock ("MFC's Financing"), and in such event such party shall use all reasonable efforts to permit the other parties an opportunity to review any such release or statement prior to dissemination.

     Confidential Information (as defined below) obtained by MFC during the course of its due diligence examination of the books and records of TMC and the Subsidiaries will be used solely in connection with the Merger and not in any way directly or indirectly detrimental to TMC or any Subsidiary and such information will be kept confidential by MFC, except for such disclosure as may be required in connection with MFC's Financing, and then upon advice of counsel in consultation with TMC.

     The term "Confidential Information" shall be deemed to include all information provided to MFC by TMC concerning TMC or any Subsidiary as well as all notes, analyses, compilations, studies, interpretations or other documents prepared by MFC which contain, reflect or are based upon, in whole or in part, the information furnished to MFC pursuant hereto. The term "Confidential Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by MFC) or (ii) was available to MFC on a nonconfidential basis from a source other than TMC or any of its affiliates or their advisors, provided that source is not known by MFC to be bound by a confidentiality agreement with TMC or a Subsidiary or otherwise subject to another contractual, legal or fiduciary obligation of confidentiality to TMC or a Subsidiary or any other party.

     The parties agree that money damages would not be a sufficient remedy for any breach of the agreements contained in this Section 4.5 and that the parties each shall be entitled to specific performance and injunctive relief as remedies of any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 4.5 but shall be in addition to all other remedies available at law or equity.

     4.6  Stockholder Approval.  TMC shall, in accordance with applicable law
          --------------------
and its Certificate of Incorporation and By-laws:

               (i) duly hold a meeting of its stockholders on a timely basis;

               (ii) on a timely basis (A) prepare a proxy statement in compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Regulation 14A thereunder with respect to the meeting of stockholders (the

          "Proxy Statement") and, after consultation with MFC, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (B) cause the Proxy Statement to be mailed to its stockholders;

               (iii) subject to their fiduciary duties under applicable law as advised in writing by independent legal counsel, include in the Proxy Statement the recommendation of its Board of Directors and the Special Committee that stockholders of TMC vote in favor of the adoption of this Agreement and the Merger; and

               (iv) use reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

     The Proxy Statement at the time the Proxy Statement is mailed, at the time of the meeting of TMC's stockholders to vote on this Agreement and at the Effective Time will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject, if required, to a reasonable period of time to amend or supplement the Proxy Statement).

     TMC's obligations hereunder are subject to MFC promptly furnishing TMC with the information relating to MFC that is required under applicable law for inclusion in the Proxy Statement, which information MFC represents and warrants to TMC shall not contain any statement which, at the time and in light of the circumstances under which it is furnished, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the information furnished therein not false or misleading at the time the Proxy Statement is mailed to the stockholders of TMC, at the time of the meeting of TMC stockholders and at the Effective Time (subject, if required, to a reasonable period of time to amend or supplement such information).

     4.7  Exclusive Dealing.  TMC will not, directly or indirectly, (i) solicit,
          -----------------
initiate or encourage discussions with or submission of proposals or offers from any person or entity other than MFC relating to a possible acquisition of all or any material portion of the assets or capital stock of TMC or any merger or other business combination with TMC (an "Acquisition Transaction"), or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised in writing by independent legal counsel, participate in any discussions or negotiations regarding, or furnish any information with respect to, or facilitate or encourage, any effort or attempt by any other person or entity to do or seek any Acquisition Transaction. TMC will promptly notify MFC of any such proposal, offer, inquiry or other contact relating to any proposed Acquisition Transaction.

     4.8  Filings Under HSR Act.  If and to the extent required under the Hart-
          ---------------------
Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), each of MFC and TMC shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HSR Act, which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of TMC and MFC shall cooperate fully with the other in connection with the preparation of such filings and shall use best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to the extent desirable, to obtain early termination of any waiting period applicable to the Merger under the HSR Act.

     4.9  Other Acquisitions.  Following the execution of this Agreement, MFC
          ------------------
shall proceed diligently and in good faith and use all reasonable efforts to negotiate and complete the acquisition of Transportation Capital Corp., Edwards Capital Company and Vango Media, Inc. (the "Other Acquisitions").

     4.10 Indemnification and D&O Insurance.  After the Effective Time, the
          ---------------------------------
Surviving Corporation shall indemnify and hold harmless each former director and officer of TMC with respect to actions taken or omitted to be taken prior to the Effective Time, to the extent such person is entitled to indemnification under the Certificate of Incorporation and By-laws of TMC as in effect on the date hereof, to the fullest extent permitted by Delaware law. TMC or the Surviving Corporation shall exercise the right and pay the required premium under TMC's directors' and officers' liability insurance policy in effect on the date of this Agreement, or obtain comparable coverage under a policy of such other responsible carrier as may be reasonably satisfactory to the parties, to maintain for a period of one year after the Effective Time coverage for claims which may be made with respect to causes of action that arise out of acts or omissions occurring on or before the Effective Time.


             SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                                  MFC TO CLOSE

     Each obligation of MFC to be performed at the Closing is subject to the fulfillment, at or prior to the Closing Date, of the following conditions (unless waived in writing by MFC):

     5.1  Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of TMC contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this Agreement or the Disclosure Schedule and except to the extent that TMC can demonstrate that MFC or its affiliates knew that a representation or warranty was untrue when made). TMC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. TMC shall have delivered to MFC a certificate, dated the Closing Date, to the foregoing effect.

     5.2  Opinion of Counsel to TMC.  MFC shall have received an opinion of
          -------------------------
Nutter, McClennen & Fish, special counsel to TMC and the Special Committee, dated the Closing Date, substantially in the form of Exhibit A hereto and otherwise in form and substance reasonably acceptable to MFC and its counsel.

     5.3  Consents, Permits, and Approvals.  All consents, permits, licenses,
          --------------------------------
authorizations and approvals, including all Regulatory Approvals, required to permit the consummation by TMC of the transactions contemplated by this Agreement and the continued operation of the business of TMC in the manner conducted prior to the Closing, including without limitation those set forth on
Section 2.7 of the Disclosure Schedule, shall have been obtained, and confirmation thereof shall have been provided to MFC.

     5.4  Approval by TMC Stockholders.  This Agreement and the Merger shall
          ----------------------------
have been approved by the requisite vote of TMC's stockholders in accordance with the DGCL and TMC's Certificate of Incorporation and By-laws.

     5.5  Other Acquisitions.  MFC shall have consummated the Other Acquisitions
          ------------------
or be in a position to consummate the Other Acquisitions concurrently with or reasonably concurrently with the Closing.

     5.6  Financing.  MFC shall have obtained and have available financing
          ---------
sufficient to consummate the Merger and the Other Acquisitions.

     5.7  1940 Act; SBA.  Medallion Funding shall be registered under the
          -------------
Investment Company Act of 1940 as a Closed-End Investment Company and shall be licensed as an SSBIC by the SBA.

     5.8  Adverse Proceedings.  No action, suit or proceeding shall have been
          -------------------
instituted or threatened before any court or governmental or regulatory body by any agency of any government or any other third party seeking to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or which might affect consummation of the Merger and the right and ability of MFC to operate the business of TMC and each of the Subsidiaries following the Closing.

     5.9  Certificates.  TMC shall have furnished MFC with such certificates of
          ------------
public officials and other third parties as may be reasonably requested by MFC.

     5.10 Dissenting Shares.  Immediately prior to the Closing not more than ten
          -----------------
percent (10%) of the shares of TMC Stock shall be Dissenting Shares or shall be entitled to become Dissenting Shares.

     5.11  Approval of Documentation.  All certificates, instruments, opinions
           -------------------------
and other documents delivered or to be delivered to MFC hereunder shall be reasonably satisfactory to MFC and its counsel in all respects.

                        SECTION 6 - CONDITIONS PRECEDENT
                           TO THE OBLIGATIONS OF TMC

     Each obligation of TMC to be performed at the Closing is subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived in writing by TMC):


     6.1  Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of MFC contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this Agreement). MFC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.
MFC shall have delivered to TMC a certificate, dated the Closing Date, to the foregoing effect.

     6.2  Opinion of Counsel to MFC.  TMC shall have received an opinion of
          -------------------------
Palmer & Dodge, counsel to MFC, dated the Closing Date, substantially in the form of Exhibit B hereto and otherwise in form and substance reasonably acceptable to TMC and its counsel.

     6.3  Fairness Opinion.  In the event the Special Committee elects to bring
          ----------------
down such opinion to the date of mailing of the Proxy Statement, TMC shall have received an opinion from Gruntal & Co., Incorporated, dated within five business days prior to the date on which the Proxy Statement is mailed, in form and substance satisfactory to the Special Committee, stating that the terms of the Merger are fair to the holders of TMC Stock from a financial point of view.

     6.4  Approval by TMC Stockholders.  This Agreement and the Merger shall
          ----------------------------
have been approved by the requisite vote of TMC's stockholders in accordance with the DGCL and TMC's Certificate of Incorporation and By-laws.

     6.5  Adverse Proceedings.  No action, suit or proceeding shall have been
          -------------------
instituted or threatened before any court or governmental or regulatory body by any agency of any government or any other third party seeking to restrain, modify or prevent the consummation of the Merger.

     6.6  Certificates.  MFC shall have furnished TMC with such certificates of
          ------------
public officials and other third parties, as may be reasonably requested by TMC.

     6.7  Approval of Documentation.  All certificates, instruments, opinions
          -------------------------
and other documents delivered or to be delivered to TMC hereunder shall be reasonably satisfactory to TMC and its special counsel in all respects.

                      SECTION 7 - TERMINATION OF AGREEMENT

     7.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time as follows:

          (a) at the election of TMC upon written notice to MFC, if MFC has materially breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within twenty (20) business days of receipt by MFC of written notice from TMC of such breach of representation, warranty, covenant or agreement, cured such breach;

          (b) at the election of MFC upon written notice to TMC, if TMC has materially breached any representation, warranty, covenant or agreement contained in this Agreement (other than a representation or warranty which TMC can demonstrate MFC or its affiliates knew was untrue when made) and has not, within twenty (20) business days of receipt by TMC of written notice from MFC of such breach of representation, warranty, covenant or agreement, cured such breach;

          (c) by either party if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable;

          (d) by TMC's Board of Directors or Special Committee if (i) by February 29, 1996, MFC shall not have filed a registration statement with the SEC relating to MFC's Financing or otherwise provided evidence reasonably satisfactory to TMC of MFC's Financing or (ii), as a result of an offer of an Acquisition Transaction obtained without violating Section 4.7, it determines, upon the written advice of independent legal counsel, that it is required by fiduciary obligations under applicable law to terminate this Agreement;

          (e) by MFC if TMC's Board of Directors or Special Committee (i) fails to include in the Proxy Statement its recommendation that TMC stockholders vote in favor of the adoption of this Agreement, (ii) withdraws its recommendation that stockholders vote in favor or (iii) makes a favorable recommendation regarding an Acquisition Transaction;

          (f) at any time on or prior to the Effective Time by written agreement of the parties hereto; or

          (g) by either party if, without fault of such party, the Effective Time shall not have occurred by June 30, 1996, which date may be extended by mutual agreement of the parties.

     7.2  Effect of Termination.  If this Agreement is terminated and the
          ---------------------
transactions contemplated hereby are not consummated as provided above, this Agreement shall become null and void and be of no further force or effect, other than the provisions of this Section 7, Section 8.3 ("Expenses") and Section 4.5 ("No Publicity/Confidentiality") which shall survive and continue in effect, and each and every representation and warranty contained in this Agreement or any Schedule hereto, or any certificate, document or other instrument delivered by the parties in connection herewith, shall expire and none of the parties hereto shall have any further liability with respect to any such representation or warranty; provided that nothing contained in this Section 7.2 shall relieve either party of any liability for any willful breach or default hereunder occurring prior to such termination except as set forth in Section 8.5.


                           SECTION 8 - MISCELLANEOUS

     8.1  Notices.  Any notice or other communication required or permitted
          -------
hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, two (2) days after the date of deposit in the United States mails, as follows:

          (i)  if to MFC, to:

               Medallion Financial Corp.
               205 East 42nd Street
               New York, NY 10017
               Attention:  Mr. Andrew Murstein
               Fax: (212) 983-0351

               with a copy to:

               Palmer & Dodge
               One Beacon Street
               Boston, Massachusetts  02108
               Attention:  Steven N. Farber, Esquire
               Fax: (617) 227-4420

          (ii)  if to TMC, to:

               Stanley Kreitman
               Chairman, Special Committee
               150 East 52nd Street
               New York, NY  10022
               Fax:  (212) 755-0517
               with a copy to:

               Nutter, McClennen & Fish
               One International Place
               Boston, MA 02110
               Attention:  Michael J. Bohnen, Esq.
               Fax: (617) 973-9748

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

     8.2  Entire Agreement.  This Agreement contains the entire agreement among
          ----------------
the parties with respect to the transactions contemplated hereunder, and supersedes all prior agreements, written or oral, with respect thereto.

     8.3  Expenses.  Whether or not the transactions contemplated hereby are
          --------
consummated, each of the parties hereto shall bear its own costs and expenses (including fees and expenses of legal counsel) in connection with the negotiation, preparation, execution, review and delivery of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing:

          (i) The expenses set forth on Schedule A shall be the sole and exclusive responsibility of TMC.

          (ii) The expenses set forth on Schedule B shall be the sole and exclusive responsibility of MFC.

          (iii) TMC shall be responsible for paying or reimbursing MFC for the expenses set forth on Schedule C, up to a maximum amount equal to the lesser of (i) $200,000 or (ii) one-third of the aggregate amount of such expenses. MFC shall obtain the prior approval of the Special Committee before incurring or entering into binding commitments with respect to such expenses, and shall keep TMC reasonably informed as such expenses are incurred.

          (iv) If TMC's Board of Directors or Special Committee has terminated this Agreement pursuant to Section 7.1(d)(ii) or MFC has terminated this Agreement pursuant to Section 7.1(e) and, in each case, prior to such termination or within twelve (12) months thereafter, (A) TMC shall have entered into an agreement to engage in an Acquisition Transaction with any person other than MFC or (B) the Board of Directors or Special Committee of TMC shall have approved an Acquisition Transaction or recommended that shareholders of TMC approve or accept any Acquisition Transaction with any person other than MFC, then TMC shall be responsible for paying or reimbursing MFC for all of the expenses set forth in Schedules B and C within five (5) business days after demand therefor; provided that the aggregate amount of expenses to be so paid or reimbursed for which TMC is not otherwise responsible shall not exceed $650,000.

     8.4  Waivers and Amendments; Non-Contractual Remedies; Preservation of
          -----------------------------------------------------------------
Remedies.  This Agreement may be amended, superseded, canceled, renewed or
- --------
extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance; provided, however, that after adoption of this Agreement by the stockholders of TMC, without the further approval of the stockholders of TMC, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in Section 1.6 or (b) alters or changes any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the stockholders of TMC. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, subject to the limitations contained in Sections 7.2 and 8.5, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is not inaccuracy or breach.

     8.5  Investigation; No Survival.  Without regard to any right of any party
          --------------------------
to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any certificate, financial statement or other document delivered by any party pursuant hereto. Notwithstanding the foregoing, neither TMC nor any of its stockholders, directors or officers shall have any liability to MFC for any breach of a representation, warranty, covenant or agreement other than, in the case of TMC, a willful breach or default which is not known by or attributable to an affiliate of MFC. None of the representations, warranties, covenants and agreements shall survive the Merger, except the covenants of MFC and the Surviving Corporation contained in Section
1.9 ("Exchange of TMC Stock") and Section 4.10 ("Indemnification and D&O Insurance").

     8.6  Governing Law.  This Agreement shall be governed by and construed,
          -------------
interpreted and enforced in accordance with the laws of the State of Delaware.

     8.7  Binding Effect; No Assignment.  This Agreement shall be binding upon
          -----------------------------
and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable except by operation of law or by MFC to any of its affiliates. This Agreement does not create any rights on the part of any person other than the parties and their respective successors and permitted assigns.

     8.8  Variations in Pronouns.  All pronouns and any variations thereof refer
          ----------------------
to the masculine, feminine or neuter, singular or plural, as the context may require.

     8.9  Counterparts.  This Agreement may be executed by the parties hereto in
          ------------
separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     8.10 Exhibits and Disclosure Schedule.  The Exhibits, Disclosure Schedule
          --------------------------------
and other Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits, the Disclosure Schedule and other Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     8.11 Headings.  The headings in this Agreement are for reference only, and
          --------
shall not affect the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.



                         MEDALLION FINANCIAL CORP.



                         By:\s\ Alvin Murstein


                         TRI-MAGNA CORPORATION



                         By:\s\ Marie Russo

                                                                       Exhibit A


                    Form of Nutter, McClennen & Fish Opinion

                                                                          , 1996


Medallion Financial Corp.


     We have acted as special counsel to the Special Committee in connection
with the execution and delivery of the Agreement of Merger dated October   ,
1995, (the "Merger Agreement") between Medallion Financial Corp. (the "Purchaser") and Tri-Magna Corporation, a Delaware corporation (the "Company"). This opinion is furnished to you pursuant to Section 5.2 of the Merger Agreement. Capitalized terms used but not defined in this opinion shall have the meanings attributed to them in the Merger Agreement.

     In connection with the opinion, we have examined:

     (i) the Merger Agreement;

     (ii) a copy of the Certificate of Incorporation of the Company on file in the Office of the Secretary of State of the State of Delaware, as certified by said Secretary;

     (iii) a certificate of legal existence and good standing for the Company issued on _________, 1996 by said Secretary;

     (iv) a certificate of an officer of the Company pursuant to Section 5.1 of the Merger Agreement; and

     (v) a certificate of the Secretary of the Company, certifying as to (a) resolutions of the Board of Directors and the stockholders of the Company authorizing the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, (b) the incumbency and signatures of certain officers of the Company and (c) the By-laws of the Company, as now in effect;

     (vi) [other documents].

     Based solely upon the foregoing, and subject to the further qualifications set forth at the end of this opinion, having regard for legal considerations we deem relevant, we are of the opinion that:

     Based solely upon the foregoing, and subject to the further qualifications set forth at the end of this opinion, having regard for legal considerations we deem relevant, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. The Company has the corporate power and authority necessary to enter into the Merger Agreement and to carry out the terms thereof.

     3. The execution and delivery by the Company of the Merger Agreement and the executed and delivered by the Company and constitutes the valid and binding obligation of the Company, and is enforceable against the Company in accordance with its terms.

     4. The execution and delivery by the Company of the Merger Agreement and the performance by it of its obligations thereunder, will not violate or contravene any provision of the Company's Certificate of Incorporation or By-Laws.

     5. Upon the filing of the Certificate of Merger in accordance with the Delaware General Corporation Law ("DGCL"), and assuming that all necessary corporate action has been taken by the Purchaser, the merger provided for in the Merger Agreement shall become legally effective in accordance with the terms of the Merger Agreement and the DGCL.

     Our opinions set forth above are subject to the following qualifications:

          (A) As to questions of fact material to the opinions rendered herein, we have relied upon certificates of public officials, certificates of officers of the Company, the representations and warranties of the Company contained in the Merger Agreement, or other evidence satisfactory to use, and, except as expressly set forth herein, we have not made any independent review or investigation. We have assumed that, with respect to certain dated certificates and/or certified copies described herein, no act or event has occurred between the dates thereof and the date hereof that would in any way affect any of the matters opined upon or that would in any manner alter such certificate or certified copies.

          (B) For the purpose of this opinion, we have assumed that the Purchaser has all requisite power and authority and has taken all necessary corporate and other action to enter into the Merger Agreement and to effect the transactions contemplated thereby. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records and documents made available to us.

          (C) The opinions expressed herein are qualified to the extent that the validity and enforceability of the provisions of the Merger Agreement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the rights and/or remedies of creditors and by the exercise of judicial discretion in accordance with general equitable principles (whether such enforceability is considered in an action in equity or at law). Furthermore, no opinion is expressed as to whether any provision of the Merger Agreement are specifically enforceable in equity.

          (D) We have made such examination of Delaware corporate law as we have deemed relevant for the purpose of this opinion, but we have not made an independent review or investigation of the laws of any other state or jurisdiction and express no opinion as to the laws of any such state or jurisdiction. We express no opinion with respect to any state or federal antitrust law or the anti-fraud provisions of state or federal securities laws.

     This opinion is being furnished only to you and is solely for your benefit. This opinion may not be used, circulated or quoted for any other purpose or relied upon by any other person without our prior written consent.


                                    Very truly yours,



                                    Nutter, McClennen & Fish

                         Form of Palmer & Dodge Opinion

Telephone: (617) 573-0100                            Facsimile: (617) 227-4420



                              _________    , 1996



Tri-Magna Corporation
205 East 42nd Street
New York, NY  10017

Ladies and Gentlemen:

     We have acted as counsel for Medallion Financial Corp. (the "Purchaser"), a Delaware corporation, in connection with the Agreement of Merger dated as of December 21, 1995 (the "Merger Agreement") between the Purchaser and Tri-Magna Corporation (the "Seller"), a Delaware corporation, providing for the merger of the Seller into the Purchaser (the "Merger"). This opinion is furnished to you pursuant to Section 6.2 of the Merger Agreement. Terms used in this opinion that are defined in the Merger Agreement are used herein as so defined.

     This opinion is limited to the laws of the Commonwealth of Massachusetts, the Federal laws of the United States and the Delaware General Corporation Law (the "DGCL"). In addition, we render this opinion as if the Merger Agreement were governed by the laws of the Commonwealth of Massachusetts, notwithstanding its recitation that it is governed by the laws of the State of Delaware.

     We have examined such documents, records and matters of law and made such other investigation as we have deemed necessary for purposes of this opinion, including inquiry of such lawyers in our firm and review of such documents in our possession which relate to the transactions contemplated by the Merger Agreement as we have considered appropriate, but we have not made inquiry of all lawyers in our firm or undertaken a complete review of materials in our files. As to questions of fact material to our opinion, we have relied upon the representations made in or pursuant to the Merger Agreement and upon certificates of officers of the Purchaser.

     Based on the foregoing, but subject to the assumptions and qualifications set forth herein, we are of the opinion that:

     8.11.1 The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     8.11.2 The Purchaser has the corporate power and authority to execute and deliver the Merger Agreement and to carry out the terms thereof.

     8.11.3 The execution and delivery by the Purchaser of the Merger Agreement and the performance by the Purchaser of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Purchaser. The Merger Agreement has been duly executed and delivered by the Purchaser and constitutes (assuming due authorization, execution and delivery thereof by the Seller) the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general application affecting the rights and remedies of creditors, or general principles of equity.

     8.11.4 The execution and delivery by the Purchaser of the Merger Agreement and the performance by it of its obligations thereunder will not violate or contravene any provision of the certificate of incorporation or by-laws of the Purchaser.

     8.11.5 Except for the filing of the certificate of merger in accordance with the DGCL, no approval or consent of, or registration or filing with, any governmental or regulatory body is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance by the Purchaser of the Merger Agreement other than those which have been obtained or made.

     6. Upon the filing of the certificate of merger in accordance with the DGCL (and assuming that all necessary corporate action has been taken by the Seller), the Merger shall become legally effective in accordance with the terms of the Merger Agreement and the DGCL.

     This opinion is furnished to you solely for your use in connection with the closing under the Merger Agreement on the date hereof, and may not be relied upon by any other person without our prior written consent.

                                      Very truly yours,



                                      Palmer & Dodge

                                   SCHEDULE A


All expenses relating directly to Tri-Magna, including but not limited to:

1. The solicitation of Tri-Magna stockholder approval for the Acquisition, including the preparation, filing and clearance through the Securities and Exchange Commission of preliminary and definitive proxy materials.

2. Investment banking fees relating to the fairness opinion to be delivered to the stockholder of Tri-Magna in connection with the Acquisition.

3.   Legal fees relating to the representation of Tri-Magna in connection with:

     (a)  The letter of intent between Tri-Magna and MFC.
     (b)  The definitive acquisition agreement between Tri-Magna and MFC.
     (c)  Proceedings before the Small Business Administration.

4. Accounting fees relating to the preparation of financial statements for Tri-Magna in connection with:

     (a)  The definitive acquisition agreement between Tri-Magna and MFC.
     (b) The registration statement relating to the initial public offering of MFC common stock.

                                   SCHEDULE B


All expenses relating directly to MFC, including but not limited to:

1.   The organization of MFC.

2.   Legal fees relating to the representation of MFC in connection with:

     (a) The letters of intent between MFC and each of the acquisition targets (the "Targets").
     (b)  The definitive acquisition agreements between MFC and each Target.
     (c) Proceedings before the Small Business Administration relating to the acquisition of the targets.

3. Other expenses of MFC unrelated to the acquisition of the Targets or the initial public offering of MFC common stock.

                                   SCHEDULE C


All expenses relating to the following:

1. Preparation of the registration statement and prospectus covering the initial public offering of MFC common stock, including accounting and legal fees, printing costs and fees for filings and applications made with the Securities and Exchange Commission, the National Association of Securities Dealers, state Blue Sky authorities and Nasdaq National Market System.

2. Legal fees relating to the resolution of joint issues raised by the overall structure of the acquisition of the Targets and the initial public offering of MFC common stock in connection with the proceedings before the Small Business Administration.

3. Legal fees in connection with proceedings before the Securities and Exchange Commission relating to issues raised under the Investment Company Act of 1940 by the acquisition of the Targets, including Tri-Magna, and the operations of MFC following the closing of the acquisitions.

4. Accounting fees relating to the consolidation of the financial statements of the Targets.

                                   EXHIBIT B

                     OPINION OF GRUNTAL & CO., INCORPORATED

October 11, 1995

The Committee of Independent Directors
Tri-Magna Corporation
c/o Stanley Kreitman
150 East 52nd Street
New York, NY  10022

Dear Sirs:

          Gruntal & Co., Incorporated ("Gruntal") understands that Tri-Magna Corporation ("TMC") and Medallion Financial Corp. ("MFC") have proposed entering into an Agreement of Merger, pursuant to which the current common shareholders of TMC would receive $20.00 per share for each share of Common Stock of TMC and MFC would be the surviving corporation in the merger (the "Proposed Transaction"). You have requested the opinion of Gruntal, as investment bankers, as to the fairness from a financial point of view of the terms of the Proposed Transaction. Gruntal's opinion is based upon its understanding that, pursuant to the Proposed Transaction, MFC will acquire all the common shares outstanding of TMC. Gruntal has not been requested to solicit or entertain any other offers for the purchase of the stock or assets of TMC or any other transaction involving TMC. Gruntal has not been requested to opine as to, and its opinion does not in any manner address, TMC's underlying business decision to proceed with the Proposed Transaction. This opinion is not addressed to the fairness of the Proposed Transaction to, nor may it be relied upon by, any stockholder who will also be a Stockholder of MFC.

          At arriving at its opinion, Gruntal has: (i) reviewed the letter of intent dated August 1, 1995 and the draft merger agreement dated September 15, 1995; (ii) met with certain senior officers of TMC to discuss the business, operations, assets, financial conditions and prospects of TMC; (iii) reviewed certain business and financial reports including audited financial statements for the years ending March 31,1990 through 1995, and supporting loan portfolio schedules; (iv) reviewed certain financial forecasts and other data provided to it by senior management; (v) reviewed loan documentation including both TMC's borrowing agreements with its senior leaders and a sample of a subordinated debenture held by the Small Business Administration; and (iv) compared the historical and prospective financial results of TMC with those of other companies Gruntal deemed comparable. In addition to the foregoing, Gruntal has conducted such other analyses and examinations and considered such other financial, economic and market criteria as Gruntal deemed necessary in arriving at its opinion.

          In arriving at its opinion, Gruntal has assumed and relied upon the accuracy and completeness of all financial and other information publicly available or furnished to it by TMC and its agents or otherwise discussed with it; accordingly, Gruntal did not independently verify such information nor undertake an appraisal of any of the individual assets of TMC. With respect to financial forecasts and other information provided to or otherwise discussed with Gruntal prepared by senior management with respect to the expected future financial condition and performance of TMC, Gruntal assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management. Gruntal notes that members of senior management are the principals of MFC. Gruntal's opinion herein is necessary based upon financial, stock market and other conditions and circumstances existing and disclosed as of the date hereof.

          Gruntal is acting as financial advisor to The Committee of Independent Directors of TMC in connection with this transaction and has received a fee for such services. In addition, TMC has agreed to indemnify Gruntal for certain liabilities arising out of the rendering of this opinion.

          The parties understand that this opinion letter is provided to The Committee of Independent Directors of TMC and that without Gruntal's prior written consent, is not to be quoted or referred to, in whole or in part, in connection with the Proposed Transaction or any other matter. Gruntal understands and agrees that this opinion may be reproduced in full in connection with the proxy statement to be issued in connection with the Proposed Transaction; however, any other description of this opinion or excerpts thereof may not be used without the prior review and approval of Gruntal.

          Based upon the foregoing and other factors it deemed relevant, Gruntal is of the opinion that, as of the date hereof, the terms of the proposed merger are fair from a financial point of view to TMC and its common stockholders.

                                 Respectfully submitted,


                                 GRUNTAL & CO., INCORPORATED

                                   EXHIBIT C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

          APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the rods "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252,254, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b, and c, of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d)  Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on a merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may,in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the rights of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 262, L. '94, eff. 7-1-94.)

                             TRI-MAGNA CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 1996

     The undersigned stockholder, revoking all prior proxies, hereby appoints Marie Russo and Daniel Baker and either or both of them (the "Proxies") the attorney and proxy of the undersigned, with the power of substitution, to represent and vote the shares of Common Stock that the undersigned would be entitled to vote at the special meeting of stockholders of Tri-Magna Corporation (the "Company") to be held on May 22, 1996.

     Shares represented by this proxy will be voted as directed by the undersigned stockholder. If no such directions are indicated, the Proxies will vote FOR the Merger Proposal. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

     [X]     Please mark your vote as in this example.

     1. Proposal to adopt the Agreement of Merger, dated as of December 21, 1995, between the Company and Medallion Financial Corp., as amended by Amendments Number 1 and 2 thereto.

     [_]     FOR                 [_]     AGAINST                [_]     ABSTAIN

                         PLEASE DATE, SIGN AND RETURN

Dated:
           --------------------------

                                             --------------------------------
                                             Print Name:

Please sign exactly as your name
appears on your stock certificate.
If signing for an estate, trust or
corporation, title or capacity               --------------------------------
should be stated.  If shares are held        Print Name:
jointly, each holder should sign.